Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
—————————————————————-———————————	x
:
In re	:	Chapter 11
:
SEARS HOLDINGS CORPORATION, et al.,	:	Case No. 18-23538 (RDD)
:
Debtors.[1]	:	(Jointly Administered)
:
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DISCLOSURE STATEMENT FOR AMENDED JOINT CHAPTER 11 PLAN

OF SEARS HOLDINGS CORPORATION AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Ray C. Schrock, P.C.

Jacqueline Marcus

Garrett A. Fail

Sunny Singh

Attorneys for Debtors and

Debtors in Possession

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: Sears Holdings Corporation (0798); Kmart Holding Corporation (3116); Kmart Operations LLC (6546); Sears Operations LLC (4331); Sears, Roebuck and Co. (0680); ServiceLive Inc. (6774); SHC Licensed Business LLC (3718); A&E Factory Service, LLC (6695); A&E Home Delivery, LLC (0205); A&E Lawn & Garden, LLC (5028); A&E Signature Service, LLC (0204); FBA Holdings Inc. (6537); Innovel Solutions, Inc. (7180); Kmart Corporation (9500); MaxServ, Inc. (7626); Private Brands, Ltd. (4022); Sears Development Co. (6028); Sears Holdings Management Corporation (2148); Sears Home & Business Franchises, Inc. (6742); Sears Home Improvement Products, Inc. (8591); Sears Insurance Services, L.L.C. (7182); Sears Procurement Services, Inc. (2859); Sears Protection Company (1250); Sears Protection Company (PR) Inc. (4861); Sears Roebuck Acceptance Corp. (0535); SR – Rover de Puerto Rico, LLC (f/k/a Sears, Roebuck de Puerto Rico, Inc.) (3626); SYW Relay LLC (1870); Wally Labs LLC (None); SHC Promotions LLC (9626); Big Beaver of Florida Development, LLC (None); California Builder Appliances, Inc. (6327); Florida Builder Appliances, Inc. (9133); KBL Holding Inc. (1295); KLC, Inc. (0839); Kmart of Michigan, Inc. (1696); Kmart of Washington LLC (8898); Kmart Stores of Illinois LLC (8897); Kmart Stores of Texas LLC (8915); MyGofer LLC (5531); Sears Brands Business Unit Corporation (4658); Sears Holdings Publishing Company, LLC. (5554); Sears Protection Company (Florida), L.L.C. (4239); SHC Desert Springs, LLC (None); SOE, Inc. (9616); StarWest, LLC (5379); STI Merchandising, Inc. (0188); Troy Coolidge No. 13, LLC (None); BlueLight.com, Inc. (7034); Sears Brands, L.L.C. (4664); Sears Buying Services, Inc. (6533); Kmart.com LLC (9022); Sears Brands Management Corporation (5365); and SRe Holding Corporation (4816). The location of the Debtors’ corporate headquarters is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

Dated: May 16, 2019

New York, New York

THIS IS NOT A SOLICITATION OF VOTES OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT.

2

DISCLOSURE STATEMENT, DATED May 16, 2019

Solicitation of Votes on the

Chapter 11 Plan of

SEARS HOLDINGS CORPORATION, ET AL.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., (PREVAILING EASTERN TIME), ON JULY 9, 2019, UNLESS EXTENDED BY THE DEBTORS. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS [    ], 2019 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

It is the Debtors’ opinion that confirmation and implementation of the Plan is in the best interests of the Debtors’ estates and creditors. Therefore, the Debtors recommend that all creditors whose votes are being solicited submit a ballot to accept the Plan.

A HEARING TO CONSIDER CONFIRMATION OF THE PLAN (THE “CONFIRMATION HEARING”) WILL BE HELD BEFORE THE HONORABLE ROBERT D. DRAIN, UNITED STATES BANKRUPTCY JUDGE, IN COURTROOM 118 OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, 300 QUARROPAS STREET, WHITE PLAINS, NEW YORK 10601-4140, ON JULY 23, 2019 AT 10:00 A.M. (PREVAILING EASTERN TIME), OR AS SOON THEREAFTER AS COUNSEL MAY BE HEARD. THE BANKRUPTCY COURT HAS DIRECTED THAT ANY OBJECTIONS TO CONFIRMATION OF THE PLAN BE SERVED AND FILED ON OR BEFORE JULY 8, 2019 AT 4:00 P.M. (PREVAILING EASTERN TIME).

PLEASE READ THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN, IN ITS ENTIRETY. A COPY OF THE PLAN IS ANNEXED HERETO AS EXHIBIT A. THE DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE ACTUAL PROVISIONS OF THE PLAN. ACCORDINGLY, IF THERE ARE ANY INCONSISTENCIES BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN SHALL CONTROL.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE ISSUANCE OF THE LIQUIDATING TRUST INTERESTS TO BE ISSUED ON THE EFFECTIVE DATE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

ii

TABLE OF CONTENTS

I. INTRODUCTION			1

A.	Purpose		1

B.	Overview of the Plan		1

C.	Summary of Plan Classification and Treatment of Claims and Interests		6

D.	Summary of Plan Release and Exculpation Provisions		8

E.	Disclosure Statement Enclosures		11

F.	Inquiries		11

II. OVERVIEW OF DEBTORS’ OPERATIONS			11

A.	Corporate Overview		11

B.	Debtors’ Business Operations		12

C.	Directors and Officers		12

D.	Regulation of Debtors’ Businesses		13

E.	Debtors’ Capital Structure		14

	1.	Prepetition Indebtedness	14

	2.	Pension Plan Protection and Forbearance Agreement	22

	3.	Equity Ownership	24

III. KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES			24

A.	Market Conditions		24

B.	Declining Revenues and Liquidity Issues		25

C.	Prepetition Restructuring Efforts		26

IV. OVERVIEW OF THE CHAPTER 11 CASES			29

A.	Commencement of Chapter 11 Cases		29

B.	First Day Motions		29

C.	Procedural Motions		30

D.	Debtor-in-Possession Financing		30

	1.	DIP ABL Facility	30

	2.	Junior DIP Financing	30

	3.	Effect of Sale Transaction on DIP Financing	31

E.	Appointment of the Creditors’ Committee		31

F.	Appointment of a Fee Examiner		32

G.	Lease and Store Portfolio Review		32

	1.	Lease Rejection Procedures	32

	2.	Store Closing Sales	33

H.	De Minimis Claims Settlement Procedures		33

I.	Claims Reconciliation Process		33

J.	Exclusivity		34

K.	Employee Compensation Matters		34

L.	Retiree Plans		35

M.	Restructuring Committee		36

	1.	Formation of the Restructuring Committee and Subcommittee	36

	2.	Restructuring Subcommittee Investigations	37

N.	Global Sale Transaction		37

O.	Designation of Additional Executory Contracts and Unexpired Leases		45

P.	Executory Contracts Rejection Procedures		45

Q.	Post-Closing Transform Disputes		45

R.	Other Asset Sales		46

	1.	De Minimis Asset Sales	46

	2.	SRAC Medium Term Notes Sale	47

	3.	SHIP Sale	47

	4.	Amerco Sale	48

	5.	Marketing of Remaining Nonresidential Real Property Leases	48

S.	Canadian Insolvency Proceeding of Sears Canada Inc.		49

T.	Administrative Claims		49

U.	PBGC Settlement		50

V. SUMMARY OF PLAN			54

A.	Administrative Expense and Priority Claims		54

	1.	Treatment of Administrative Expense Claims	54

	2.	Treatment of Fee Claims	55

	3.	Treatment of Priority Tax Claims	56

	4.	Treatment of ESL 507(b) Priority Claims	57

	5.	Treatment of Other 507(b) Priority Claims	57

B.	Classification of Claims and Interests		57

	1.	Classification in General	57

	2.	Summary of Classification	58

	3.	Special Provision Governing Unimpaired Claims	58

	4.	Elimination of Vacant Classes	58

	5.	Voting Classes; Presumed Acceptance by Non-Voting Classes	58

	6.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	58

	7.	Second Lien Debt Claims	59

C.	Treatment of Claims and Interests		59

	1.	Priority Non-Tax Claims (Class 1)	59

	2.	Other Secured Claims (Class 2)	59

	3.	PBGC Claims (Class 3)	60

	4.	General Unsecured Claims (Class 4)	60

	5.	ESL Unsecured Claims (Class 5)	61

	6.	Intercompany Claims (Class 6)	61

	7.	Intercompany Interests (Class 7)	61

	8.	Subordinated Securities Claims (Class 8)	61

	9.	Existing SHC Equity Interests (Class 9)	62

D.	Means for Implementation		62

	1.	Substantive Consolidation Settlement	62

	2.	Compromise and Settlement of Claims, Interests, and Controversies	63

	3.	Sources of Consideration for Plan Distributions	63

	4.	Preservation of Causes of Action	63

	5.	Corporate Governance; Dissolution	64

	6.	Effectuating Documents; Further Transactions	64

	7.	Cancellation of Existing Securities and Agreements	64

E.	Liquidating Trust		65

	1.	Establishment of the Liquidating Trust	65

	2.	Purpose of the Liquidating Trust	66

	3.	Liquidating Trust Assets	66

	4.	Administration of the Liquidating Trust	66

	5.	Post-Effective Date Liquidating Trust Board Members	67

	6.	Liquidating Trustee	67

	7.	Settlement Procedures	69

	8.	Liquidating Trustee’s Tax Power for Debtors	70

	9.	Non-Transferability of Liquidating Trust Interests	70

	10.	Cash Investments	70

	11.	Federal Income Tax Treatment of the Liquidating Trust	70

	12.	Tax Reporting	71

F.	Distributions		73

	1.	Distributions Generally	73

	2.	Distribution Record Date	73

	3.	Date of Distributions	73

	4.	Reserve on Account of Disputed Claims	74

	5.	Delivery of Distributions	74

	6.	Disbursing Agent	75

	7.	Rights and Powers of Disbursing Agent	75

	8.	Expenses of Disbursing Agent	75

	9.	No Postpetition Interest on Claims	75

	10.	Distributions after Effective Date	76

	11.	Unclaimed Property	76

	12.	Time Bar to Cash Payments	76

	13.	Manner of Payment under Plan	76

	14.	Satisfaction of Claims	76

	15.	Minimum Cash Distributions	76

	16.	Setoffs and Recoupments	77

	17.	Allocation of Distributions between Principal and Interest	77

	18.	No Distribution in Excess of Amount of Allowed Claim	77

	19.	Distributions Free and Clear	77

	20.	Claims Register	77

	21.	Withholding and Reporting Requirements	77

G.	Procedures for Disputed Claims		78

	1.	Claims Reconciliation	78

	2.	Resolution of Disputed Claims	79

	3.	Payments and Distributions with Respect to Disputed Claims	79

	4.	Estimation of Claims	79

	5.	No Distributions Pending Allowance	79

	6.	Claim Resolution Procedures Cumulative	79

	7.	Interest	79

H.	Executory Contracts and Unexpired Leases		80

	1.	Rejection of Executory Contracts and Unexpired Leases	80

	2.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	80

	3.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	80

	4.	Insurance Policies	80

	5.	Indemnification Obligations	81

	6.	Reservation of Rights	81

I.	Conditions Precedent to Confirmation of Plan and Effective Date		82

	1.	Conditions Precedent to Effective Date	82

	2.	Waiver of Conditions Precedent	82

	3.	Effect of Failure of a Condition	82

J.	Effect of Confirmation of Plan		83

	1.	Vesting of Assets	83

	2.	Subordinated Claims	83

	3.	Binding Effect	83

	4.	Sale Order	83

	5.	Closing of Chapter 11 Cases	83

	6.	Notice of Effective Date	84

	7.	Term of Injunctions or Stays	84

	8.	Injunction	84

	9.	Releases	85

	10.	Exculpation	87

	11.	Limitations on Executable Assets with Respect to the D&O Claims	88

	12.	Solicitation of Plan	88

	13.	Corporate and Limited Liability Company Action	88

K.	Retention of Jurisdiction		88

	1.	Retention of Jurisdiction	88

	2.	Courts of Competent Jurisdiction	90

L.	Miscellaneous Provisions		90

	1.	Payment of Statutory Fees	90

	2.	Substantial Consummation of the Plan	90

	3.	Plan Supplement	90

	4.	Amendments	91

	5.	Revocation or Withdrawal of Plan	91

	6.	Dissolution of Creditors’ Committee	91

	7.	Severability of Plan Provisions	91

	8.	Additional Documents	92

	9.	Governing Law	92

	10.	Time	92

	11.	Dates of Actions to Implement the Plan	92

	12.	Immediate Binding Effect	92

	13.	Deemed Acts	92

	14.	Successor and Assigns	93

	15.	Entire Agreement	93

	16.	Exhibits to Plan	93

	17.	Notices	93

VI. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS			94

A.	Liquidating Trust Interests		94

	1.	Applicability of Section 1145 and Transfer Restrictions	94

	2.	Listing and SEC Reporting	95

VII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN			95

A.	Consequences to the Debtors		96

	1.	Transfer of Assets to a Liquidating Trust; Dissolution of the Debtors	96

	2.	Cancellation of Debt	97

B.	Consequences to Holders of Certain Claims		97

	1.	Recognition of Gain or Loss	98

	2.	Distributions in Respect of Accrued Interest or OID	99

v

C.	Tax Treatment of The Liquidating Trust and Holders of Beneficial Interests Therein		99

	1.	Classification of the Liquidating Trust	100

	2.	General Tax Reporting by the Liquidating Trust and Liquidating Trust Beneficiaries	100

	3.	Tax Reporting for Assets Allocable to Disputed Claims	101

D.	Withholding on Distributions and Information Reporting		102

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED			103

A.	Certain Bankruptcy Law Considerations		103

	1.	Risk of Non-Confirmation of Plan	103

	2.	Risk of Failing to Satisfy the Vote Requirement	103

	3.	Non-Consensual Confirmation	103

	4.	Risk Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests	103

	5.	Risks Related to Possible Objections to the Plan	104

	6.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved	104

	7.	Risk of Non-Occurrence of Effective Date	104

	8.	Risk that PBGC Settlement May Not Be Approved	104

	9.	Risk that Substantive Consolidation Settlement May Not Be Approved	104

	10.	Failure to Satisfy Administrative Claims or Otherwise Agree to Alternative Treatment	105

	11.	Conversion to Chapter 7 Cases	105

B.	Additional Factors Affecting Value of Reorganized Debtors		105

	1.	Claims Could Be More than Projected	105

C.	Risks Related to the Causes of Action		105

D.	Risks Related to Labor		105

E.	Additional Factors		105

	1.	Debtors Could Withdraw Plan	105

	2.	Debtors Have No Duty to Update	106

	3.	No Representations Outside this Disclosure Statement Are Authorized	106

	4.	No Legal or Tax Advice Is Provided by this Disclosure Statement	106

	5.	No Admission Made	106

	6.	Failure to Identify Litigation Claims or Projected Objections	106

	7.	Certain Tax Consequences	106

IX. VOTING PROCEDURES AND REQUIREMENTS			106

A.	Voting Deadline		107

B.	Voting Procedures		108

C.	Parties Entitled to Vote		108

	1.	Beneficial Holders	109

	2.	Nominees	109

	3.	Miscellaneous	110

	4.	Fiduciaries and Other Representatives	111

	5.	Agreements upon Furnishing Ballot	111

	6.	Change of Vote	111

D.	Waivers of Defects, Irregularities, etc.		111

E.	Further Information, Additional Copies		112

X. CONFIRMATION OF PLAN			112

A.	Confirmation Hearing		112

B.	Objections to Confirmation		112

C.	Requirements for Confirmation of Plan		113

	1.	Requirements of Section 1129(a) of the Bankruptcy Code	113

	2.	The Debtor Releases, Third-Party Releases, and Exculpation Provisions	116

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			120

A.	Alternative Chapter 11 Plan		120

B.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law		120

XII. CONCLUSION AND RECOMMENDATION			121

EXHIBIT A:	Plan

EXHIBIT B:	Corporate Organizational Chart

EXHIBIT C:	Liquidation Analysis

I.

INTRODUCTION

A. Purpose

This is the amended disclosure statement (as may be further amended, modified, or supplemented the “Disclosure Statement”) of Sears Holdings Corporation (“Sears Holdings”) and its debtor affiliates (each, a “Debtor,” and collectively, the “Debtors,” or “Sears”), in the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Disclosure Statement has been filed pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of votes on the Amended Joint Chapter 11 Plan of Sears Holdings Corporation and Its Affiliated Debtors, dated May 16, 2019 (as may be amended, modified, or supplemented, the “Plan”), a copy of which is annexed to this Disclosure Statement as Exhibit A.

The purposes of this Disclosure Statement is to provide holders of claims with adequate information regarding the (i) the Debtors’ history, businesses and these chapter 11 cases, (ii) the Plan, (iii) rights of interested parties pursuant to the Plan, and (iv) other information necessary to enable creditors entitled to vote on the Plan to make an informed judgment as to whether to vote to accept or reject and how to make elections with respect to the Plan.

B. Overview of the Plan2

The Debtors commenced these Chapter 11 Cases with the goal of selling substantially all of their assets (the “Global Assets”) as a going concern. As of the Commencement Date, approximately 400 of the Debtors’ stores were four-wall EBITDA positive, and the Debtors understood that a successful sale of these viable stores as a going concern could save the businesses and the jobs of tens of thousands of employees that depend on the continued operation of the Debtors’ stores. However, the Debtors determined early on that: (i) the Debtors must continue to explore all available alternatives to seek the most value maximizing option; and (ii) to help finance the Chapter 11 Cases, maximize value, and, importantly, fund their hard-fought Wind Down Account (as defined below), the Debtors would need to market and sell certain of their non-core and unencumbered assets, such as the specialty businesses. Importantly, at all times, the Debtors were aware that time was of the essence and they communicated that to all concerned, including communicating an aggressive timeline to conduct the Sale Process (defined below). The Chapter 11 Cases had to progress with all deliberate speed to minimize the substantial operating losses that continued to decrease the value of the Debtors’ estates. To that end, on November 1, 2018, the Debtors filed the Debtors’ Motion for Approval of Global Bidding Procedures (the “Global Bidding Procedures Motion”) (ECF No. 429), and initiated a postpetition sale and marketing process for the Global Assets (the “Sale Process”).

On November 19, 2018, the Bankruptcy Court entered the Order Approving Global Bidding Procedures and Granting Related Relief (the “Global Bidding Procedures Order”) (ECF No. 816), approving the relief requested in the Global Bidding Procedures Motion. The Global Bidding Procedures Order, among other things, approved global auction and sale procedures for the sale of the Global Assets (the “Global Bidding Procedures”) on an accelerated timeline.

[2]

This overview is qualified in its entirety by reference to the Plan. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan. The treatment of Claims and Interests (as defined in the Plan) under the Plan is not intended to, and will not, waive, compromise or limit any rights, claims or causes of action if the Plan is not confirmed. You should read the Plan in its entirety before voting to accept or reject the Plan.

Following the conclusion of the Auction (as defined herein) conducted pursuant to the Global Bidding Procedures approved by the Bankruptcy Court, on January 17, 2019, the Debtors entered into the Asset Purchase Agreement with Transform Holdco LLC (“Transform” or the “Buyer”), an entity controlled by ESL Investments, Inc. (together with its principals and affiliates, “ESL”), the controlling shareholder of the Debtors prior to the Commencement Date, dated as of January 17, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the “Asset Purchase Agreement”). On February 7, 2019, the Debtors obtained approval of the sale of substantially all of their assets (the “Sale Transaction”). On February 8, 2019, the Bankruptcy Court entered an order approving the Sale Transaction and the Asset Purchase Agreement (ECF No. 2507) (the “Sale Order”). On February 11, 2019, the Debtors and the Buyer completed the Sale Transaction (the “Sale Closing”) and substantially all of the Debtors’ assets were transferred to the Buyer. The applicable provisions of the Asset Purchase Agreement are reflected in the Plan. The Debtors and the Buyer are currently engaged in litigation regarding certain disputes arising from the Asset Purchase Agreement, as more fully described in Section IV.L of this Disclosure Statement.

The Plan contemplates a Wind Down of the remaining assets of the Debtors’ estates—primarily litigation claims—and a distribution to creditors in accordance with the absolute priority rule and certain settlements, as described herein. Specifically, the Plan provides for the approval of the settlement with the Pension Benefit Guaranty Corporation, as modified (the “PBGC” and, such settlement, the “PBGC Settlement”).

On the Effective Date of the Plan, all of the Debtors’ assets will be transferred to the Liquidating Trust (defined below) and the Debtor legal entities will be dissolved. A Liquidating Trustee and board of directors will be appointed to carry out the terms of the Plan. The Plan constitutes a single chapter 11 plan for all of the Debtors and the classifications and treatment of Claims and Interests therein apply to each of the Debtors collectively. The Plan does not propose to substantively consolidate the Debtors, but does incorporate a settlement of disputes relating to whether the Debtors should be substantively consolidated.

Under Article VI of the Plan, on or before the Effective Date, the Liquidating Trustee shall execute the Liquidating Trust Agreement and shall take all other necessary steps to establish the Liquidating Trust, which shall be for the benefit of the Liquidating Trust Beneficiaries. The liquidating trust shall be established for the sole purpose of liquidating and administering the Liquidating Trust Assets (defined below) of the Debtors in accordance with Treas. Reg. 301.7701-4(d) (the “Liquidating Trust Assets”), with no objective to continue or engage in conduct of a trade or business (the “Liquidating Trust”). From and after the Effective Date, all assets of the Debtors that are not distributed on or prior to the Effective Date will become Liquidating Trust Assets. On the Effective Date, and in accordance with sections 1123 and 1141 of the Bankruptcy Code and pursuant to the terms of the Plan, all title and interest in all of the Liquidating Trust Assets, as well as the rights and powers of each Debtor in such Liquidating Trust Assets, shall automatically vest in the Liquidating Trust, free and clear of all Claims and Interests for the benefit of the Liquidating Trust Beneficiaries. Upon the transfer of the Liquidating Trust Assets, the Debtors shall have no interest in or with respect to the Liquidating Trust Assets or the Liquidating Trust.

The Liquidating Trustee will, among other things, be responsible for all decisions and duties with respect to the Wind Down, General Assets, Specified Causes of Action, and/or Credit Bid Release Consideration, and will have the authority and right on behalf of the Debtors to carry out and implement all provisions of the Plan.

The Liquidating Trustee will report to the Liquidating Trust Board, which will have the responsibilities as set forth under the Plan and the Liquidating Trust Agreement, including instructing and supervising the Liquidating Trustee’s satisfaction of the responsibilities set forth under the Plan; reviewing and approving the prosecution of Causes of Action of the Debtors, including approving proposed settlements thereof; reviewing and approving objections to and proposed settlements of Disputed Claims; and performing such other duties as may be necessary and proper as provided under the Plan and the Liquidating Trust Agreement. The Liquidating Trust Board will be appointed in accordance with Section 6.5 of the Plan.3

The Plan contemplates distributions of Cash as assets are monetized, including from the following sources:4

•	Cash on hand as of the Effective Date;

•	Cash from the Net Proceeds of the following assets:

•

any Claims or Causes of Action of the Debtors or their Estates related to Lands’ End, Inc., the “spin-off” (as such term is defined in the Information Statement of Lands’ End, Inc. dated March 18, 2014), Seritage Growth Properties, Inc., Seritage Growth Properties, L.P, the “Transaction” (as that term is defined in the registration statement on Form S-11 filed by Seritage Growth Properties, which registration statement became effective on June 9, 2015), any Claim or cause of action involving any intentional misconduct by ESL (as defined in the Asset Purchase Agreement), or the proceeds of any of the foregoing (collectively, the “Specified Causes of Action”);

•

all Causes of Action belonging to the Debtors’ Estates, other than the Specified Causes of Action, that were not otherwise transferred to Buyer pursuant to the Sale Order (the “Other Causes of Action”), including actions under Chapter 5 of the Bankruptcy Code; and

•

all remaining Assets of each of the Debtors, other than the Specified Causes of Action, the Other Causes of Action, and the Credit Bid Release Consideration, including all Cash owned by each of the Debtors on the Effective Date other than Cash used to fund or held in the Disputed Claim Reserve or the Carve Out Account (the “Other Assets,” together with the Other Causes of Action, the “General Assets”).

•	the Credit Bid Release Consideration (together with the General Assets and Specified Causes of Action, the “Total Assets”);

•

Cash in the deposit account at Bank of America, N.A. established pursuant to the Final Junior DIP Order (as defined herein) in the amount of approximately $69 million as of the filing of this Disclosure Statement, which is available and may be used only to satisfy Wind Down costs (the “Wind Down Account”) but excluding any prepetition liens or any adequate protection liens or superpriority claims granted under the Final DIP ABL Order (as defined herein) and the Final Junior DIP Order; and

•	Cash in the Carve Out Account for the payment of estate professional fees (as defined in the Final DIP ABL Order).

For the avoidance of doubt, the Debtors will retain all rights to commence and pursue all Causes of Action that are expressly preserved and not released, vested, settled or sold to a third party under the Plan, the Sale Transaction, or any other order of the Bankruptcy Court, including the Specified Causes of Action and the Other Causes of Action (the “Preserved Causes of Action”).

[3]	The number of board members and composition of the board is subject to ongoing negotiations and discussions between the Debtors and the Creditors’ Committee.
[4]	All “proceeds” shall be net of costs, including but not limited to costs of pursuing Preserved Causes of Action, Liquidating Trustee fees, and amounts sufficient to fund the Disputed Claim Reserve.

In addition to the Cash sources noted above, up to approximately $347 million of Administrative Expense Claims are the responsibility of the Buyer pursuant to Section 2.3(k) of the Asset Purchase Agreement and the Sale Order comprised of: up to $139 million on account of Claims arising under section 503(b)(9) of the Bankruptcy Code (“503(b)(9) Claims”), as may be reduced dollar-for-dollar by, as applicable, the Aggregate DIP Shortfall Amount, the Specified Receivables Shortfall Amount, the Warranty Receivables Shortfall Amount, and the Prepaid Inventory Shortfall Amount (as those terms are defined in the Asset Purchase Agreement), and up to $166 million on account of Other Payables (as defined in the Asset Purchase Agreement), as may be reduced dollar-for-dollar by, as applicable, the Aggregate DIP Shortfall Amount, and less any amounts previously paid by the Buyer, each in accordance with Section 2.3(k) of the Asset Purchase Agreement.5

The Plan contemplates an orderly liquidation of the Debtors’ assets and distributions in the following order of recovery from the identified sources. Distributions to junior classes will only be made if senior classes are satisfied (or adequately reserved for).

Claim	Recovery
Fee Claims	Satisfied in full from: • Proceeds of the Carve Out Account; and • Net Proceeds of the Total Assets.

Other Secured Claims	Satisfied in full from: Transfer of or net cash proceeds of the relevant collateral.

Other 507(b) Priority Claims	Satisfied in full in Cash from the Net Proceeds of Total Assets.

ESL 507(b) Priority Claims

Satisfied from Net Proceeds of Other Causes of Action not to exceed $50 million in the aggregate (the “ESL 507(b) Cap”).

Any Allowed ESL 507(b) Priority Claim in excess of the ESL 507(b) Cap shall be treated as an ESL Unsecured Claim without duplication in respect of any deficiency claim allocable to the subject debt instrument for which the ESL 507(b) Priority Claim was Allowed.

Administrative Expense Claims	Satisfied in full from: • Proceeds of the Wind Down Account; and • Net proceeds of the Total Assets.

Priority Tax Claims, Priority Non-Tax Claims	Satisfied in full from: • Proceeds of the Wind Down Account; and • Net Proceeds of the Total Assets.

[5]	The Buyer has disputed all or some of these amounts.

Claim	Recovery
PBGC Claims

Satisfied from:

•  A beneficial interest in the Liquidating Trust granted to PBGC, which shall entitle PBGC to and be secured by the first $97.5 million of Net Proceeds of: (i) Specified Causes of Action, after payment in full satisfaction of all Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Other 507(b) Priority Claims, and Other Secured Claims (or the maintenance of amounts in the Disputed Claim Reserve on account of any of the foregoing Claims that are Disputed); and (ii) Other Causes of Action arising under Chapter 5 of the Bankruptcy Code, after payment in full satisfaction of all Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Other 507(b) Priority Claims, ESL 507(b) Priority Claims, and Other Secured Claims (or the maintenance of amounts in the Disputed Claim Reserve on account of any of the foregoing Claims that are Disputed).

•  Sharing with General Unsecured Claims in General Unsecured Claim recoveries

General Unsecured Claims

Satisfied from:

•  Net Proceeds of General Assets, after payment in full satisfaction of all Allowed Other Secured Claims, ESL 507(b) Priority Claims (subject to the ESL 507(b) Cap), Other 507(b) Priority Claims, Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims (or maintenance of amounts in the Disputed Claim Reserve on account of any of the foregoing claims that are Disputed), and the PBGC Liquidating Trust Priority Interest;

•  Proceeds of the Wind Down Account, subject to the full satisfaction of all Allowed Administrative Expense Claims, Priority Non-Tax Claims, and Priority Tax Claims (or maintenance in the Disputed Claim Reserve on account of any of the foregoing Claims that are Disputed); and

•  Net Proceeds of the Specified Causes of Action and the Credit Bid Release Consideration, subject to payment in full satisfaction of all Allowed Administrative Expense Claims, Priority Tax Claims, Other 507(b) Priority Claims, Priority Non-Tax Claims, Other Secured Claims (or maintenance in the Disputed Claim Reserve on account of any of the foregoing Claims that are Disputed), and the PBGC Liquidating Trust Priority Interest.

Claim	Recovery
ESL Unsecured Claims

Satisfied from:

•  Net Proceeds of General Assets, after payment in full satisfaction of all Allowed Other Secured Claims, ESL 507(b) Priority Claims (subject to the ESL 507(b) Cap), Other 507(b) Priority Claims, Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims (or maintenance of amounts in the Disputed Claim Reserve on account of any of the foregoing claims that are Disputed), and the PBGC Liquidating Trust Priority Interest; and

•  Proceeds of the Wind Down Account, subject to the full satisfaction of all Allowed Administrative Expense Claims, Priority Non-Tax Claims, and Priority Tax Claims (or maintenance in the Disputed Claim Reserve on account of any of the foregoing Claims that are Disputed).

Throughout the Chapter 11 Cases, the Debtors have worked closely and in coordination with their key stakeholders, including the PBGC and the Creditors’ Committee, and have agreed to the PBGC Settlement with the PBGC. As of the date of the filing, the Debtors continue to negotiate with the Creditors’ Committee on the Plan.

Section V of this Disclosure Statement provides a more detailed description of the Plan.

C. Summary of Plan Classification and Treatment of Claims and Interests

WHO IS ENTITLED TO VOTE: As explained further in Section X.C of this Disclosure Statement, under the Bankruptcy Code, only holders of Claims or Interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Holders of Claims and Interests in the following Classes are being solicited under and are entitled to vote on the Plan:

1. PBGC Claims;

2. General Unsecured Claims; and

3. ESL Unsecured Claims.

The following table summarizes (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests to the extent calculable. The recoveries are qualified in their entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Section V—Summary of the Plan below.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitled to Vote	Estimated Allowed Claim ($)[6]	Estimated Recovery (%)[7]
1	Priority Non-Tax Claims

Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment of such Claim in full and final satisfaction, settlement, release, and discharge of such Allowed Priority Non-Tax Claim, at the option of the Debtors (in consultation with the Creditors’ Committee) or the Liquidating Trustee, each such holder shall receive from the respective Debtor or the Liquidating Trust, as applicable:

(i) payment in full in Cash in an amount equal to such Claim, payable on the latest of (A) the Effective Date, (B) the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or (C) the next Distribution Date after such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, paid (x) first out of the Wind Down Account, subject to the payment in full of Administrative Expense Claims, and pro rata with any Priority Tax Claims; and (y) if the amount available for Distribution pursuant to the foregoing clause (x) is insufficient to remit all Distributions required to be made to such holders pursuant to this sentence, from the Net Proceeds of Total Assets; or

(ii) such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired.

			Unimpaired	No (Presumed to Accept)	$2	100%
2	Other Secured Claims

Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the latest of (x) the Effective Date, (y) the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or (z) the next Distribution Date after such Other Secured Claim becomes an Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim will receive, on account of such Allowed Claim, at the option of the Debtors (in consultation with the Creditors’ Committee) or Liquidating Trustee, as applicable:

(a) Cash in an amount equal to the Allowed amount of such Other Secured Claim;

(b) transfer of the collateral securing such Other Secured Claim in satisfaction of the Allowed amount of such Other Secured Claim; or

(c) such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired.

			Unimpaired	No (Presumed to Accept)	N/A	N/A

[6]	Dollars in millions. “N/A” means the amount is not calculable or excluded from analysis.
[7]	Approximate percentage recovery. Class 8 and 9 are assumed to have zero recovery as total claims senior to these interests are estimated to be greater than $6.5 billion.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitled to Vote	Estimated Allowed Claim ($)[6]	Estimated Recovery (%)[7]
3	PBGC Claims	Confirmation of the Plan shall constitute approval of the PBGC Settlement Agreement. In accordance therewith, PBGC shall receive from the Liquidating Trust, (i) the PBGC Liquidating Trust Priority Interest and (ii) in respect of the Allowed PBGC Unsecured Claims, PBGC’s Pro Rata share of (x) the General Unsecured Liquidating Trust Interests and (y) the Specified Unsecured Liquidating Trust Interests, in full and final satisfaction, settlement, release, and discharge of all PBGC Claims.	Impaired	Yes	$800	14.7%

4	General Unsecured Claims	Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed General Unsecured Claim, each such holder thereof shall receive its Pro Rata share of (i) the General Unsecured Liquidating Trust Interests and (ii) the Specified Unsecured Liquidating Trust Interests.	Impaired	Yes	$3,940	2.5%

5	ESL Unsecured Claims	Except to the extent that a holder of an Allowed ESL Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed ESL Unsecured Claim, each such holder thereof shall receive its Pro Rata share of the General Unsecured Liquidating Trust Interests.	Impaired	Yes	$1,761	N/A [8]

6	Intercompany Claims	On the Effective Date, except as provided in Section 5.1(b)(iii) of the Plan, all Intercompany Claims shall be cancelled and Holders of Intercompany Claims shall not receive any Distributions on account of such Intercompany Claims.	Impaired	No (Deemed to Reject)	N/A	N/A

7	Intercompany Interests	On or after the Effective Date, all Intercompany Interests shall be cancelled. Each such holder thereof shall neither receive nor retain any property of the Estate or direct interest in property of the Estate of the Debtors on account of such Intercompany Interest.	Impaired	No (Deemed to Reject)	N/A	N/A

8	Subordinated Securities Claims	Holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Subordinated Securities Claims. On the Effective Date, all Subordinated Securities Claims shall be deemed cancelled without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise.	Impaired	No (Deemed to Reject)	N/A	0.0%

9	Existing SHC Equity Interests	On the Effective Date, all Existing SHC Equity Interests shall be cancelled. Each such holder thereof shall neither receive nor retain any property of the Estate or direct interest in property of the Estate of SHC on account of such Existing SHC Equity Interest.	Impaired	No (Deemed to Reject)	N/A	0.0%

D. Summary of Plan Release and Exculpation Provisions

Sections 11.9 and 11.10 of the Plan provides for the release of the Released Parties (as defined below) and the exculpation of the Exculpated Parties (as defined below), respectively. The Debtors’ releases of the Released Parties pursuant to Section 11.9(a) of the Plan (the “Debtor Releases”), the third-party releases of the Released Parties pursuant to Section 11.9(b) of the Plan (the “Third-Party Releases”), and the exculpation of the Exculpated Parties pursuant to Section 11.10 of the Plan are an integral part of the Plan.

[8]	Subject to objection(s) pursuant to section 502(d) and setoff for unpaid amounts due to the Debtors.

With respect to Third-Party Releases, the “Releasing Parties” are, collectively:

(i)	the holders of all Claims or Interests who vote to accept or are presumed to accept the Plan;

(ii)	the holders of Claims or Interests who reject the Plan or abstain from voting on the Plan but do not opt out of these releases on the Ballots;

(iii)	each of the Released Parties (other than the Debtors); and

(iv)

with respect to any entity in the foregoing clauses (i) through (iii), (x) such entity’s predecessors, successors, and assigns, and (y) all persons entitled to assert Claims through or on behalf of such entities with respect to the matters for which the releasing entities are providing releases.

The “Released Parties” are, collectively, and in each case, solely in their capacities as such:

(i)	the Debtors;

(ii)	the Creditors’ Committee and each of its members;

(iii)	the Liquidating Trustee;

(iv)	the Liquidating Trust Board; and

(v)	with respect to each of the foregoing entities in clauses (i) through (iv), all Related Parties.

The following entities shall not be “Released Parties” under the Plan:

(i)	the ESL Parties (provided that Thomas J. Tisch shall not be an ESL Party in his capacity as a director of the Debtors);

(ii)

any person or Entity against which any action has been commenced on behalf of the Debtors or their Estates, in this Bankruptcy Court or any court of competent jurisdiction prior to the Confirmation Hearing;

(iii)	any Entity identified as a potential defendant of an Estate Cause of Action in the Plan Supplement; and

(iv)

any subsequent transferee of any of the foregoing with respect to any Assets of the Debtors; provided, that recovery on account of any Causes Action against the Specified Directors and Officers, solely with respect to D&O Claims, shall be subject to the limitations set forth in Section 11.11.

Section 11.11 of the Plan provides:

Any recovery by or on behalf of the Liquidating Trust (and the beneficiaries thereof) on account of any Preserved Cause of Action against any of the Specified Directors and Officers, solely in his or her capacity as a director of the Debtors prior to the Effective Date, or officer of the Debtors prior to the closing of the Sale Transaction, as applicable, including in each case by way of settlement or judgment, shall be limited to the Debtors’ available D&O Policies’ combined limits, after payment from such D&O Policies of any and all covered costs and expenses incurred by the covered parties in connection with the defense of any D&O Claim (the “D&O Insurance Coverage”). No party, including the Liquidating Trustee, shall execute, garnish or otherwise attempt to collect on any settlement of or judgment in the D&O Claims upon any assets of the Specified Directors and Officers except to the extent necessary to trigger the D&O Insurance Coverage. In the event D&O Insurance Coverage is denied for any settlement or judgment in the Liquidating Trust’s favor, the Specified Directors and Officers shall assign any claims for coverage or other rights of recovery they may have against the D&O Policy insurers to the Liquidating Trust.

“D&O Claim” means any Preserved Cause of Action against the Specified Directors and Officers.

The “Exculpated Parties” are, collectively, in each case, solely in their capacities as such:

(i)	the Debtors;

(ii)	the Creditors’ Committee and each of its members in their official capacity; and

(iii)

with respect to each of the foregoing entities in clauses (i) through (ii), all Related Parties; provided, that ESL Parties shall not be Exculpated Parties under the Plan. For the avoidance of doubt, each of the Debtors’ post-Commencement Date directors, officers, and employees (other than the ESL Parties) shall be Exculpated Parties under the Plan.

The Debtors believe that the Debtor Releases satisfy the business judgment standard. In exchange for the material benefits already received and that the Debtors and their estates will receive through the Plan, the Debtors have determined to release the Released Parties. The Released Parties do not include, as more fully described in the Plan: ESL, ESL Partners, L.P., JPP, LLC, JPP II, LLC, Edward S. Lampert, Kunal S. Kamlani, RBS Partners LP, CRK Partners LLC, SPE Master I, ESL Partners L.P., SPE Partners I, RBS Investment Management LLC, ESL Institutional Partners L.P., and any other entity managed or advised by ESL that at any time has held directly or indirectly equity interests or debt claims against the Debtors (collectively, the “ESL Parties”), among other excluded parties. With respect to the limited Third-Party Releases, the Debtors believe that such releases are appropriate and may become binding in accordance with section 1141(a) of the Bankruptcy Code and applicable law. Parties who are given an opportunity to opt out (including parties who abstain from voting or who vote to reject the plan) of the Third-Party Releases and do not opt out may be deemed to consent to such releases under section 1141(a) of the Bankruptcy Code and applicable law.

If the Court determines that any of the releases by the Releasing Parties are not consensual, the Debtors will demonstrate at the Confirmation Hearing that the Released Parties are nevertheless entitled to such releases because they have made substantial and valuable contributions to the Debtors’ estates for the benefit of all economic parties in interest. In addition, each of the Exculpated Parties has made a substantial contribution to the Debtors’ estates in chapter 11 and played an integral role in working towards an expeditious resolution of these Chapter 11 Cases. The Debtors believe that the exculpation provisions are appropriately limited to the Exculpated Parties’ participation in these Chapter 11 Cases and have carve outs for liability resulting from gross negligence, willful misconduct, or intentional fraud. Accordingly, each of the Released Parties and the Exculpated Parties warrant the benefit of the release and exculpation provisions.

The Debtors believe that the release and exculpation provisions in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Second Circuit (the “Second Circuit”). Additional discussion regarding the Debtors’ justification for providing the releases and exculpations contained in Article 11 of the Plan is provided in Section XII herein.

E. Disclosure Statement Enclosures

The following three enclosures accompany this Disclosure Statement:

1.

Disclosure Statement Order. A copy of the Disclosure Statement Order (without exhibits), which, among other things, approves this Disclosure Statement, establishes procedures for voting on the Plan (the “Voting Procedures”), and schedules the Confirmation Hearing and the deadline for objecting to confirmation of the Plan.

2.

Confirmation Hearing Notice. A copy of the notice of the Voting Deadline and, among other things, notice of the date, time, and place of the Confirmation Hearing and the deadline for filing objections to confirmation of the Plan (the “Confirmation Hearing Notice”).

3.

Ballot. One or more Ballots (and return envelopes) for voting to accept or reject the Plan unless you are not entitled to vote because you are (a) not impaired under the Plan and are presumed to accept the Plan, (b) not receiving or retaining any property under the Plan and are deemed to reject the Plan, or (c) a holder of a Claim subject to an objection filed by the Debtors, which Claim is temporarily disallowed for voting purposes. See Section IX of this Disclosure Statement for an explanation of which parties are entitled to vote and a description of the Voting Procedures.

F. Inquiries

If you have any questions about the packet of materials you have received, please contact Prime Clerk LLC, the Debtors’ voting agent (the “Voting Agent”), at (844) 384-4460 (domestic toll-free) or (929) 955-2419 (international), or at searsballots@primeclerk.com. Additional copies of this Disclosure Statement, the Plan, or the Plan Supplement are available upon written request made to the Voting Agent at the following address:

Sears Holding Corporation Ballot Processing

c/o Prime Clerk LLC

830 Third Avenue, 34rd Floor

New York, NY 10022

Copies of this Disclosure Statement, which includes the Plan are also available on the Voting Agent’s website, https://restructuring.primeclerk.com/sears. PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

II.

OVERVIEW OF DEBTORS’ OPERATIONS

A. Corporate Overview

Sears Holdings is the parent company of Kmart Corporation (“Kmart Corp.”) and Sears, Roebuck and Co. (“Sears Roebuck”), which was formed as a Delaware corporation in 2004 in connection with the merger of Kmart and Sears Roebuck on March 24, 2005 and many other Debtor and non-Debtor entities. Prior to the Sale Closing, Sears Holdings was an integrated retailer with significant physical and intangible assets, as well as virtual capabilities, which operated a national network of stores and websites. Sears Holdings’ principal place of business is in Hoffman Estates, Illinois. Sears Holdings is a direct or indirect parent company of the other Debtors. A chart illustrating the Debtor’s organizational structure as of the Commencement Date is annexed hereto as Exhibit B.

B. Debtors’ Business Operations

As of the Commencement Date, the Company operated 687 retail stores in forty-nine states, Guam, Puerto Rico, and the U.S. Virgin Islands under the Sears® and Kmart® brands and employed approximately 68,000 individuals, of whom approximately 32,000 were full-time employees and approximately 36,000 were part-time employees (together, the “Employees”). A small percentage of the Employees were covered under collective bargaining agreements. For the fiscal year that ended February 3, 2018 (the “2017 fiscal year”), the Company had total revenues of approximately $16.7 billion. For the 2017 fiscal year, the Company had total assets of approximately $9.4 billion and total liabilities of approximately $13.5 billion and for the nine months ended November 3, 2018, the Company had total assets of $6.7 billion and total liabilities of approximately $12 billion (including $4.6 billion in liabilities subject to compromise).

C. Directors and Officers

As of the Commencement Date, Sears Holdings’ Board was comprised of the following eight (8) members, which included five (5) directors who were unaffiliated with ESL:

Name	Position
Edward S. Lampert	Chairman
Alan J. Carr	Director
Paul G. DePodesta	Director
Kunal S. Kamlani	Director
William C. Kunkler, III	Director
Ann N. Reese	Director
Thomas J. Tisch	Director
William L. Transier	Director

As of the Commencement Date, a special committee (the “Restructuring Committee”), formed by the Board for the purpose of overseeing the Debtors’ restructuring, comprised of the following four (4) members:

Name	Position
Alan J. Carr	Director, Restructuring Committee Member
Paul G. DePodesta	Director, Restructuring Committee Member
Ann N. Reese	Director, Restructuring Committee Member
William L. Transier	Director, Restructuring Committee Member

As of the Commencement Date, the Debtors’ senior management team was comprised of the following individuals:

Name	Position
Robert A. Riecker	Member of the Office of the Chief Executive, Chief Financial Officer
Gregory Ladley	Member of the Office of the Chief Executive, President of Apparel and Footwear
Leena Munjal	Member of the Office of the Chief Executive, Chief Digital Officer
Robert J. “B.J.” Naedele	Chief Commercial Officer, Shop Your Way
Perry “Dean” Schwartz	President, Hardlines
J. Mitchell Bowling	Chief Executive Officer, Sears Home Services
Stephen L. Sitley	General Counsel and Chief Compliance Officer

In addition, effective as of the Commencement Date, Mohsin Meghji, a Managing Director of M-III Partners, LP, was appointed as Chief Restructuring Officer (the “CRO”), reporting directly to the Restructuring Committee of the Board.

In December 2018, Mr. Schwartz resigned from the management team. Effective February 12, 2019 and in connection with the Sale Closing, Mr. Lampert and Mr. Kamlani resigned from the Board.

The directors, managers, and/or officers, as applicable, of the Debtors other than Sears Holdings varied, but such directors, managers, and/or officers, as applicable, generally were employees of the Company unless otherwise required by applicable law. Furthermore, certain Debtor entities were limited liability companies without boards of managers, including: Kmart Operations LLC, Sears Operations LLC, SHC Licensed Business LLC, A&E Factory Service, LLC, A&E Home Delivery, LLC, A&E Lawn and Garden, LLC, A&E Signature Service, LLC, Sears Insurance Services, L.L.C., SYW Relay LLC, Wally Labs LLC, SHC Promotions LLC, Big Beaver of Florida Development, LLC, Kmart of Washington LLC, Kmart Stores of Illinois LLC, Kmart Stores of Texas LLC, MyGofer LLC, Sears Holdings Publishing Company, LLC, Sears Protection Company (Florida), L.L.C., SHC Desert Springs, LLC, StarWest, LLC, Troy Coolidge No. 13, LLC, Sears Brands, L.L.C., and Kmart.com LLC.

Instead, Kmart Operations LLC, SHC Licensed Business LLC, and Sears Operations LLC were and continue to be managed by their sole member, Sears Holdings; Big Beaver of Florida Development, LLC, Kmart of Washington LLC, Kmart Stores of Illinois LLC, Kmart Stores of Texas LLC, SHC Desert Springs LLC, Troy Coolidge No. 13 LLC, and MyGofer LLC were and continue to be managed by their sole member, Kmart Corp.; Kmart.com LLC was and continues to be managed by its sole member, BlueLight.com; Sears Brands, L.L.C. was and continue to be managed by its sole member, Sears Holdings Management Corporation; A&E Factory Service, LLC, A&E Signature Service, LLC, A&E Lawn & Garden, LLC, A&E Home Delivery, LLC, Sears Insurance Services, L.L.C., SYW Relay LLC, Wally Labs LLC, and SHC Promotions LLC were and continue to be managed by their sole member, Sears Roebuck; Sears Protection Company (Florida), L.L.C. was and continues to be managed by its sole member, Sears Protection Company; StarWest, LLC was and continues to be managed by its sole member, FBA Holdings, Inc.; and Sears Holdings Publishing Company, LLC was and continues to be managed by its sole member, Sears Procurement Services, Inc.

D. Regulation of Debtors’ Businesses

Prior to the Sale Closing, the Debtors were subject to regulation by a variety of governmental authorities, including federal, state and local agencies that regulate imports, contractor and trade practices, automobile repair, home repair and installation, warranty sales, building standards, labor, health and safety matters, such as contractor boards, the U.S. Food and Drug Administration, the U.S. Department of Agriculture, and the Occupational Safety and Health Administration. As of the Commencement Date, the Debtors were also subject to the oversight of government agencies that regulate the distribution and sale of alcoholic beverages, pharmaceuticals, tobacco products, milk, plants, and other agricultural products, food and other consumer products.

E. Debtors’ Capital Structure

1. Prepetition Indebtedness

As of the Commencement Date, the Debtors were indebted under the following facilities, as detailed below: (i) the Prepetition ABL Credit Facility; (ii) the Stand-Alone L/C Facility; (iii) the Second Lien Credit Facility; (iv) the Second Lien PIK Notes; (v) the Second Lien Notes; (vi) the IP/Ground Lease Term Loan; (vii) the Real Estate 2020 Loan Facility; (viii) the Unsecured PIK Notes; (ix) the Holdings Unsecured Notes; (x) the SRAC Unsecured PIK Notes; and (xi) the SRAC Unsecured Notes (each as defined herein). Additionally, certain of the Debtors and their non-Debtor affiliates issued intercompany notes (the “Intercompany Notes”), including KCD Notes and SRAC Medium Term Notes (each as defined herein).

As of Commencement Date: Debt Facilities	Principal Outstanding ($ millions)
Prepetition ABL Revolving Facility	$836.0
Prepetition ABL L/C Subfacility	123.8
Prepetition ABL Term Loan Facility	—

Prepetition ABL 2016 Term Loan Facility	570.8
Prepetition FILO Term Loan	125.0

Total First Lien Debt	$1,655.6

Stand-Alone L/C Facility	$271.1

Second Lien Term Loan	$317.1
Second Lien Line of Credit	525.0
Alternative Tranche Line of Credit Loans	45.0
Second Lien PIK Notes	175.4
Second Lien Notes	89.0

Total Second Lien Debt	$1,151.5

IP/Ground Lease Term Loan	231.2
Consolidated Secured Note A	108.1
Consolidated Secured Note B	723.3

Total Secured Loan Debt	$1,062.6

Unsecured PIK Notes	$222.6
Holdings Unsecured Notes	411.0
SRAC Unsecured PIK Notes	107.9
SRAC Unsecured Notes	185.6

Total Unsecured Debt	$927.0

Total Funded Debt	$5,067.8

Intercompany Notes

SRAC Medium Term Notes	2,311.8

Total Intercompany Debt	$2,311.8

The below description of the Debtors’ prepetition indebtedness is for informational purposes only and is qualified in its entirety by reference to the specific agreements evidencing the indebtedness.

(a) Prepetition ABL Credit Facility

Pursuant to that certain Third Amended and Restated Credit Agreement, dated as of July 21, 2015 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Prepetition ABL Credit Agreement”), between, among others, Bank of America, N.A., as administrative agent, co-collateral agent and swing line lender, Wells Fargo Bank, National Association, as co-collateral agent, a syndicate of financial institutions and other institutional lenders (collectively, the “Prepetition ABL Lenders”), Sears Roebuck Acceptance Corp. (“SRAC”) and Kmart Corp., as borrowers (together, the “Prepetition ABL Borrowers”), and Sears Holdings, the Prepetition ABL Lenders extended (a) an asset-based revolving credit facility with commitments of $1.5 billion (including a letter of credit sublimit of up to $1 billion (the “Prepetition ABL L/C Subfacility”)), subject to a borrowing base formula (the “Prepetition ABL Revolving Facility”); (b) a term loan in an original principal amount of $1 billion, which had been repaid in full (the “Prepetition ABL Term Loan Facility”); (c) a term loan in an original principal amount of $750 million (the “Prepetition ABL 2016 Term Loan Facility”); and (d) a “first-in, last-out” term loan in an original principal amount of $125 million (the “Prepetition FILO Term Loan” and, together with the Prepetition ABL Revolving Facility, the Prepetition ABL Term Loan Facility and the Prepetition ABL 2016 Term Loan Facility, collectively, the “Prepetition ABL Credit Facility”), all of which would have matured on July 20, 2020.

The obligations of the Prepetition ABL Borrowers under the Prepetition ABL Credit Facility were guaranteed by Sears Holdings and each domestic subsidiary of Sears Holdings that owned any credit card receivables, pharmacy receivables or inventory (collectively, together with Sears Holdings and the Prepetition ABL Borrowers, the “Prepetition ABL Guarantors”) and were secured by a lien on, among other things, the credit card receivables, pharmacy receivables, inventory, prescription lists, deposit accounts, and cash owned by the Prepetition ABL Guarantors (the “Prepetition ABL Collateral”). As of the Commencement Date, the Prepetition ABL Borrowers and the Prepetition ABL Guarantors were liable to the Prepetition ABL Lenders in the aggregate principal amount of approximately $1.656 billion in respect of loans and/or advances made and letters of credit or letter of credit guaranties issued pursuant to the Prepetition ABL Credit Agreement, plus unliquidated amounts, including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the Prepetition ABL Credit Agreement.

As described in Section IV.D.1 below, during the Chapter 11 Cases, all of the extensions of credit and term loans (other than the Prepetition FILO Term Loan and bank products constituting the Stand-Alone L/C Facility (defined below)) outstanding under the Prepetition ABL Credit Facility held by lenders who agreed to participate in the new incremental DIP loans were rolled up and became obligations under the DIP ABL Facility (as defined below). Consequently, no amounts remain outstanding under the Prepetition ABL Credit Facility. As described in Section IV.N below, pursuant to the Sale Transaction and section 363(k) of the Bankruptcy Code, ESL credit bid its obligations under the Prepetition FILO Term Loan in the aggregate amount of approximately $130 million.

(b) Stand-Alone L/C Facility

Pursuant to that certain Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Stand-Alone L/C Facility Agreement”), among SRAC and Kmart Corp., as borrowers, Sears Holdings, Citibank, N.A., as administrative agent and issuing bank (the “Issuing Bank”), and a syndicate of financial institutions (including JPP, LLC and JPP II, LLC9), as L/C lenders (collectively, the “Stand-Alone L/C Facility Lenders”), the Stand-Alone L/C Facility Lenders provided the Debtors with approximately $271.1 million in letters of credit, which mature on December 28, 2019 (the “Stand-Alone L/C Facility”). The letters of credit issued under the Stand-Alone L/C Facility were posted to guarantee certain workers’ compensation insurance policies and other obligations.

[9]	JPP, LLC and JPP II, LLC are affiliates of ESL.

The obligations of SRAC and Kmart Corp. under the Stand-Alone L/C Facility were guaranteed by the Prepetition ABL Guarantors and secured jointly and pari passu with the obligations under the Prepetition ABL Credit Facility by a lien on the Prepetition ABL Collateral. In any enforcement action with respect to the Prepetition ABL Collateral, proceeds of Prepetition ABL Collateral would be applied to repay obligations under the Stand-Alone L/C Facility only after all obligations under the Prepetition ABL Credit Facility are repaid in full. As of the Commencement Date, SRAC, Kmart Corp., and the other Prepetition ABL Guarantors were liable to the Stand-Alone L/C Facility Lenders in the aggregate principal amount of up to approximately $271.1 million in respect of letters of credit or letter of credit guaranties issued pursuant to the Stand-Alone L/C Facility Agreement, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the Stand-Alone L/C Facility Agreement.

The Stand-Alone L/C Facility was not rolled up into the DIP ABL Facility upon the entry of the Final DIP ABL Order (defined below). Instead, the Issuing Bank received adequate protection as provided in the Final DIP ABL Order, and the Debtors’ authorization to extend, renew and continue of letters of credit under the Stand-Alone L/C Facility. As described in Section IV.N below, pursuant to the Sale Transaction, the Stand-Alone L/C Facility was refinanced by the Buyer. Consequently, as of the date hereof, there are no amounts outstanding under the Stand-Alone L/C Facility.

(c) Second Lien Credit Facility

Pursuant to that certain Second Lien Credit Agreement, dated as of September 1, 2016 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Second Lien Credit Agreement”), among Sears Holdings, SRAC and Kmart Corp., as borrowers, Sears Holdings, certain subsidiaries of Sears Holdings, as guarantors, JPP, LLC as administrative agent and collateral administrator, and certain financial institutions and other institutional lenders (including JPP, LLC and JPP II, LLC), as lenders (collectively, the “Second Lien Credit Facility Lenders”), the Second Lien Credit Facility Lenders provided the Debtors with (i) a term loan in an original principal amount of $300 million, which matures on July 20, 2020 (the “Second Lien Term Loan”), (ii) a line of credit facility (the “Second Lien Line of Credit”), pursuant to which the Debtors could from time to time borrow line of credit loans, in the sole and absolute discretion of the applicable Second Lien Credit Facility Lenders, in an amount not to exceed $525 million at any time outstanding with maximum duration of 270 days, and (iii) an alternative tranche line of credit loan in an initial principal amount of approximately $45.0 million, maturing on October 15, 2018 (the “Alternative Tranche Line of Credit Loans” and, together with the Second Lien Term Loan and the Second Lien Line of Credit, the “Second Lien Credit Facility”).

The Debtors incurred the Alternative Tranche Line of Credit Loan as a result of a transaction that occurred in July 2018, pursuant to which an unaffiliated third-party holder of Second Lien Notes tendered such notes in exchange for a like principal amount of Alternative Tranche Line of Credit Loans (the “Alternative Tranche Exchange”). The obligations of SRAC and Kmart Corp., as applicable, under the Second Lien Credit Facility are guaranteed by Sears Holdings, SRAC, Kmart Corp. and each domestic subsidiary of Sears Holdings that owns any credit card receivables or inventory (collectively, together with Sears Holdings, SRAC, and Kmart Corp., the “Second Lien Guarantors”) and secured by a lien on, among other things, the credit card receivables and inventory owned by the Second Lien Guarantors (the “Second Lien Collateral”), which lien was junior in priority to the lien securing the Prepetition ABL Credit Facility and the Stand-Alone L/C Facility. The relative rights and priorities of the Prepetition ABL Credit Facility Lenders, the Second Lien Credit Facility Lenders, the holders of Second Lien PIK Notes (as defined herein), and the holders of Second Lien Notes (as defined herein) were set forth in that certain Second Amended and Restated Intercreditor Agreement, dated as of October 12, 2010 (as amended and restated on September 1, 2016 and as further amended and restated on March 20, 2018).

The Second Lien Term Loan is convertible at the option of the applicable Second Lien Credit Facility Lenders or, under certain circumstances, Sears Holdings, into equity of Sears Holdings. Interest on the Second Lien Term Loan is payable, at the election of Sears Holdings, in whole or in part, in cash or by increasing the principal amount of the outstanding Second Lien Term Loan. As of the Commencement Date, Sears Holdings, SRAC, Kmart Corp., and the other Second Lien Guarantors were liable to the Second Lien Credit Facility Lenders in the aggregate principal amount of approximately $887.1 million in respect of advances, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the Second Lien Credit Agreement. As of the Commencement Date, ESL held approximately $819.6 million of the indebtedness under the Second Lien Credit Facility.

As described in Section IV.N below, pursuant to the Sale Transaction, ESL credit bid its claims under the Second Lien Credit Facility pursuant to section 363(k) of the Bankruptcy Code in the aggregate amount of approximately $361.2 million.

(d) Second Lien PIK Notes

Pursuant to that certain Indenture, dated as of March 20, 2018 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Second Lien PIK Notes Indenture”), among Sears Holdings, certain subsidiaries of Sears Holdings, as guarantors, and Computershare Trust Company, N.A. as trustee, Sears Holdings issued 6 5/8% Senior Secured Convertible PIK Toggle Notes due 2019 (the “Second Lien PIK Notes”) in an original principal amount of approximately $169.8 million. Sears Holdings issued the Second Lien PIK Notes as a result of an exchange transaction that occurred in March 2018 (the “Second Lien Notes Exchange”), pursuant to which certain holders of Second Lien Notes (as defined below) tendered such notes in exchange for a like principal amount of Second Lien PIK Notes. The effect of the Second Lien Notes Exchange was to eliminate the cash interest expense associated with, and extend the maturity by one year on, the principal amount of Second Lien Notes that were tendered, while granting to tendering holders and, under certain circumstances, Sears Holdings, the right to convert Second Lien PIK Notes into equity of Sears Holdings.

The Second Lien PIK Notes were scheduled to mature on October 15, 2019, and interest thereon is payable semi-annually, at the election of Sears Holdings, in whole or in part, in cash or by increasing the principal amount of the outstanding Second Lien PIK Notes. Sears Holdings’ obligations under the Second Lien PIK Notes are guaranteed by the Second Lien Guarantors and secured jointly and pari passu with the obligations under the Second Lien Credit Facility by a lien on the Second Lien Collateral. As of the Commencement Date, the outstanding principal amount of the Second Lien Notes was approximately $175.4 million, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the Second Lien PIK Notes Indenture.

As described in Section IV.N below, pursuant to the Sale Transaction, ESL credit bid its claims under the Second Lien PIK Notes in the aggregate amount of approximately $72.3 million.

(e) Second Lien Notes

Pursuant to that certain Indenture, dated as of October 12, 2010 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Second Lien Notes Indenture”), among Sears Holdings, certain subsidiaries of Sears Holdings, as guarantors, and Wilmington Trust, National Association as successor trustee and collateral agent, Sears Holdings issued 6 5/8% Senior Secured Notes due 2018 (the “Second Lien Notes”) in an original principal amount of $1.25 billion. The Second Lien Notes were scheduled to mature on October 15, 2018, and interest thereon was payable in cash semi-annually.

Sears Holdings’ obligations under the Second Lien Notes are guaranteed by the Second Lien Guarantors and secured jointly and pari passu with the obligations under the Second Lien Credit Facility and the Second Lien PIK Notes by a lien on the Second Lien Collateral. In any enforcement action with respect to the Second Lien Collateral, proceeds of Second Lien Collateral would be applied to repay obligations under the Second Lien Notes only after all obligations under each of the Second Lien Credit Facility and the Second Lien PIK Notes are repaid in full. As of the Commencement Date, the outstanding principal amount of the Second Lien Notes was approximately $89.0 million, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the Second Lien Notes Indenture.

(f) IP/Ground Lease Term Loan

Pursuant to that certain Term Loan Credit Agreement, dated as of January 4, 2018 (as amended, supplemented, or otherwise modified prior to the date hereof, the “IP/Ground Lease Term Loan Agreement”), between, among others, SRAC and Kmart Corp., as borrowers, Sears Holdings, certain subsidiaries of Sears Holdings, as guarantors, JPP, LLC, as administrative agent and collateral administrator, and certain financial institutions and other institutional lenders (including JPP, LLC and JPP II, LLC), as lenders (collectively, the “IP/Ground Lease Lenders”), the IP/Ground Lease Lenders made a loan in an original principal amount of $100 million (the “IP/Ground Lease Term Loan Facility”), secured by a lien on, among other things, substantially all of the unencumbered intellectual property of Sears Holdings and its subsidiaries other than intellectual property relating to the Kenmore® and DieHard® brands, as well as by certain real property interests, in each case subject to certain exclusions.

The obligations of SRAC and Kmart Corp. under the IP/Ground Lease Term Loan Facility are guaranteed by Sears Holdings and each domestic subsidiary of Sears Holdings that is a Prepetition ABL Guarantor or owns certain material intellectual property (collectively, the “IP/Ground Lease Guarantors”). The IP/Ground Lease Term Loan Facility matures on July 20, 2020. As of the Commencement Date, SRAC, Kmart Corp., and the other IP/Ground Lease Guarantors were liable to the IP/Ground Lease Lenders in the aggregate amount of approximately $241.6 million, in respect of outstanding principal amount, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the IP/Ground Lease Term Loan Agreement.

As described in Section IV.N below, pursuant to the Sale Transaction and section 363(k) of the Bankruptcy Code, ESL credit bid its claims under the IP/Ground Lease Term Loan Facility.

(g) Real Estate 2020 Loan Facility

Pursuant to that certain Third Amended and Restated Loan Agreement, dated as of June 4, 2018 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Real Estate 2020 Loan”), between, among others, Sears, Kmart Stores of Illinois LLC, Kmart of Washington LLC, Kmart Corp., SHC Desert Springs, LLC, Innovel Solutions, Inc., Sears Holdings Management Corporation, Maxserv, Inc., Troy Coolidge No. 13, LLC, Sears Development Co. and Big Beaver of Florida Development, LLC, as borrowers (collectively, the “Real Estate 2020 Loan Borrowers”), Sears Holdings, as guarantor, JPP, LLC, as agent, and JPP, LLC, JPP II, LLC, and Cascade Investment, L.L.C., as lenders (collectively, the “Real Estate 2020 Loan Facility Lenders”), the Consolidated Loan Facility Lenders consolidated certain outstanding loans and made additional advances in an aggregate original principal amount of approximately $779.1 million (the “Real Estate 2020 Loan Facility”), secured by a lien on, among other things, a portfolio of real estate assets.

The obligations of the Real Estate 2020 Loan Borrowers under the Real Estate 2020 Loan Facility are guaranteed by Sears Holdings. The Real Estate 2020 Loan Facility matures on July 20, 2020. As of the Commencement Date, the aggregate principal amount of the Real Estate 2020 Loan Facility was approximately $831.4 million, including approximately $108.1 million structured as a “first out” tranche evidenced by promissory note “A” (“Consolidated Secured Note A”), which note is held by Cascade Investment, LLC, and approximately $723.3 million, evidenced by promissory note “B” (“Consolidated Secured Note B”), which note is held by JPP, LLC and JPP II, LLC.

As described in Section IV.N below, pursuant to the Sale Transaction and section 363(k) of the Bankruptcy Code, ESL credit bid obligations held by the Buyer and its affiliates as of the Closing Date under the Real Estate 2020 Loan Facility in the aggregate amount of $544 million.

(h) Unsecured PIK Notes

Pursuant to that certain Second Supplemental Indenture, dated as of March 20, 2018, to that certain Indenture, dated as of November 21, 2014 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Unsecured PIK Notes Indenture”), between Sears Holdings and Computershare Trust Company, N.A., as trustee, Sears Holdings issued 8% Senior Unsecured Convertible PIK Notes due 2019 (the “Unsecured PIK Notes”) in an original principal amount of approximately $214 million. Sears Holdings issued the Unsecured PIK Notes as a result of an exchange transaction (the “Holdings Unsecured Notes Exchange”), pursuant to which certain holders of Holdings Unsecured Notes (as defined herein) tendered such notes in exchange for a like principal amount of Unsecured PIK Notes. The effect of the Holdings Unsecured Notes Exchange was to eliminate the cash interest expense associated with the principal amount of Holdings Unsecured Notes that were tendered, while granting to tendering holders and, under certain circumstances, Sears Holdings, the right to convert Unsecured PIK Notes into equity of Sears Holdings.

The Unsecured PIK Notes mature on December 15, 2019, and interest thereon is payable semi-annually, at the election of Sears Holdings, in whole or in part, in cash or by increasing the principal amount of the outstanding Unsecured PIK Notes. As of the Commencement Date, the outstanding principal amount of the Unsecured PIK Notes was approximately $222.6 million, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith, as provided under the Unsecured PIK Notes Indenture.

(i) Holdings Unsecured Notes

Pursuant to the First Supplemental Indenture, dated as of November 21, 2014, to the Unsecured PIK Notes Indenture, Sears Holdings issued 8% Senior Unsecured Notes due 2019 (the “Holdings Unsecured Notes”) in an original principal amount of approximately $625 million. The Holdings Unsecured Notes mature on December 15, 2019, and interest thereon is payable semi-annually. As of the Commencement Date, the outstanding principal amount of the Holdings Unsecured Notes was approximately $411.0 million, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the Holdings Unsecured PIK Notes Indenture.

(j) SRAC Unsecured PIK Notes

Pursuant to that certain Supplemental Indenture, dated as of March 20, 2018, to the Indenture, dated as of May 15, 1995 (as amended, supplemented, or otherwise modified prior to the date hereof, the “1995 SRAC Indenture”), between SRAC and Wilmington Savings Fund Society, FSB, as successor trustee, SRAC issued 7%/12% PIK-Toggle Notes due 2028 (the “SRAC Unsecured PIK Notes”) in an original principal amount of approximately $101.9 million. SRAC issued the SRAC Unsecured PIK Notes as a result of an exchange transaction (the “SRAC Unsecured Notes Exchange”), pursuant to which certain holders of SRAC Unsecured Notes (as defined herein) tendered such notes in exchange for a like principal amount of SRAC Unsecured PIK Notes. The effect of the SRAC Unsecured Notes Exchange was to eliminate the cash interest expense associated with the principal amount of SRAC Unsecured Notes that were tendered.

The SRAC Unsecured PIK Notes mature on March 31, 2028, and interest thereon is payable semi-annually, at the election of SRAC, in whole or in part, in cash at a rate of 7.00% per annum or by increasing the principal amount of the outstanding SRAC Unsecured PIK Notes at a rate of 12.00% per annum. SRAC’s obligations under the SRAC Unsecured PIK Notes are guaranteed by certain subsidiaries of Sears Holdings. As of the Commencement Date, the outstanding principal amount of the SRAC Unsecured PIK Notes was approximately $107.9 million plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the 1995 SRAC Indenture.

(k) SRAC Unsecured Notes

Pursuant to the 1995 SRAC Indenture and that certain Indenture, dated as of October 1, 2002 (as amended, supplemented or otherwise modified prior to the date hereof, the “2002 SRAC Indenture”), between SRAC and The Bank of New York Mellon Trust Company, N.A., as successor trustee, SRAC issued certain notes having various interest rates and maturities (the “SRAC Unsecured Notes”). As of the Commencement Date, the weighted interest rate of the outstanding SRAC Notes was 7.049%, and the outstanding principal amount of the SRAC Unsecured Notes was approximately $185.6 million, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the 2002 SRAC Indenture.

(l) Trade Claims

In the ordinary course of business, the Debtors incurred various fixed, liquidated, and undisputed payment obligations (the “Trade Claims”) to various third-party providers of goods and services (the “Trade Creditors”) that were sold in the Debtors’ stores or facilitated the Debtors’ business operations. Certain of the Trade Claims (a) are entitled to statutory priority, pursuant to section 503(b)(9) of the Bankruptcy Code; (b) may give rise to shippers’, warehousemen’s, or mechanics’ liens against the Debtors’ property if unpaid; (c) may relate to funds held in trust by the Debtors that are not the property of the Debtors’ estates; or (d) may be secured by letters of credit, security deposits, or rights of setoff (collectively, the “Priority Trade Claims”).

Pursuant to the first day orders for relief, including the order allowing payment of certain prepetition claims of critical vendors, the Debtors have paid approximately $126.8 million in Trade Claims, including approximately $96.4 million in Priority Trade Claims, during the Chapter 11 Cases. As described in Section IV.H below, as of April 10, 2019, over 17,000 proofs of Claim had been filed against the Debtors in the aggregate amount of approximately $75 billion, including approximately $480 million for Priority Trade Claims. The Debtors dispute the amount and priority of many of the Trade Claims. This amount includes joint and several Claims asserted against each of the Debtors.

(m) Intercompany Claims and Notes

Certain Debtors hold claims against other Debtors and/or non-Debtor affiliates, which claims primarily result from the normal functioning of the Debtors’ centralized cash management system, as well as, in some cases, the provision of intercompany services by one Company affiliate to another Company affiliate, such as, for example, administrative support services (the “Intercompany Claims”). Intercompany Claims are recorded in the Debtors’ books and records. Additionally, certain of the Debtors and their non-Debtor affiliates have issued Intercompany Notes, including the (x) KCD Notes and (y) SRAC Medium Term Notes (each as defined herein).

(i) KCD Notes

Pursuant to that certain Indenture, dated as of May 18, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the “KCD Indenture”), between non-Debtor KCD IP, LLC (“KCD”) and U.S. Bank, National Association, as trustee, KCD issued 6.90% KCD IP, LLC Asset-Backed Notes due 2019 (the “KCD Notes”) in the original principal amount of $1.8 billion, secured by certain intellectual property related to Kenmore®, DieHard®, and Craftsman® brands (the “KCD IP”). Pursuant to the Craftsman Transaction (as defined herein), in March 2017, the intellectual property related to the Craftsman® brand was released from the collateral securing the KCD Notes, and $900 million in principal amount of KCD Notes were redeemed.

The KCD Notes mature on June 25, 2029, and interest thereon is payable monthly. Pursuant to the Indenture, the current rate of interest on the KCD Notes is 7.60% per annum. As of the Commencement Date, the outstanding principal amount of the KCD Notes was approximately $900 million, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the KCD Indenture. The KCD Notes are held by Sears Reinsurance Company Ltd. (“Sears Re”), a non-Debtor affiliate of the Debtors.

In connection with the issuance of the KCD Notes, and in accordance with the terms of the KCD Indenture, KCD licensed the use of the KCD IP to two Debtors, Sears Roebuck and Kmart Corp. These Debtors, as licensees, are required to make certain royalty payments to KCD (the “Royalty Payments”). Pursuant to the Exclusive License, the Royalty Payments contained two components: (i) an actual royalty payment based on the sales of Kenmore® and DieHard® branded products (the “Actual Royalty”); and (ii) a required minimum payment each month (the “Minimum Royalty”). No Royalty Payments have been made by the Debtors since the Commencement Date. As described in Section IV.N below, pursuant to the Sale Transaction, the KCD Notes were sold to the Buyer as an Acquired Asset under the Asset Purchase Agreement (subject to the terms of the Asset Purchase Agreement including obtaining required approval from the Bermuda Monetary Authority).

As more fully set forth in Section IV.N below, the PBGC Settlement provides that the PBGC will take all reasonable actions requested by the Debtors to cause KCD to waive any alleged administrative expense claim against the Debtors arising from the failure to make the Royalty Payments.

(ii) SRAC Medium Term Notes

Pursuant to the 2002 SRAC Indenture, SRAC has issued certain intercompany unsecured notes of various interest rates and maturities (the “SRAC Medium Term Notes”). As of the Commencement Date, the outstanding principal amount of the SRAC Medium Term Notes was approximately $2.3 billion, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the 2002 SRAC Indenture. Approximately $1.4 billion in SRAC Medium Term Notes are held by Sears Re, a non-Debtor affiliate of the Debtors. As of the Commencement Date, the balance of the SRAC Medium Term Notes were held by other Debtors. Pursuant to the 2002 SRAC Indenture, the holder of the SRAC Medium Term Notes is not entitled to a distribution if it is an affiliate of the Debtors or of any such other obligor.

As described in Section IV.R.2 below, on November 19, 2018 the Bankruptcy Court approved the sale of the Debtors’ interest in approximately $880 million principle amount of the SRAC Medium Term Notes to Cyrus Capital Partners, L.P. (“Cyrus”) for approximately $82.5 million (ECF Nos. 826, 1481). Further, certain non-Debtors were indebted, as of the Commencement Date, under the Sparrow Term Loan and Sparrow Mezzanine Term Loan.

(n) Sparrow Term Loan

Pursuant to that certain Term Loan Agreement, dated as of March 14, 2018 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Sparrow Term Loan Agreement”), among non-Debtor SRC O.P. LLC, non-Debtor SRC Facilities LLC and non-Debtor SRC Real Estate (TX), LLC, as borrowers (collectively, the “Sparrow Borrowers”), UBS AG, Stamford Branch, as administrative agent, and the lenders party thereto (the “Sparrow Lenders”), the Sparrow Lenders extended a term loan facility to the Debtors in an original principal amount of $200.0 million (the “Sparrow Term Loan”), secured by, among other things, the Sparrow Borrowers’ interests in 138 real properties (the “Sparrow Properties”). Sears Holdings and Sears have provided a limited guaranty of the Sparrow Borrowers’ obligations under the Sparrow Term Loan. The Sparrow Properties are subject to that certain Amended and Restated Master Lease Agreement dated as of March 14, 2018. Since the Commencement Date, the Debtors have not made payments of rent under the Master Lease with respect to forty-one (41) stores that had closed prior to the Commencement Date.

The Sparrow Term Loan matures on August 30, 2019. As of the Commencement Date, the Sparrow Borrowers were liable to the Sparrow Lenders under the Sparrow Term Loan Agreement in the aggregate amount of approximately $110.0 million in respect of outstanding principal amount, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the Sparrow Term Loan Agreement.

As described in Section IV.N below, pursuant to the Sale Transaction, the equity interests of SRC O.P. LLC owned by SRC Sparrow 2 LLC were sold to the Buyer as an Acquired Asset under the Asset Purchase Agreement.

(o) Sparrow Mezzanine Term Loan

Pursuant to that certain Term Loan Agreement, dated as of March 14, 2018 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Sparrow Mezzanine Term Loan Agreement”), among non-Debtor SRC Sparrow 2 LLC, as borrower (the “Sparrow Mezzanine Borrower”), JPP, LLC, as administrative agent, and the lenders party thereto (including JPP, LLC and JPP II, LLC) (collectively, the “Sparrow Mezzanine Lenders”), the Sparrow Mezzanine Lenders extended a term loan to the Debtors in an original principal amount of $240.0 million (the “Sparrow Mezzanine Term Loan”).    The Sparrow Mezzanine Term Loan was secured by a pledge of equity interests in non-Debtor SRC O.P. LLC, which is the parent company of the other Sparrow Borrowers. Sears Holdings and Sears provided a limited guaranty of the Sparrow Mezzanine Borrower’s obligations under the Sparrow Mezzanine Term Loan.

The Sparrow Mezzanine Term Loan matures on July 20, 2020. As of the Commencement Date, the Sparrow Mezzanine Borrower was liable to the Sparrow Mezzanine Lenders in the aggregate amount of approximately $513.2 million, in respect of the outstanding principal amount, plus unliquidated amounts including interest thereon and fees, expenses, charges, and other obligations incurred in connection therewith as provided under the Sparrow Mezzanine Term Loan Agreement.

2. Pension Plan Protection and Forbearance Agreement

Prior to the Commencement Date, the Debtors maintained two company-sponsored single employer pension plans: Sears Holdings Pension Plan 1 (“Plan 1”) and Sears Holdings Pension Plan 2 (“Plan 2” and together with Plan 1, the “Pension Plans”). The two Pension Plans were established effective December 1, 2016 when the Debtors amended the original Sears Holding Pension Plan (the “Original Pension Plan”) and transferred certain benefits liabilities and assets to Plan 2 and amended and renamed the Original Pension Plan as Sears Holdings Pension Plan 1. The Pension Plans cover approximately 94,000 participants, who are current and former employees of the Debtors (the “Plan Participants”). Both Pension Plans are noncontributory defined benefit plans covering the Plan Participants of certain Debtors under sections 1342 and 1348 of Title IV of the Employee Retirement Income Security Act of 1974, as amended §§ 1301-1461 (“ERISA”).

The Pension Plans are administered by the PBGC. The PBGC guarantees payment of certain pension benefits upon termination of qualified plans such as the Pension Plans. The Pension Plans were frozen for purposes of benefit accruals in 1996 for certain of the Debtors’ Kmart participants. In 2005, Sears Holdings froze benefit accruals under the Pension Plans for certain Sears Holdings participants. Nevertheless, the Debtors maintained pension obligations for past services by certain of the Debtors’ former employees. Accordingly, no new employees could participate in the Pension Plans after the applicable freeze date, and no existing employees could earn a benefit accrual under the Pension Plans for services performed after these dates.

In addition, in connection with the Pension Plans, the Debtors are obligated to make certain statutory insurance premium payments to the PBGC (the “PBGC Premiums”). The PBGC Premiums are payable annually and the Debtors estimate that, absent the commencement of the Chapter 11 Cases, the PBGC Premium due in September 2019 would have been approximately $35 million. Inclusive of all direct and indirect contributions to the Pension Plans, the Debtors contributed approximately $546.9 million during the 2017 fiscal year and, as of the Commencement Date, approximately $459.3 million during to the Pension Plans during the 2018 fiscal year.

As of the Commencement Date, the Pension Plans were significantly underfunded, with the Debtors estimating an aggregate unfunded benefit liability (the “UBL”, and such claims by the PBGC, the “PBGC UBL Claim”) on an ongoing basis which, depending upon the interest rate used, could well exceed $1 billion. Under ERISA section 1301(a)(18), unfunded benefit liabilities are defined as “the value of the benefit liabilities under the plan (determined as of such date on the basis of assumptions prescribed by the corporation for purposes of section 1344 of this title), over the current value (as of such date) of the assets of the plan.” 29 U.S.C. § 1301(a)(18).

In addition to the PBGC UBL Claims, the PBGC could assert certain termination charges and penalties for up to $3,750 per Plan Participant, totaling approximately $340 million (the “Termination Premiums”). Generally, under ERISA section 1306(a)(7), if a defined benefit plan is terminated involuntarily or through a distressed termination “there shall be payable to the [PBGC], with respect to each applicable 12–month period, a premium at a rate equal to $1,250 multiplied by the number of individuals who were participants in the plan immediately before the termination date.” 29 U.S.C. § 1306(a)(7). The PBGC is authorized to assert this $1,250 premium for three consecutive years. See 29 U.S.C. § 1306(a)(7)(C).

In March 2016, the Debtors entered into a five-year pension plan protection and forbearance agreement (the “PPPFA”) with the PBGC. Pursuant to the PPPFA, the Debtors agreed to continue to “ring fence” the real estate assets and intellectual property (collectively, the “Ring-Fenced Assets”) held by certain of the Debtors’ subsidiaries (collectively, the “Ring-Fenced Subsidiaries”). The Ring-Fenced Subsidiaries granted the PBGC a “springing lien” on the Ring-Fenced Assets—which included the KCD IP—which lien would be triggered (subject to certain conditions) upon the occurrence of a limited set of conditions, including (i) the failure to make required contributions to the Pension Plans, (ii) a prohibited transfer of ownership interests in the Ring-Fenced Subsidiaries, (iii) the occurrence of a termination event under the Pension Plans, and (iv) bankruptcy- or insolvency-related events with respect to the Debtors or certain of its material subsidiaries (the “Springing Lien Events”). In exchange, the PBGC agreed to forbear from initiating an involuntary termination of the Company’s domestic pension plans. In connection with the Craftsman Transaction (defined below) described in Section III.C.(c) below, the cash proceeds of the sale of the Craftsman Deferred Payment Receivables (defined below) to a third party were deposited into an escrow account maintained by the PBGC for the benefit of the Pension Plans (the “PBGC Escrow”), to be distributed to the Pension Plans over time, and certain real estate was released from the springing liens. Because the conditions for the springing lien to be triggered on the remaining intellectual-property-related Ring-Fenced Assets include payment in full of the KCD Notes or the grant of such lien ceasing to constitute a default thereunder, neither of which has occurred, the springing lien in favor of the PBGC was not triggered.

Proceeds from various transactions have resulted in cash being deposited into the PBGC Escrow. Pursuant to the PPPFA, as amended by the REMIC Amendment Agreement (as defined below) and further amended by the Amendment to Transaction Documents dated as of August 30, 2018, the escrow agent for the PBGC Escrow was required, by April 1, 2019, to transfer from the PBGC Escrow to the Pension Plans as much as needed to satisfy in full all estimated minimum funding obligations through the plan year starting December 1, 2018 or until all remaining funds were transferred. As of April 1, 2019, all of the funds in the PBGC Escrow have been transferred to the Pension Plans.

As described in detail in Section IV.U below, the Debtors have entered into a settlement agreement with the PBGC that is incorporated in the Plan.

3. Equity Ownership

Sears Holdings has outstanding shares of common stock (the “Common Stock”) and warrants (the “Warrants”) that are registered with the Securities and Exchange Commission (“SEC”). Accordingly, Sear Holdings files annual, quarterly and current reports with, and furnishes other information to, the SEC. Prior to the Commencement Date, the Common Stock and Warrants were listed on the NASDAQ Global Market under the symbols “SHLD” and “SHLW” respectively. On the Commencement Date, Sears Holdings filed a Current Report on Form 8-K to report, among other things, the filing of the Chapter 11 Cases with the Bankruptcy Court. Sears Holdings also received a notice of delisting from NASDAQ on the Commencement Date as a result of the bankruptcy filings, which was not appealed. On October 24, 2018, the Common Stock and Warrants began trading over-the-counter on the OTC Pink market under symbols SHLDQ and SHLWQ. Trading volume of the Common Stock and the Warrants has fluctuated since the Commencement Date. Sears Holdings does not have the ability to control the over-the-counter trading market; however, Sears Holdings has disclosed in reports filed with or furnished to the SEC that Sears Holdings “does not believe that there will be sufficient funds or other assets in the [Estate] to allow holders of its Common Stock to receive any distribution of value in respect of their equity interests.” ESL directly and indirectly owns an aggregate of approximately 48.4% of the outstanding Common Stock. All other Debtors are direct or indirect subsidiaries of Sears Holdings. Sears Holdings has no preferred stock outstanding.

III.

KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

A. Market Conditions

The retail department store business is a highly competitive market segment. The Company, in particular, competed with a wide variety of retailers, including other department stores, discounters, home-improvement stores, consumer-electronics dealers, automotive service providers, specialty retailers, and wholesale clubs, as well as many other retailers operating on a national, regional, or local level in the United States. Additionally, online retailers have significantly increased competitive pressures in the retail industry, particularly with respect to businesses that have large brick-and-mortar footprints, such as the Company. Due in part to the growth of e-commerce, mall traffic has steadily declined. Many traditional retailers have been forced to reduce prices to remain competitive and, in many cases, initiate massive store-closure initiatives in response to the challenging market conditions brought about by the growth of online retailers, which contributed to the closure of 71.7% of store locations since 2013 through the Commencement Date.

B. Declining Revenues and Liquidity Issues

In recent years leading up to the Commencement Date, the Company’s revenues declined substantially, in large part due to declines in sales across Sears and Kmart stores, which led to a multitude of store closings across the United States. Indeed, over the past five (5) fiscal years prior to the Commencement Date, the Company’s revenues declined $19.5 billion, or approximately 53.8%. In fiscal year 2017, the Company’s revenues decreased by $5.4 billion—approximately 24.6%—to $16.7 billion, as compared to $22.1 billion in fiscal year 2016. Comparable store sales similarly declined 13.5% in fiscal year 2017, which contributed to $1.9 billion of the revenue decline relative to the prior year. When broken down by segment, in fiscal year 2017, Sears® comparable store sales declined 15.2%—driven primarily by decreased sales in the home appliance, apparel, consumer electronics, and lawn and garden categories—and Kmart® comparable store sales declined 11.4%—driven primarily by decreased sales in the pharmacy, grocery and household, home fashion, drugstore, consumer electronics, and apparel categories.

Moreover, the Debtors had been significantly limited in their ability to operate their business based on their liquidity needs. The Debtors concluded in their Quarterly Report on Form 10-Q for the quarter ended August 4, 2018 filed with the SEC on September 13, 2018, that substantial doubt was deemed to exist about their ability to continue as a going concern. In the following weeks leading up to the Commencement Date, the Debtors were unable to implement the actions to generate sufficient liquidity to continue normal business operations.

As of the Commencement Date, the Debtors had approximately $5.6 billion in funded debt, approximately $922 million of which was unsecured; primarily incurred to offset declining revenues, honor its pension obligations, and obtain inventory following a contraction in trade terms. In addition, nearly all of the Debtors’ assets were encumbered including, among other things, over 200 real property locations, the Debtors’ most valuable intellectual property, the KCD IP, all of the Debtors’ credit card receivables, pharmacy receivables, and inventory, as well as much of the Debtors’ cash. Importantly, over $1.7 billion of the Debtors’ debt would mature in fiscal year 2018 and fiscal year 2019. As of the Commencement Date, the Debtors’ annual cash interest expense was approximately $440 million. The Debtors also had substantial legacy liabilities that consumed a significant amount of their cash on an annual basis. Although the Company’s employees did not earn pension benefits, the Company had legacy pension obligations with respect to past service performed by its retirees. The Company contributed to the Pension Plans (as defined below) approximately $546.9 million during fiscal year 2017 and approximately $459.3 million during fiscal year 2018 through the Commencement Date, inclusive of direct contributions and contributions into the PBGC Escrow.

Additionally, the Debtors’ liquidity issues had been exacerbated by a contraction in trade terms. Certain vendors demanded reduced payment schedules, while others went further, requiring the Debtors to pay cash in advance as a condition to the continued delivery of merchandise. This resulted in a nearly 78% reduction in trade credit and required the Debtors to finance a significant portion of their inventory on their balance sheet, thereby limiting the Debtors’ ability to purchase inventory and, as a result, to operate their stores at productive levels. The resulting reduction in inventory further aggravated the Debtors’ liquidity position by shrinking the borrowing base under the Revolving Credit Facility, on which the Debtors relied to fund their working capital requirements. In addition, vendors also reduced subsidies, which they historically provided to support the Debtors’ marketing efforts, by approximately $84 million on an annual basis.

C. Prepetition Restructuring Efforts

Prior to the Commencement Date, the Debtors made efforts to transform its business outside of formal bankruptcy proceedings, including through initiatives to improve operational efficiencies, monetize the Debtors’ assets, reduce and manage the Debtors’ legacy liabilities, and refinance the Debtors’ debt. The Debtors were unable to generate sufficient liquidity and ultimately had to avail themselves of the protections and tools of chapter 11.

(a) Strategic Operational Initiatives

Over the past five years, the Debtors launched various initiatives to reduce expenses and stem their substantial operating losses. The Debtors, for example, worked to simplify their organizational structure, thereby reducing their payroll and benefits obligations. Additionally, the Debtors improved their supply chain and logistics, including by rationalizing and simplifying the Debtors’ distribution network and by improving load rates on existing freight.

The Debtors also evaluated store-level performance to rationalize the size of their retail footprint, both in terms of the number of stores, as well as the square footage and layout of the stores that remained open. As a result, the Debtors significantly reduced the number of stores that they operated. During the 2018 fiscal year, the Debtors closed over 300 unprofitable locations. The Debtors also introduced a new format at many of their locations in order to reduce the stores’ footprints and more effectively utilize space.

The reduction in the number of stores the Debtors operated, as well as the reconfiguration of the stores they continued to operate, was part of the Debtors’ business model transformation efforts to place a greater emphasis on providing dynamic online and in-person shopping experiences for their customers. As of the Commencement Date, however, the Debtors had not been able to reduce their substantial SG&A expenses to a manageable level.

(b) Monetization of the Debtors’ Real Estate Portfolio

In a further effort to generate cash, enhance their liquidity, and extend their runway, the Debtors monetized substantially all of their real estate portfolio. In April 2015, the Debtors entered into transactions (collectively, the “Real Estate JV Transactions”) to form three distinct real estate ventures with General Growth Properties, Inc., Simon Property Group, Inc., and The Macerich Company (collectively, the “Real Estate JVs”). The Debtors contributed thirty-one (31) properties, in the aggregate, to the Real Estate JVs in exchange for a fifty-percent (50%) interest in the Real Estate JVs. The Debtors received gross proceeds from the Real Estate JV Transactions of approximately $429 million in the aggregate. Further, in July 2015, Sears Holdings completed a rights offering, which was offered to all stockholders, and a sale-leaseback transaction (the “Seritage Transaction”) with Seritage Growth Properties (“Seritage”), a newly formed, publicly traded real estate investment trust (“REIT”).    As part of the Seritage Transaction, the Debtors sold 235 properties (the “REIT Properties”) to Seritage, along with the Debtors’ fifty-percent (50%) interest in the Real Estate JVs. The Debtors received gross proceeds from the Seritage Transaction of approximately $2.7 billion in the aggregate. The Seritage Transaction was reviewed by an independent special committee of the Board with input from independent legal and financial advisors and then was approved by the full Board.

The Debtors also pledged other real estate assets as collateral to obtain financing, including with respect to the 2016 Real Estate Loan, the 2017 Real Estate Loan, the Sparrow Term Loan, and the Sparrow Mezzanine Term Loan. A significant portion of the financing under the foregoing loans was provided by ESL or its affiliates following review by an independent special committee of the Board with input from independent legal and financial advisors and, subsequently, approval of the full Board.

(c) Sale of the Craftsman® Brand

In January 2017, the Debtors announced that they had entered into a definitive agreement under which Stanley Black & Decker, Inc. (“SB&D”) agreed to purchase the Craftsman® brand from the Debtors (the “Craftsman Transaction”). Under the Craftsman Transaction, the Debtors received (i) an initial upfront payment of approximately $525 million at closing, (ii) a deferred payment of approximately $250 million in cash on the third anniversary of the closing (the “Craftsman Deferred Payment”), and (iii) payments of between 2.5% and 3.5% on SB&D’s sales of Craftsman® products during the fifteen (15) year period following the closing (collectively, the “Craftsman Royalty Payments”).

Inasmuch as the intellectual property with respect to the Craftsman® brand was a Ring-Fenced Asset, without the consent of the PBGC, the consummation of the Craftsman Transaction would have constituted a Springing Lien Event under the PPPFA. In March 2017, the PBGC consented to the consummation of the Craftsman Transaction, including the sale of the Craftsman®-related assets. As a condition to obtaining the PBGC’s consent, the Debtors agreed to grant the PBGC a lien on, and subsequently contributed to the Pension Plans, (i) the value of the Craftsman Deferred Payment, with such payment being fully credited against certain of the Debtors’ minimum pension funding obligations in 2017, 2018, and 2019; (ii) a lien on the Craftsman Royalty Payments, with such payments contributed to the Pension Plans and credited against the Debtors’ minimum pension funding obligations starting no later than five (5) years from the date of consummation of the Craftsman Transaction; and (iii) a lien on twelve (12) real properties with an appraised value of $100 million (the “Craftsman Mortgaged Properties”), which properties previously were not Ring-Fenced Assets.

During the second quarter of 2017, the Debtors sold the receivable related to the Craftsman Deferred Payment (the “Craftsman Deferred Payment Receivable”) to a third-party purchaser and deposited the proceeds therefrom into the PBGC Escrow. The Debtors subsequently contributed the proceeds realized from the sale of the Craftsman Deferred Payment Receivable to the Pension Plans, which contribution was credited against the Debtors’ minimum pension funding obligations.

In August 2018, the Debtors entered into an agreement with the PBGC, whereby the PBGC agreed to release its liens on the Craftsman Mortgaged Properties. In consideration of the PBGC’s agreement to release its liens on the Craftsman Mortgaged Properties, which had a value of approximately $100 million, the Debtors deposited $32 million into the PBGC Escrow. Once the liens were released, certain Craftsman Mortgage Properties were subsequently marketed and sold.

(d) PPPFA REMIC Amendment

In November 2017, the Debtors entered into another agreement with the PBGC (the “REMIC Amendment Agreement”) to amend the PPPFA to permit the Debtors to monetize 138 real properties (the “REMIC Properties”) that had been Ring-Fenced Assets under the PPPFA. Pursuant to the REMIC Amendment Agreement, the PBGC agreed to release the REMIC Properties from the ring-fence arrangement, such that the REMIC Properties would no longer be Ring-Fenced Assets, upon the Debtors’ contribution to the Pension Plans and the PBGC Escrow of an aggregate amount of approximately $407 million from the proceeds of a monetization of such REMIC Properties ($282 million to the Pension Plans and $125 million to the PBGC Escrow), which would be credited against the Debtors’ minimum funding obligations when contributed to the Debtors’ Pension Plans.

Pursuant to the REMIC Amendment Agreement, the Debtors also agreed to make a $20 million supplemental contribution to the Pension Plans, which would not be so credited. In March 2018, the Debtors entered into the Sparrow Term Loan Agreement and the Sparrow Mezzanine Term Loan Agreement, pledging the REMIC Properties and the Debtors’ equity interests in the parent company of the subsidiaries that own the REMIC Properties, respectively, as security thereunder. The Debtors utilized the proceeds of the Sparrow Term Loan and the Sparrow Mezzanine Term Loan to contribute approximately $282 million to the Pension Plans and to deposit approximately $125 million into the PBGC Escrow.

(e) Refinancing of Debt Facilities

The Debtors had taken a number of actions with respect to their debt obligations to enhance their liquidity position, in light of the Debtors’ substantial operating losses and negative cash flow. In particular, the Debtors reached agreements with their lenders, including ESL, to extend the maturity of certain of their indebtedness, eliminate a portion of their cash interest expense, and enhance their overall flexibility. Since 2016, the Debtors had, among other things, extended the maturity of, and eventually repaid in full, the Prepetition ABL Term Loan Facility, amended the Prepetition ABL Credit Agreement to increase their general debt basket, increased the advance rate under the Second Lien Credit Facility, extended the maturity of approximately $169.8 million principal amount of Second Lien Notes pursuant to the Second Lien Notes Exchange, and eliminated approximately $15 million per quarter in cash interest expense pursuant to the Second Lien Notes Exchange, the Holdings Unsecured Notes Exchange, and the SRAC Unsecured Notes Exchange. The Debtors also obtained various additional financings on both a secured and unsecured basis, primarily from ESL and its affiliates. In each case that the Debtors entered into a transaction with ESL to obtain additional financing, such transaction was reviewed by an independent special committee of the Board with input from independent legal and financial advisors and then was approved by the full Board.

(f) Amendment of Credit Card Arrangement with Citibank

In May 2018, the Debtors entered into an amendment of its credit card program agreement (the “Citibank Card Amendment”) with Citibank, N.A. (“Citibank”) to provide for a five (5) year extension of the Debtors’ credit card program through November 2025 (subject to the Debtors’ right to extend the program for an additional two (2) years and to certain financial preconditions). Pursuant to the Citibank Card Amendment, Citibank paid the Debtors $425 million, and the Debtors established a reserve for the benefit of Citibank in the amount of $25 million, immediately following the parties’ entry into the amendment. The Citibank Card Amendment provided the Debtors with significant liquidity.

(g) Process for the Divestiture of Sale Assets

In April 2018, the Board formed a special committee of independent members of the Board to oversee a formal process exploring the sale of the Kenmore brand and related assets, SHIP and the Parts Direct business of the Sears Home Services division (collectively, the “Sale Assets”) following the receipt of a letter from ESL expressing the view that the Debtors should pursue a divestiture of the Sale Assets in order to maximize their value and expressing interest in participating as a purchaser. The special committee engaged independent legal and financial advisors and conducted a sale process, including significant outreach to parties other than ESL. On August 14, 2018, the special committee received a non-binding proposal letter from ESL to acquire the Kenmore brand and related assets and SHIP, each subject to various conditions including obtaining debt financing, and, in the case of Kenmore, obtaining equity financing on terms acceptable to ESL. The Debtors and ESL were not able to enter into definitive agreements in respect of such Sale Assets were prior to the Commencement Date.

IV.

OVERVIEW OF THE CHAPTER 11 CASES

A. Commencement of Chapter 11 Cases

On October 15, 2018, the Debtors commenced the Chapter 11 Cases. The Debtors believed that the chapter 11 process would assure the Debtors’ continued access to sufficient liquidity necessary to continue normal business operations and provide a forum to evaluate restructuring options that would maximize value of the Debtors’ estates. The Debtors continue managing their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B. First Day Motions

On the Commencement Date, the Debtors filed multiple motions seeking various relief from the Bankruptcy Court to enable the Debtors to facilitate a smooth transition into chapter 11 (the “First Day Motions”). The Bankruptcy Court granted substantially all of the relief requested in the First Day Motions and entered various orders authorizing the Debtors to, among other things:

•	Continue paying employee wages and benefits;

•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms;

•	Pay certain critical vendors and obligations with respect to prepetition orders of goods to be delivered postpetition;

•	Pay prepetition claims of shippers, warehousemen, and other non-merchandise lien claimants, and PACA/PASA claimants;

•	Continue payments that constitute trust funds;

•	Establish procedures for store closing sales to close unprofitable stores to eliminate the significant cash burn associated therewith;

•	Continue customer programs;

•	Establish procedures for the rejection of unexpired leases of nonresidential real property and the abandonment of certain property in connection therewith;

•	Continue insurance programs, the processing of workers’ compensation claims, and the premium financing agreements under certain insurance policies;

•	Pay certain prepetition taxes and assessments;

•	Establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service; and

•	Obtain senior secured superpriority financing and use of cash collateral, as discussed in more detail below in Section D.

C. Procedural Motions

Throughout the Chapter 11 Cases, the Bankruptcy Court has entered various procedural orders common to Chapter 11 Cases of similar size and complexity, including, among others, orders authorizing the joint administration of the Debtors’ related Chapter 11 Cases (ECF No. 118), establishing procedures for the interim compensation and reimbursement of expenses of professionals (ECF No. 796), and authorizing the Debtors to employ professionals used in the ordinary course of business (ECF No. 2560).

D. Debtor-in-Possession Financing

1. DIP ABL Facility

On the Commencement Date, the Debtors filed a motion (the “Senior DIP Motion”) (ECF No. 7) to obtain approval of senior secured superpriority debtor-in-possession financing, use of cash collateral, and provide adequate protection to the secured parties under the Prepetition ABL Facility. The financing consisted of an up to $1.83 billion senior secured superpriority priming debtor-in-possession asset-based credit facility (the “DIP ABL Facility”), provided under that certain Superpriority Senior Secured Debtor-in-Possession Asset-Based Credit Agreement, dated as of November 29, 2018 (as amended, the “DIP ABL Credit Agreement”), among the Prepetition ABL Borrowers, Bank of America as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association each as co-collateral agents (together, the “DIP ABL Agents”), the other lenders party thereto, with $300 million of new incremental capacity consisting of (i) a revolving asset-based credit facility with aggregate commitments of approximately $188 million (the “DIP ABL Revolver”) and (ii) an asset-based term loan in the aggregate principal amount of approximately $112 million (the “DIP ABL Term Loan”). The DIP ABL Facility was secured by liens on the same collateral as the Prepetition ABL Collateral plus all other assets (including the Specified Collateral (as defined below)) and other previously unencumbered assets of the Debtors party to the DIP ABL Facility (such continuing valid, binding, enforceable, non-avoidable, automatically and properly perfected post-petition security interests in and liens, the “DIP ABL Liens”).

The DIP ABL Facility was essential to allowing the Debtors the ability to (i) operate in chapter 11, (ii) avoid irreparable harm to the Debtors’ estates, and (iii) be sold as a going concern or reorganize around a reduced footprint of stores.

Upon entry of the order approving the Senior DIP Motion on an interim basis (the “Interim DIP ABL Order”) (ECF No. 101), (a) approximately $188 million was made available to the Debtors under the DIP ABL Revolver, including a $50 million letter of credit subfacility and a $25 million discretionary swingline facility, and (b) an aggregate initial principal amount of approximately $112 million was made available under the DIP ABL Term Loan. Upon entry of the order approving the Senior DIP Motion on a final basis (the “Final DIP ABL Order”) (ECF No. 955), all extensions of credit and term loans (other than the Prepetition FILO Term Loan and bank products constituting the Stand-Alone L/C Facility) outstanding under the Prepetition ABL Credit Facility held by lenders who agreed to participate in the new incremental DIP loans were rolled up and became obligations under the DIP ABL Facility.

2. Junior DIP Financing

The Debtors began the marketing and solicitation process for junior debtor-in-possession financing prepetition, together with the DIP ABL Facility. But, in the interest of time and executing a thorough process, the Debtors continued the marketing postpetition, and on November 25, 2018, filed a supplemental motion (the “Junior DIP Motion”) (ECF No. 872) for approval of a $350 million multiple-draw junior debtor-in-possession term loan (the “Junior DIP Financing,” and together with the DIP ABL Facility, the “DIP Financing”), provided under that certain Superpriority Junior Lien Secured Debtor-in-Possession

Credit Agreement, dated as of November 29, 2018 (as amended, the “Junior DIP Credit Agreement”), Cantor Fitzgerald Securities as administrative agent and collateral agent (in both capacities collectively, the “Junior DIP Agent”), for the lenders party thereto. The Junior DIP Financing was secured by (a) a junior lien on the Prepetition ABL Collateral, (b) a lien pari passu with the DIP ABL Liens on certain unencumbered assets (the “Specified Collateral”) junior only to the Carve-Out (as defined in the Final DIP ABL Order) and the Senior Permitted Liens (as defined in the Junior DIP Credit Agreement), (c) a lien junior only to the Carve-Out, the Senior Permitted Liens and DIP ABL Liens on other previously unencumbered assets, and (d) a lien junior only to the Carve-Out, Other Prepetition Liens (as defined in the Junior DIP Motion), other Senior Permitted Liens, and DIP ABL Liens on other collateral subject to prepetition liens. Importantly, it was agreed that one hundred percent (100%) of the net cash proceeds from dispositions of Prepetition Unencumbered Collateral (as defined in the Final Junior DIP Order (defined below)) would be used to (a) fund the Wind Down Account, (b) fund the cash collateral account in an amount sufficient to repay the DIP ABL Facility in full, and (c) upon discharge of the DIP ABL Facility obligations, the amounts would be held as collateral for the obligations under the Junior DIP Financing.

The Junior DIP Financing was essential to allowing the Debtors to operate a larger number of stores while running the auction and sale process and to evaluate their “bubble” stores. The overlapping processes to obtain the DIP Financings were extensive and culminated in multi-party discussions in advance of the hearing for final relief on the DIP ABL Facility and interim relief for the Junior DIP Financing. Ultimately, a global settlement was reached with respect to both facilities with various objecting parties, including the Creditors’ Committee.

Upon entry of the order approving the Junior DIP Motion on an interim basis (the “Interim Junior DIP Order”) (ECF No. 951), up to $250 million was made available under the Junior DIP Financing. Upon entry of the order approving the Junior DIP Motion on a final basis (the “Final Junior DIP Order”) (ECF No. 1436), the remaining $100 million was made available to the Debtors under the Junior DIP Financing.

3. Effect of Sale Transaction on DIP Financing

Upon the Sale Closing, the entire $350 million of outstanding principal amount under the Junior DIP Financing was rolled-over with the consent of the Junior DIP Lenders—Cantor Fitzgerald Securities, Cyrus Opportunities Master Fund II, Cyr Fund, L.P., Crescent 1, L.P., Cyrus Select Opportunities Master Fund, Ltd, Canary SC Fund, L.P., Cyrus 1740 Fund, L.P., and Cyrus Special Strategies Master Fund, L.P.—to Transform’s capital structure. In addition, the obligations owed under the DIP ABL Credit Agreement were refinanced with $850 million of cash that was funded with the proceeds of a new ABL facility by and among the Buyer (as defined below), Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc. and Royal Bank of Canada and the other lenders party from time to time thereto.

E. Appointment of the Creditors’ Committee

On October 24, 2018, the Creditors’ Committee was appointed by the Office of the United States Trustee for Region 2 (the “U.S. Trustee”) pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in the Chapter 11 Cases (ECF No. 276).

The members of the Creditors’ Committee are the PBGC, Oswaldo Cruz, Winiadaewoo Electronics America, Inc., Apex Tool Group, LLC, Computershare Trust Company, N.A., The Bank of New York Mellon Trust Company, Basil Vasiliou, Simon Property Group, L.P., and Brixmor Operating Partnership, L.P.

The Creditors’ Committee retained Akin Gump Strauss Hauer & Feld LLP as its attorneys, Houlihan Lokey Capital, Inc. as its investment banker, and FTI Consulting, Inc. as its financial adviser.

The Debtors have consulted extensively with the Creditors’ Committee throughout these Chapter 11 Cases. Specifically, the Debtors have participated in numerous teleconferences and in-person meetings with the members of the Creditors’ Committee and their advisors to discuss and consult with respect to the administration of the Chapter 11 Cases, the Sale Process (defined below), and the Plan.

F. Appointment of a Fee Examiner

On January 3, 2019, the U.S. Trustee filed a motion to appoint an independent fee examiner in these Chapter 11 Cases (ECF No. 1470) (the “Fee Examiner Motion”). After consultation with the Debtors, the Creditors’ Committee, and other parties in interest, the U.S. Trustee appointed Paul E. Harner as an independent fee examiner (the “Fee Examiner”), subject to the terms and conditions of the order authorizing the appointment of the Fee Examiner entered on April 22, 2019 (ECF No. 3307) (“Fee Examiner Order”) and the Interim Compensation Order (as defined in the Fee Examiner Motion and as modified by the Fee Examiner Order).

G. Lease and Store Portfolio Review

As of the Commencement Date, the Debtors were lessees under approximately 964 leases, including 567 leases for operating retail stores in forty-nine (49) states, Guam, Puerto Rico, and the U.S. Virgin Islands. The remaining leases relate to various non-retail buildings, including but not limited to, distribution centers, logistics locations, and offices.

The Debtors’ leasehold interests are important assets of the Debtors’ estates and the treatment of such assets was integral to maximizing value for the Debtors’ estates. To that end, the Debtors retained A&G Realty Partners, LLC (“A&G”) as a non-exclusive real estate consultant and advisor, to provide certain valuation work and to negotiate with certain landlords the reduction of rent and/or other obligations of Debtors under certain of the Debtors’ unexpired leases. The Debtors also retained Jones Lang LaSalle Americas, Inc. (“JLL Americas”) as a non-exclusive real estate advisor to, among other things, nationally market the sale of certain of Debtors’ owned and leased real property. In addition, the Debtors separately retained JLL Valuation and Advisory Services, LLC (“JLL Advisory” and, together with JLL Americas, “JLL”) to prepare appraisals of certain of the Debtor’s real estate assets to be used in connection with the Chapter 11 Cases.

1. Lease Rejection Procedures

To facilitate the Debtors’ efforts to reject burdensome unexpired nonresidential real property leases, on November 16, 2018, the Bankruptcy Court approved procedures to reject unexpired leases and abandon certain personal property in connection therewith (the “Lease Rejection Procedures”) (ECF No. 800).

Pursuant to the Lease Rejection Procedures, the Debtors have filed eight (8) notices of rejection of certain unexpired leases of nonresidential real property and abandonment of property in connection therewith (each, a “Lease Rejection Notice” and collectively, the “Lease Rejection Notices”) (ECF Nos. 1076, 1348, 2695, 2718, 2972, 3300, 3449, and 3538). The Lease Rejection Notices, excluding the Seritage Lease Rejection Notice (defined below), proposed rejection of 217 leases. To the extent that objections were filed to the Lease Rejection Notices, such objections have been or will be resolved. The Bankruptcy Court entered the orders pertaining to the Lease Rejection Notices on December 26, 2018, February 5, 2019, March 12, 2019, March 13, 2019, April 11, 2019, May 8, 2019, May 14, 2019, and May 15, 2019, respectively (ECF Nos. 1418, 2401, 2800, 2805, 3150, 3756, 3864, 3884, and 3885).

The fourth Lease Rejection Notice filed by the Debtors on February 28, 2019, sought to reject that certain master lease, dated July 7, 2015, by and among Seritage SRC Finance LLC and Seritage KMT Finance LLC and Kmart Operations LLC and Sears Operations LLC (as amended on July 12, 2017, September 14, 2018, and September 28, 2018) (the “Seritage Master Lease” and such Lease Rejection Notice, the “Seritage Lease Rejection Notice”) (ECF No. 2718). The objection deadline for the Seritage Lease Rejection Notice was March 11, 2019 at 4:00 p.m. Eastern Time. No objections were filed and the Bankruptcy Court entered an order approving rejection of those leases on March 12, 2019 (ECF No. 2800).

2. Store Closing Sales

In an attempt to rationalize their store footprint, the Debtors obtained authority from the Bankruptcy Court to (i) commence store closing sales (the “Store Closing Sales”) at stores identified for closure in accordance with certain procedures (the “Store Closing Procedures”), notwithstanding any contractual provisions or state and local laws restricting such sales; (ii) assume the Debtors’s liquidation consulting agreement with Abacus Advisors Group L.L.C., a liquidation consulting firm; and (iii) commence Store Closing Sales for the initial 142 closing stores listed on the schedule annexed to the final order granting such relief (ECF No. 876) (the “Final GOB Order”).

Pursuant to the Final GOB Order, three (3) notices of intent to commence Store Closing Sales (each, a “Store Closing Notice” and collectively, the “Store Closing Notices”) have been filed with the Bankruptcy Court. The Debtors conducted Store Closing Sales at 120 stores, five (5) auto centers, and two (2) distribution centers.

H. De Minimis Claims Settlement Procedures

The Debtors hold various affirmative claims and causes of actions, arising both prepetition and postpetition, for which the amounts in dispute are de minimis (each, a “De Minimis Claim” and collectively, the “De Minimis Claims”). In order to minimize expenses of having to obtain Court approval to settle each De Minimis Claim, maximize value for the Debtors’ Estates, and enhance creditor recoveries, on April 25, 2019, the Bankruptcy Court approved procedures for settling De Minimis Claims and causes of actions (the “De Minimis Claims Settlement Procedures”) (ECF No. 3363). Pursuant to the De Minimis Claims Settlement Procedures, the Debtors are authorized to settle affirmative De Minimis Claims for which the settlement amount is equal to or less than $5 million.

I. Claims Reconciliation Process

On January 18, 2019, the Debtors filed with the Bankruptcy Court their schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs.

On February 22, 2019, the Bankruptcy Court entered an order (the “Bar Date Order”) (ECF No. 2676), which, among other things, (i) established April 10, 2019 at 5:00 p.m. (Prevailing Eastern Time) (the “General Bar Date”) as the deadline for certain persons and entities to file proofs of Claim in the Chapter 11 Cases (including 503(b)(9) Claims), (ii) established September 3, 2019 at 5:00 p.m. (Prevailing Eastern Time) (the “Governmental Bar Date,” and, together with the General Bar Date, the “Bar Dates”) as the deadline for “Governmental Units” (as defined in section 101(27) of the Bankruptcy Code) to file proofs of Claim in the Chapter 11 Cases, (iii) approved the form and manner of notice of the Bar Dates, and (iv) approved the procedures for filing proofs of claim, and (iv) established procedures for the resolution of 503(b)(9) Claims.

The Debtors provided notice of the Bar Date as required by the Bar Date Order, and published notice of the bar date in the national edition of the New York Times. As of April 10, 2019, over 17,000 proofs of Claim had been filed against the Debtors asserting in the aggregate approximately $75 billion. The Debtors continue to review, analyze, and reconcile objections to the filed Claims. The Debtors have identified Claims they believe should be disallowed because they are, among other things, duplicative, without merit, overstated, or have already been paid pursuant to orders of the Bankruptcy Court.

J. Exclusivity

Section 1121(b) of the Bankruptcy Code provides for a period of 120 days after the commencement of a chapter 11 case during which time a debtor has the exclusive right to file a plan of reorganization (the “Exclusive Plan Period”). In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor files a plan within the Exclusive Plan Period, it has a period of 180 days after commencement of the chapter 11 case to obtain acceptances of such plan (the “Exclusive Solicitation Period,” and together with the Exclusive Plan Period, the “Exclusive Periods”). Pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend the Exclusive Periods.

On February 15, 2019, the Bankruptcy Court entered an order extending the Exclusive Plan Period to April 15, 2019 and the Exclusive Solicitation Period to June 12, 2019 (ECF No. 2626). The Exclusive Periods may be further extended by the Bankruptcy Court subject to section 1121(d) of the Bankruptcy Code. On May 10, 2019, the Bankruptcy Court entered an order extending the Exclusive Plan Period through and including June 12, 2019 and the Exclusive Solicitation Period through and including August 13, 2019 (ECF No. 3800).

K. Employee Compensation Matters

As noted above, as of the Commencement Date, the Debtors employed approximately 68,000 employees—approximately 32,000 full-time employees and approximately 36,000 part-time employees. The Debtors historically maintained compensation programs designed to attract, retain, or incentivize employees.

On November 15, 2018, the Debtors filed a motion (the “KEIP/KERP Motion”) (ECF No. 766) seeking Court approval of a key employee incentive plan (the “KEIP”) for the eighteen (18) members of the Debtors’ senior management team and a key employee retention plan (the “KERP”) for up to 322 key employees.

On December 28, 2018, the Bankruptcy Court entered an Order approving the KEIP and KERP, reflecting certain modifications to the composition of the KEIP and KERP Participants since filing the KEIP/KERP Motion, discussed at the hearing, and made in consultation with the Creditors’ Committee, the U.S. Trustee, and the DIP lenders (ECF No. 1437).

The KEIP is an incentive-based award opportunity for certain of the Debtors’ senior managers (the “KEIP Participants”), which provides for the payment of (i) fixed cash amounts in up to two installments over 6 months, each of which is conditioned upon the Debtors’ achievement of certain defined cash flow metrics in accordance with the KEIP (“Quarterly Incentive Payments”); and/or (ii) the accelerated remainder of any yet unpaid Quarterly Incentive Payments upon the Debtors’ achievement of a sale of substantially all of the Debtors’ assets or similar transaction in accordance with the KEIP (an “Acceleration Payment”). The aggregate amount maximum award to the KEIP Participants under the KEIP (including any Acceleration Payment) is approximately $4.2 million.

The KERP is a retention program for certain of the Debtors’ non-insider key employees (the “KERP Participants”), which provides for the payment of (i) fixed cash amounts on a quarterly basis over a maximum 12 months conditioned upon continued employment of the particular employee in accordance with the KERP (a “Quarterly KERP Payment”) and (ii) discretionary payments approved by the

Restructuring Committee upon recommendation by the CRO in accordance with the KERP (a “Discretionary Award”). The aggregate maximum potential payment (including any Discretionary Awards) under the KERP is approximately $16.9 million. Participation in both the KEIP and the KERP is conditioned upon the KEIP Participant or KERP Participant having timely executed an applicable agreement including a waiver of any rights to severance, retention, or other cash bonuses.

As a result of the closing of the Sale Transaction, the Debtors, having determined that the conditions for making an Acceleration Payment were satisfied, having provided advanced written notice to the Creditors’ Committee and U.S. Trustee and having received no timely objection under the KEIP, have made the Acceleration Payment pursuant to the terms of the KEIP. The Debtors have also updated the composition of the KERP Participants in accordance with the KERP and have made Quarterly KERP Payments for the first quarterly period, with reasonable advance notice to the Creditors’ Committee and the DIP Lenders. Finally, the Debtors have paid a Discretionary Award to the KERP Participants, with approval by the Restructuring Committee upon recommendation of the CRO and with reasonable advance notice to the Creditors’ Committee and DIP Lenders.

L. Retiree Plans

Sears Holdings sponsored the Sears Retiree Group Life Insurance Plan (the “Retiree Plan”), which provided retiree life insurance benefits to certain retired employees of the Sears covered under the “Allstate Financial Supplemental Group Life Plan for Retirees” (the “Allstate Policy”) or the “Securian Financial Group Life Insurance Policy” (the “Securian Policy”). As of March 15, 2019, the Allstate Policy covered twelve (12) retires and the Securian Policy covered approximately 32,000 retirees.

The terms of the Retiree Plan provide that the plan may be amended or terminated by the Debtors at any time. On March 7, 2019, the board of directors of Sears Holdings approved the termination of the Retiree Plan, effective as of March 15, 2019. On March 8, 2019, Sears posted on the Sears Holdings Corporation Alumni webpage a “Notice – Termination of Retiree Life Insurance Plan” to notify all Retiree Plan participants of the Retiree Plan termination and to provide information with regard to the opportunity to convert their coverage to individual life insurance policies, which conversion option has been offered to retirees by the insurance carriers.

The Debtors have not made any premium payments under the Allstate Policy or the Securian Policy since December 31, 2018. As of the date of the Retiree Plan termination, the Debtors had unpaid premium contributions under the Retire Plan (i) with respect to the Allstate Policy, in the amount of $647,821, and (ii) with respect to the Securian Policy, in the amount of approximately $3.9 million.

After termination of the Retiree Plan, the Debtors were advised that, in 2001, Sears Roebuck had entered into a Stipulation of Settlement (In Re: Sears Retiree Group Life Insurance Litigation Civil Action No. 97 C 7453), in connection with the reduction of certain retiree life insurance benefits available to eligible retirees at that time. Under the Stipulation, Sears Roebuck agreed that it would not reduce or terminate the retiree coverage subject to the Stipulation, and would amend the applicable plan consistent with such limitation. The Debtors do not currently have information with respect to the identities of the retirees that were covered by the Stipulation. Further, based on a review of its files, the Debtors are not aware of any such amendment having been made to the Retiree Plan that was terminated by the Debtors. The Retiree Plan documents in the possession of the Debtors reserve the right of the Debtors to unilaterally amend or terminate the Retiree Plan at any time. Consequently, the Debtors believe they were authorized to terminate the Retiree Plan without seeking Bankruptcy Court approval pursuant to section 1114 of the Bankruptcy Code. See In re Delphi Corp., 2009 WL 637315 (Bankr. S.D.N.Y. Mar. 10, 2009) (Drain, J.).

M. Restructuring Committee

1. Formation of the Restructuring Committee and Subcommittee

On October 10, 2018, shortly in advance of the Commencement Date, the Board formed the Restructuring Committee composed solely of independent directors to, among other things, consider and evaluate various strategic alternatives that might be available to the Debtors and their subsidiaries and oversee the implementation of such alternatives. The members of the Restructuring Committee are: Ann N. Reese, Paul DePodesta, Alan J. Carr and William L. Transier. Messrs. Carr, and Transier were appointed to the Board in anticipation of the Commencement Date. The Board delegated authority to the Restructuring Committee to (i) recommend that the Debtors enter into transactions not involving ESL, including with respect to a potential restructuring of indebtedness and/or a sale, transfer or other disposition of certain assets and (ii) authorize and approve a transaction involving ESL, in which ESL had expressed an interest in participating, or where ESL has a conflict of interest by virtue of its security interest in an asset or otherwise.

The Board also established a subcommittee of the Restructuring Committee (the “Subcommittee”), composed of Messrs. Carr and Transier, for the purpose of investigating any cause of action that the Debtors may have with respect to any transactions involving affiliates (including ESL) prior to October 10, 2018. The Subcommittee was specifically authorized to, among other things, investigate and prosecute potential claims of the Debtors against ESL, control the Debtors’ attorney-client and attorney work product privilege for any information disclosed to or developed by the Subcommittee or its advisors during its investigation, and determine, on behalf of the Debtors, a party’s right to credit bid pursuant to 11 U.S.C. 363(k) and whether to support releases or take other actions regarding directors, officers, or affiliates within the scope of the Subcommittee’s investigation, including whether a bid from an affiliate is higher or otherwise better solely to the extent of the value, if any, of the settlement or release of any cause of action of the Debtors against affiliates that is included in the bid. The Subcommittee retained Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel, Alvarez & Marsal North America, LLC, as financial advisor, and Evercore Group LLC, as investment banker.

The Restructuring Committee and the Subcommittee have been actively engaged and informed of the pertinent issues of the Chapter 11 Cases. Following the Commencement Date and through the Sale Closing, the Restructuring Committee held approximately 65 meetings, including meetings in connection with critical milestones and decision-points and involving in person and/or full-day meetings with advisors to receive updates and review relevant materials. Following the Sale Closing, the Restructuring Committee has remained informed and convened meetings when appropriate. The Subcommittee also held frequent meetings with its professionals and advisors, generally including up to three regularly scheduled telephonic meetings each week and additional telephonic and in-person meetings as necessary. Following the closing of the Sale Transaction, the Restructuring Committee and the Subcommittee each continue to meet on an as-needed basis with frequent updates and correspondence from their advisors.

In all dealings with ESL since the chapter 11 filings, the Debtors have maintained independence including through the independent oversight of the Restructuring Committee or the Subcommittee, as applicable. Further, the Restructuring Committee and the Subcommittee have and will continue to maintain sole oversight and authority over the Debtors through the chapter 11 plan process as a result of ESL’s interests in respect of the Debtors and the existence of claims between ESL and the Debtors in connection with the bankruptcy proceedings, including in respect of the Sale Transaction.

2. Restructuring Subcommittee Investigations

Prior to and continuing after the Commencement Date, the Subcommittee and its advisors have conducted extensive diligence and discovery in furtherance of the Subcommittee’s investigation into prepetition related party transactions and have served broad document requests on the Debtors, ESL, and certain of their former attorneys and advisors (including Centerview Partners, Cushman & Wakefield, Fairholme Capital Management, Seritage Growth Properties, Deloitte & Touche, Duff & Phelps, and Wachtell Lipton Rosen & Katz). The Subcommittee has received and reviewed millions of pages of discovery and has conducted eleven (11) on-the-record interviews of key witnesses, including Edward Lampert, other senior Sears personnel, and representatives of certain of the aforementioned attorneys and advisors. Based on its findings, the Subcommittee negotiated the limited release embodied in Sale Transaction and approved by the Bankruptcy Court.

As a result of its investigation, on April 17, 2019, the Subcommittee filed an adversary complaint on behalf of certain Debtors (ECF No. 3278) (Case No. 19-08250 (RDD)). Pending resolution of the adversary complaint, the Debtors or the Liquidating Trustee, as applicable, intend to object to ESL’s claims pursuant to section 502(d) of the Bankruptcy Code.

N. Global Sale Transaction

As stated above, on November 19, 2018, the Bankruptcy Court entered the Global Bidding Procedures Order (ECF No. 816), approving the relief requested in the Global Bidding Procedures Motion. The Global Bidding Procedures were designed to provide the Debtors with flexibility to solicit proposals, negotiate transactions, hold auctions and consummate transactions for the highest or best value, all while protecting the due process rights of all interested parties and ensuring that there was a full and fair opportunity to review and consider proposed transactions carried out with the advice of the Debtors’ advisors and in consultation with the DIP ABL Agents and the Creditors’ Committee (together with the DIP ABL Agents, the “Consultation Parties”).

The CRO and other members of the Debtors’ management were active participants in the process, essential to the diligence and negotiations. But the ultimate decision making authority for the proposed transaction was delegated to the Debtors’ independent and disinterested Restructuring Committee and to the Subcommittee for any issues respecting ESL’s ability to credit bid. The Restructuring Committee actively participated in and oversaw the Sale Process, conferring with the Debtors’ advisors over 50 times to discuss and deliberate at each step of the Sale Process, which process involved multiple in-person meetings and often conference calls multiple times per day on several occasions.

Pursuant to the Sale Process approved by the Bankruptcy Court in the Global Bidding Procedures, the Debtors, led by Lazard Frères & Co.—the Debtors’ investment banker—also engaged in a public, transparent, and thorough sale process over a span of multiple months. Numerous indications of interest—for the businesses as a going-concern, parts or divisions of the businesses, real-estate, and liquidator bids—were all pursued simultaneously. Ultimately, ESL provided the only going-concern bid for the entire enterprise. Pursuant to the Global Bidding Procedures and under the supervision of the Bankruptcy Court, an auction for the Global Assets commenced on January 14, 2019 (the “Auction”). The Debtors compared ESL’s bid for substantially all of the assets of the Debtors with a Wind Down or liquidation scenario, which incorporated and took into consideration the liquidation values of merchandise inventory, remaining services and other stand-alone businesses, and real estate. The Debtors and their advisors worked diligently to increase the value reflected in the ESL bid to a level that would qualify as “highest or best,” i.e., higher or better than the modeled recoveries in a total Wind Down scenario. Over the course of the weeks leading up to the Auction, and including the three days of the Auction itself, the Debtors—with direction from the Restructuring Committee and the Subcommittee, and in consultation with the Consultation Parties—and

ESL engaged in many rounds of hard-fought, arm’s length negotiations and made significant improvements to ESL’s bid. During the Sale Process, the Restructuring Committee voted three times to reject ESL’s bid, enabling them to increase the value ESL offered and tailor the structure of the transaction such that the Debtors could reasonably ensure administrative solvency. Ultimately, after these hard-fought negotiations, the Restructuring Committee voted to approve ESL’s improved $5.2 billion bid (including cash and credit) that would allow Sears to continue as a going concern, preserve tens of thousands of jobs, and limit the terms of the release granted to ESL in connection with the bid.

The Debtors successfully entered into the Asset Purchase Agreement within approximately three months, and consummated the Sale Transaction within approximately four months, from the Commencement Date. The completion of the Sale Transaction affords the opportunity for the Debtors’ businesses, employees, and creditors, to realize better outcomes and recoveries and also preserves tens of thousands of jobs and avoids a costly and risky liquidation of the Debtors’ enterprise. The following chart contains a summary of the material terms of the Asset Purchase Agreement, together with references to the applicable sections of the Asset Purchase Agreement. The summary set forth below does not contain all of the terms of the Asset Purchase Agreement and should not be used or relied upon as a substitute for the full terms and conditions set forth in the Asset Purchase Agreement. The summary of the Asset Purchase Agreement contained herein is qualified in its entirety by the actual terms and conditions thereof. To the extent that there is any conflict between any such summary and such actual terms and conditions, the actual terms and conditions shall control.

Summary of Material Terms of the Asset Purchase Agreement[10]

Acquired Assets (Section 2.1)

The Buyer purchased substantially all of the Assets of the Debtors, including:

a.   A go-forward retail footprint of approximately 425 retail stores under the “Sears” and “Kmart” brands (the “Retail Stores”) and certain other owned and leased real estate interests;

b.  The Target Businesses, including, among others, businesses conducted at the Retail Stores, the “Sears Auto Centers” brand, the “PartsDirect” brand, the “ServiceLive” brand, the “Sears Home Services” brand, the “Wally” brand, the “Kenmore” and “Diehard” businesses, the “Monark Premium Appliance Co.” brand, a home delivery and retail installation business, various websites, the “Shop Your Way” membership program, and the “Sears Home Improvement” brand;

c.   Certain contracts and agreements related to the Target Businesses including rights to have the Sellers assume and assign to Buyer certain leases after the closing occurs under the Asset Purchase Agreement (including certain manufacturer’s warranties and repaid services contracts);

d.  All “Acquired Inventory”, all “Acquired Receivables”, all “Acquired Equipment” and all “Acquired Improvements” and the right to receive certain “Pending Inventory”;

e.   Certain intellectual property owned by the Sellers (including certain “Collateral” assets;

[10]	Capitalized terms used in this section but not defined therein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.

f.   Certain goodwill associated with the Business;

g.  Certain data owned or controlled by the Sellers;

h.  Certain claims, causes of action, claims, rights of recovery or rights of set-off held by the Sellers related to intellectual property matters;

i.   Certain prepaid taxes and certain rights to any refund, rebate or credit of taxes;

j.   Rights to certain books and records held by the Sellers including non-disclosure or confidentiality, non-compete or non-solicitation agreements related to the Business, marketing materials and manuals;

k.  Certain plans and permits related to the Business;

l.   Certain security deposits held by the Sellers;

m.   Certain actions and claims of the Sellers as of the Closing;

n.  Certain insurance proceeds;

o.  Subject to compliance with the Asset Purchase Agreement including obtaining the required Bermuda Monetary Authority approval, the KCD Notes;

p.  All equity interests of SRC O.P. LLC owned by SRC Sparrow 2 LLC as Seller (subject to certain conditions);

q.  The release of certain claims in accordance with the Asset Purchase Agreement;

r.   Certain “Credit Card Claims” arising from Seller’s involvement as a class plaintiff in the class actions consolidated in the multi-district litigation In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, No. 1:05-MD-01720 (E.D.N.Y.) against Visa Inc., Mastercard Inc., JPMorgan Chase & Co, Citigroup N.A., Bank of America N.A., and other defendants, and any proceeds or settlement proceeds thereof;

s.   Certain assets as described in the SHIP Purchase Agreement;

t.   Cash held at the Retail Stores in an amount not to exceed $17,000,000;

u.  To the extent permitted by law, all licenses or permits issued by governmental authorities;

v.  Any proceeds from the sale or other disposition of the collateral pledged to secure the applicable debt obligations with respect to certain credit bids;

w. Certain foreign assets; and

x.  Certain bank accounts.

Purchase Price (Section 3.1)

The consideration payable under the Asset Purchase Agreement was as follows:

a.   A “Closing Payment Amount” equal to (i) $1,408,450,000; plus (ii) an amount in Cash equal to the Store Cash (in an amount not to exceed $17,000,000) as of 12:00 a.m. New York City time on the Closing Date; plus (iii) the credit bid release consideration of $35,000,000; less (iv) the aggregate amount of (A) the credit bid relating to the outstanding obligations under the Prepetition FILO Term Loan plus (B) the credit bid in an aggregate amount equal to $433,450,000 (related to the Second Lien Term Loan, the Second Lien Line of Credit and the Second Lien PIK Notes), plus (C) the “FILO Facility Buyout Amount” (if any);

b.  A credit bid pursuant to Section 363(k) of the Bankruptcy Code of:

i.   all outstanding obligations held by Buyer and its Affiliates as of the Closing Date under the IP/Ground Lease Term Loan Facility (together with the IP/Ground Lease Buyout Amount, approximately $245,783,936);

ii.  all outstanding obligations held by Buyer and its Affiliates as of the Closing Date under the Prepetition FILO Term Loan (together with the FILO Buyout Amount, approximately $129,820,824);

iii.   obligations held by Buyer and its Affiliates as of the Closing Date under the Real Estate 2020 Loan Facility (together with the Real Estate Loan 2020 Buyout Amount, in an amount equal to $544,000,000); and

iv.   obligations held by, or credit bid at the direction of, Buyer and its Affiliates as of the Closing Date in an aggregate amount equal to $433,450,000 under (x) the Second Lien Term Loan; (y) the Second Lien Line of Credit; and (z) the Second Lien PIK Notes.

c.   Cash in the amount of the outstanding obligations owed to lenders other than Buyer or its Affiliates as of the Closing Date under (i) the IP/Ground Lease Term Loan Facility (the “IP/Ground Lease Buyout Amount”), (ii) the Prepetition FILO Term Loan (the “FILO Facility Buyout Amount”), and (iii) the Real Estate 2020 Loan Facility (the “Real Estate Loan 2020 Buyout Amount”), unless such lender(s) provide written confirmation to the Sellers that such Cash payment and the obligations owed to lenders by the Seller under the IP/Ground Lease Term Loan Facility, the Prepetition FILO Term Loan or the Real Estate 2020 Loan Facility, as applicable, are permanently waived and discharged against the Sellers;

d.  The “Securities Consideration” as described on a schedule to the Asset Purchase Agreement;

e.   The “Junior DIP Consideration” consisting of evidence reasonably satisfactory to the Sellers that all obligations (including any accrued and unpaid interest) of the Sellers with respect to $350,000,000 aggregate principal amount outstanding under the Junior DIP Term Loan Agreement (or such lesser aggregate principal amount outstanding thereunder to the extent that the junior DIP facility under the Junior DIP Credit Agreement is not fully drawn as of the Closing Date) have been satisfied and released;

f.   The “L/C Facility Consideration” consisting of evidence reasonably satisfactory to the Sellers that all obligations of Sellers with respect to amounts outstanding or commitments under the Citi L/C Facility (but in no event with respect to a principal amount of greater than $271,000,000) have been satisfied and released, including as contemplated by the Cyrus Financing; and

g.  The assumption of certain of the Sellers’ liabilities including:

i.   All Liabilities of the Seller or any of its Subsidiaries arising out of the ownership of the Acquired Assets or operation of the Business or the Acquired Assets on or after the Closing Date that are Related to any Acquired Asset or to certain payment or performance of obligations with respect to the Assigned Agreements;

Assumption of Liabilities (Sections 2.3, 3.5)

ii.  Certain liabilities related to any claim, arbitration, audit, hearing, investigation, suit, litigation or other proceedings arising out of the Assumed Liabilities, the Acquired Assets, or the operation of the Business on or after the Closing Date;

iii.   Buyer’s obligation to pay the Buyer Occupancy Costs;

iv.   Certain Liabilities for warranties and protection agreements or other services contracts (other than warranties relating to Intellectual Property) for the goods and services of Sellers sold or performed prior to the Closing Date, including any Liabilities owed by Sears Re to any Seller in respect of reinsurance of such warranties and protection agreements;

v.  All Assumed Customer Credits (which relate to existing customer loyalty programs, Shop Your Way, and any gift cards, gift certificates, merchandise credits, return credits, customer membership or customer loyalty discount programs, coupons, groupons or other similar credits or programs issued by, on behalf of or in relation to Sellers since January 1, 2018);

vi.   All Cure Costs solely with respect to the Assigned Agreements;

vii.  Certain tax related Liabilities including Excluded Asset-Sale Taxes;

viii.  Certain employment related Liabilities including with respect to the Transferred Employees to the extent arising as a result of an event, action or omission that occurs on or following the Closing Date;

ix.   The Severance Reimbursement Obligations, Assumed 503(b)(9) Liabilities, Other Payables and all payment obligations with respect to the Ordered Inventory in accordance with various terms set forth in the Asset Purchase Agreement provided that (A) the Severance Reimbursement Obligations shall not exceed $43,000,000 in the aggregate, (B) the Assumed 503(b)(9) Claims shall not exceed $139,000,000 in the aggregate, (C) the Other Payables shall not exceed $166,000,000 in the aggregate and (D) in certain circumstances, the amount of these Liabilities will be reduced to account for the Aggregate DIP Shortfall Amount, Specified Receivables Shortfall Amount, Warranty Receivables Shortfall Amount, and Prepaid Inventory Shortfall Amount (as applicable).

x.  The Assumed Property Tax Liabilities;

xi.   The SHIP Purchase Agreement Liabilities;

xii.  All Liabilities relating to amounts required to be paid by Buyer under the Transaction Documents;

xiii.  Certain environmental liabilities;

xiv.  The claims underlying certain mechanics’ liens; and

xv.  All fee and reimbursement obligations in connection with certain letters of credit.

Employees (Section 9.7)	The Asset Purchase Agreement provided that Buyer would make offers of ongoing employment to approximately 45,000 employees following an initial period where employees would be leased to the Buyer pursuant to an employee leasing agreement.

New ABL Facility (Sections 7.4, 8.5)	The Asset Purchase Agreement provided that the obligations owed under the DIP Credit Agreement would be refinanced with $850,000,000 in Cash to be funded with the proceeds of a new ABL facility by and among the Buyer, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc. and Royal Bank of Canada and the other lenders party from time to time thereto.

Roll-Over of Senior Debt (Sections 3.1(e), 3.1(f))	The Asset Purchase Agreement contemplated a roll-over of $621,000,000 of senior indebtedness (including $350,000,000 of the amounts owed under the Junior DIP Term Loan and approximately $271,000,000 of the Citi L/C Facility) into exit facilities.

Assumption and Assignment of Contracts and Leases (Section 2.7, 2.9)

The APA gave the Buyer the right to assign or assume and assign from the Seller to the Buyer (i) the Leases and (ii) all other Contracts Related to the Business to which a Seller is a party and all IP Licenses (excluding certain agreements), which are listed on Schedule 2.7(a) to the Asset Purchase Agreement (the “Potential Transferred Agreements”). Seller was required to provide the schedule of Potential Transferred Agreements to the Buyer within five (5) Business Days of the date of the Asset Purchase Agreement.

Within five (5) Business Days of delivery of the Potential Transferred Agreements list from Seller to Buyer, Buyer had to deliver to the Seller a list of those Potential Transferred Agreements proposed to be assigned to Buyer or assumed by Seller and assigned to Buyer on the Closing Date (the “Initial Assigned Agreements”). The Initial Assigned Agreements shall be assigned to the Buyer or assumed by the Seller and assigned to the Buyer on the Closing Date. The Buyer can amend the list of Initial Assigned Agreements in accordance with the terms of the Asset Purchase Agreement until the second (2nd) Business Day prior to the Closing Date.

The Asset Purchase Agreement also provides for certain rights for the Buyer to acquire contracts after the Closing Date. At any time prior to the date that is sixty (60) days after the Closing Date, but in no event later than May 3, 2019, Buyer may elect that certain contract and agreements Related to the Business are assumed by the Sellers and assigned to the Buyer. The Buyer agreed to pay certain expenses to the extent that it receives a benefit under any such contract after the Closing Date.

Apportionments (Section 9.11)	The Sellers and the Buyer agreed to prorate items of revenue and expense with respect to certain properties with the Sellers being responsible for fees, costs and expenses accrued or apportioned up to but not including the Closing Date and the Buyer being responsible for such fees, costs and expenses from the Closing Date (except in relation to the “going out of business” stores where separate arrangements apply) as set out in the Asset Purchase Agreement.

Designation Rights (Section 2.6 and Article V)	The Asset Purchase Agreement also included the purchase of the exclusive right to irrevocably select, identify and designate certain Leases for assumption and assignment (the “Designation Rights”) after the Closing Date.

The Designation Rights terminate upon the expiration of the period commencing on the Closing Date and ending on the earliest of (i) five (5) Business Days after delivery of the applicable Buyer Rejection Notice, (ii) the date on which an applicable agreement is assumed and assigned to an Assignee, (iii) the date which is sixty (60) days after the Closing Date and (iv) May 3, 2019.

Release and Consideration for Ability to Credit Bid (Section 9.13)

The Asset Purchase Agreement included settlement and release provisions to facilitate Buyer’s ability to credit bid pursuant to section 363(k) of the Bankruptcy Code. In particular, the Asset Purchase Agreement contained a release by the Debtors and their estates and certain related parties of any and all Claims and causes of action of the Debtors and their estates against ESL, JPP, LLC, JPP II, LLC, Edward S. Lampert and any of their respective directors, officers, or employees, in such capacities and in their individual capacities (collectively, “ESL Released Parties”) (i) arising under sections 363(k), 502(a) or 510(c) of the Bankruptcy Code, (ii) arising under equitable principles of subordination or recharacterization, or (iii) challenging the allowance of Claims described on Exhibit G to the Asset Purchase Agreement in respect of (a) the IP/Ground Lease Term Loan Facility, (b) the Prepetition FILO Term Loan, (c) the Real Estate Loan 2020, (d) the Second Lien Term Loan, (e) the Second Lien Line of Credit, (f) the Second Lien PIK Notes, and (g) the Citi L/C Facility ((a) through (g) collectively, the “Loans”).

For the avoidance of doubt the Released Estate Claims (as defined in the Asset Purchase Agreement) do not include any Claims or causes of action of the Debtors or their estates against ESL or any other Person not specifically described in the preceding sentence, including any Claims or causes of action (i) for constructive or actual fraudulent transfer under 11 U.S.C. 544(b), 548 or 550(a) or any applicable state or federal Law, for breach of fiduciary duty, or for illegal dividend under 8 Del. C. 170-174 or any other state Law (including, but not limited to, any Claims for damages or equitable relief (other than disallowance of the ESL Claims) in connection with the incurrence of any debt described on Exhibit G to the Asset Purchase Agreement); (ii) that are related to Lands’ End, Inc., the “spin-off” (as such term is defined in the Information Statement of Lands’ End, Inc. dated March 18, 2014), Seritage Growth Properties, Inc., Seritage Growth Properties, L.P, or the “Transaction” (as that term is defined in the registration statement on Form S-11 filed by Seritage Growth Properties, which registration statement became effective on June 9, 2015), or (iii) that have been asserted (or may be asserted in connection with these Claims and causes of action) by or on behalf of any party in interest in the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 cases captioned In the Matter of a Plan of Compromise or Arrangement of Sears Canada Inc., 9370-2751 Quebec Inc., 191020 Canada Inc., The Cut Inc., Sears Contact Services Inc., Initium Logistics Services Inc., Initium Commerce Labs Inc., Initium Trading and Sourcing Corp., Sears Floor Covering Centers Inc., 173470 Canada Inc., 2497089 Ontario Inc., 6988741 Canada Inc., 10011711 Canada Inc., 1592580 Ontario Limited, 955041 Alberta Ltd., 4201531 Canada Inc., 168886 Canada Inc., and 3339611 Canada Inc., Ontario Superior Court of Justice Court File No.: CV-17-11846-00CL; and in the cases captioned Sears Canada Inc., by its Court-appointed Litigation Trustee, J. Douglas Cunningham, Q.C. v. ESL Invs. Inc., et al., Ont. Sup. Ct. J. (Commercial List) No.: CV-18-00611214-00CL; Morneau Shepell Ltd. in its capacity as administrator of the Sears Canada Inc. Registered Pension Plan v. ESL Invs. Inc., et al., Ont. Sup. Ct. J. (Commercial List) No.: CV-18-00611217-00CL; FTI Consulting Canada Inc., in its capacity as Court-appointed monitor in proceedings pursuant to the Companies’ Creditors Arrangement Act, RSC 1985, c. c-36 v. ESL Invs. Inc., et al., Ont. Sup. Ct. J. (Commercial List) No.: CV-18-00611219-00CL; and 1291079 Ontario Ltd. v. Sears Canada Inc., et al., Ont. Sup. Ct. J. No.: 4114/15CP.

Effective upon the Closing Date, the ESL Released Parties’ Claims against the Debtors arising under the Loans were each deemed allowed for all purposes in the Bankruptcy Cases and under the Bankruptcy Code in the amounts set forth on Exhibit G to the Asset Purchase Agreement, as reduced by the credit bid set forth in Section 3.1(b) of the Asset Purchase Agreement.

After giving effect to the credit bid set forth in Section 3.1(b) of the Asset Purchase Agreement, the ESL Released Parties were entitled to assert any deficiency Claims, Claims arising under Section 507(b) of the Bankruptcy Code, or other Claims and causes of action that they may have against the Debtors and their estates in the Chapter 11 Cases, provided that (i) no Claims or causes of action of the ESL Released Parties shall have recourse to, or any other right of recovery from, any Claims or causes of action of the Debtors or their estates related to Lands’ End, Inc., the “spin-off” (as such term is defined in the Information Statement of Lands’ End, Inc. dated March 18, 2014), Seritage Growth Properties, Inc., Seritage Growth Properties, L.P, the “Transaction” (as that term is defined in the registration statement on Form S-11 filed by Seritage Growth Properties, which registration statement became effective on June 9, 2015), any Claim or cause of action involving any intentional misconduct by the ESL Released Parties, or the proceeds of any of the foregoing, (ii) any ESL Claims arising under Section 507(b) of the Bankruptcy Code shall be entitled to distributions of not more than $50,000,000 from the proceeds of any Claims or causes of action of the Debtors or their estates other than the Claims and causes of action described in the preceding clause (i); provided further that, in the event that, in the absence of this clause (ii), any such proceeds to the Debtors or their estates would have resulted in distributions in respect of such ESL Claims in excess of $50,000,000, the right to receive such distributions in excess of $50,000,000 shall be treated as an unsecured claim and receive pro rata recoveries with general unsecured claims other than the Claims and causes of action described in the preceding clause (i), and (iii) notwithstanding any order of the Bankruptcy Court to the contrary or section 1129 of the Bankruptcy Code, it shall not be a condition to confirmation of any chapter 11 plan filed in the Bankruptcy Cases that any ESL Claims arising under Section 507(b) of the Bankruptcy Code be paid in full or in part.

In exchange for the settlement and release provisions, Buyer provided $35,000,000 in Cash, and other good and valuable consideration as described in the Asset Purchase Agreement.

On February 4, 6, and 7, 2019, the Bankruptcy Court held an evidentiary hearing to consider approval of the Sale Transaction (the “Sale Hearing”). On February 7, 2019, the Debtors obtained approval of the Sale Transaction to the Buyer. On February 8, 2019, the Bankruptcy Court entered the Sale Order approving the Sale Transaction and Asset Purchase Agreement. On February 11, 2019, the Debtors closed the sale under the Asset Purchase Agreement. Also on February 11, 2019, the Debtors executed Amendment No. 1 to the Asset Purchase Agreement, which was filed with the Bankruptcy Court on February 14, 2019 (ECF No. 2599).

O. Designation of Additional Executory Contracts and Unexpired Leases

Pursuant to the Sale Transaction, the Buyer acquired 425 retail stores under the “Sears” and “Kmart” banners and purchased the exclusive right to select, identify, and designate approximately 850 leases for assumption and assignment (the “Designation Rights”). The Buyer’s Designation Rights were initially scheduled to terminate upon the expiration of the period commencing on the Closing Date and ending on the earliest of (i) five (5) Business Days after delivery of the applicable Buyer Rejection Notice, (ii) the date on which an applicable agreement is assumed and assigned to an Assignee, (iii) the date which is sixty (60) days after the Closing Date and (iv) May 3, 2019 (the “Designation Period”). On April 12, 2019, the Debtors filed with the Bankruptcy Court a notice reflecting an amendment of the Asset Purchase Agreement to, in relevant part, extend the Designation Period to May 3, 2019 for leases (the “Extended Lease Designation Deadline”) and May 13, 2019 for executory contracts (the “Extended Contract Designation Deadline”), subject to certain conditions (ECF No. 3171). As of the Extended Lease Designation Deadline, the Buyer designated 820 leases and subleases for assumption and assignment and informed the Debtors that it is not assuming and assigning 375 leases. On May 8, 2019, the Buyer notified the Debtors that it would be withdrawing its designation of four (4) leases (the “Withdrawn Leases”) and filed notices of withdrawal (ECF Nos. 3744 and 3750). The Debtors subsequently filed a Lease Rejection Notice, rejecting the Withdrawn Leases (ECF No. 3763). As of the date hereof, the Buyer designated 2,734 executory contracts for assumption and assignment and informed the Debtors that it is not assuming and assignment 2,119 executory contracts.

P. Executory Contracts Rejection Procedures

To facilitate rejection of executory contracts that are not assumed by the Buyer pursuant to the Asset Purchase Agreement and that have no value to the Debtors, on April 4, 2019, the Bankruptcy Court approved procedures to reject such executory contracts (the “Contract Rejection Procedures”) (ECF No. 3044).

Pursuant to the Contract Rejection Procedures, the Debtors have filed eight (8) notices of rejection of executory contracts (each, a “Contract Rejection Notice” and collectively, the “Contract Rejection Notices”) (ECF Nos. 3121, 3268, 3289, 3311, 3415, 3602, 3861, and 3879). The Contract Rejection Notices proposed rejection of 2,190 executory contracts. The Bankruptcy Court entered the orders pertaining to the Contract Rejection Notices on April 26, 2019, May 1, 2019, May 8, 2019, and May 15, 2019 respectively (ECF Nos. 3379, 3465, 3754, 3755, 3884, and 3885). The objection deadline for the Contract Rejection Notice filed on May 3, 2019, is May 17, 2019. The objection deadline for the Contract Rejection Notice filed on May 14, 2019, is May 28, 2019. The objection deadline for the Contract Rejection Notice filed on May 15, 2019, is May 29, 2019. As of the date hereof, no objections have been filed regarding any of the Contract Rejection Notices.

Q. Post-Closing Transform Disputes

On March 6, 2019, after the Sale Closing, Transform filed a motion to assign certain matters arising under the Asset Purchase Agreement to mediation, asserting that the Debtors were in breach of certain provisions of the Asset Purchase Agreement, and that the resolution of the disputes was best resolved through the mediation process (the “Motion to Mediate”) (ECF No. 2766). In relevant part, the Motion to Mediate asserted that the Debtors had breached their obligations under the Asset Purchase Agreement by: (i) failing to manage accounts payable in accordance with their pre-petition cash management policies and practices in the ordinary course of business; (ii) failing to order inventory in the ordinary course of business; (iii) mischaracterizing certain accounts receivables, with a book value of $255 million; (iv) requesting the return of certain credit card accounts receivable reserves, totaling approximately $14.6 million in pre-Closing credit-card transaction proceeds that had, after Closing, been swept into bank accounts transferred to the Buyer along with the rest of the Debtors’ cash-management system, delivered to the Buyer during the Sale Closing; and (v) failing to deliver the full amount of warranty receivables required under the Asset Purchase

Agreement. On March 11, 2019, the Debtors responded to the Motion to Mediate, requesting, in relevant part, that the Bankruptcy Court enforce the automatic stay by compelling Transform to turn over $57.5 million in estate property being withheld by Transform in violation of the stay (the “Motion to Enforce”) (ECF No. 2796). The Motion to Enforce asserted that (i) Transform had violated the automatic stay by failing and refusing to turn over the estate property, as those funds were the property of the Debtors’ estates, and (ii) mediation of the issues set forth in the Motion to Mediate was inappropriate, because the Bankruptcy Court was the more appropriate venue for resolving such disputes.

On March 18, 2019, Transform filed its response to the Debtors’ Motion to Enforce (ECF No. 2864). Subsequently, on March 20, 2019, the Debtors submitted their reply in further support of the Motion to Enforce (ECF No. 2913). On the same day, the parties met to discuss resolution of the pending disputes and subsequently were able to reach an interim agreement concerning a substantial portion of the property being held by Transform and subject to the Debtors’ Motion to Enforce. The parties were not, however, able to reach any agreement concerning the $14.6 million excess credit card accounts receivable. Also on March 20, 2019, Transform filed a number of agreements between Sears and various credit-card payment processors (the “Processing Agreements”) which, Transform contended, were relevant to whether it was obligated to turn over the $14.6 million credit card accounts receivable to the Debtors.

At a hearing held on March 21, 2019, the Bankruptcy Court (i) deferred ruling on the Debtors’ Motion to Enforce until it could consider the substance and significance of the Processing Agreements and (ii) directed the parties to submit briefs addressing the same.

Transform submitted supplemental briefing addressing the substance and significance of the Processing Agreements on April 2, 2019 (ECF No. 3011, an opening brief) and April 11, 2019 (ECF No. 3157, a reply brief); the Debtors submitted supplemental briefing on April 8, 2019 (ECF No. 3079, a response brief). The Bankruptcy Court heard further oral argument on the issue on April 18, 2019. During the hearing, the Bankruptcy Court ruled that, under the Asset Purchase Agreement, the Debtors were entitled to retain the $14.6 million excess credit-card accounts receivable as “Excluded Assets.” On May 8, 2019, the Bankruptcy Court entered the Order Enforcing Asset Purchase Agreement Against Transform Holdco LLC (ECF No. 3742).

On March 26, 2019, Transform wrote a letter to the Debtors alleging that the Debtors failed to deliver title to all of the Debtors’ real property located in the Village of Hoffman Estates, Illinois. The Debtors responded to this letter on April 17, 2019, setting forth a number of bases for its disagreement with Transform’s position; Transform replied to the Debtors’ response on April 30, 2019.

In the interim, the Debtors continue to confer with Transform, counsel for Transform, and Transform’s financial advisors concerning Transform’s continued failure to turn over millions of dollars in Estate property, including February rent proration and cash in transit, on the basis of inappropriate “setoffs.” The Debtors believe that the setoffs violate the automatic stay, see 11 U.S.C. § 362; it is the Debtors’ understanding that Transform believes the setoffs are proper under the Asset Purchase Agreement.

R. Other Asset Sales

1. De Minimis Asset Sales

In order for the Debtors to continue conducting periodic sales of assets, including any rights or interests therein, that were of relatively de minimis value compared to the Debtors’ total asset base, including certain of the Debtors’ real estate assets (the “De Minimis Assets”) in the ordinary-course, the Debtors obtained authority from the Bankruptcy Court to establish procedures to (i) sell or transfer De Minimis Assets (the “De Minimis Asset Sales”); (ii) pay fees and expenses incurred in connection with the De Minimis Asset Sales; and (ii) abandon De Minimis Assets for which the Debtors are unable to find purchasers (the “De Minimis Asset Procedures”) (ECF No. 856).

Pursuant to the De Minimis Asset Procedures, to date, the Debtors have filed eight (8) notices of De Minimis Assets Sales (ECF Nos. 2652, 2360, 1785, 1784, 1516, 2946, 3086, and 3216). Each of the De Minimis Assets Sales have closed, generating approximately $13 million for the Debtors’ estates.

The Debtors have also filed three (3) stipulations, agreements, and orders (the “Stipulations”) pursuant to the De Minimis Asset Procedures. Two of the Stipulations provided for the assumption and assignment of certain leases for nonresidential real property to third parties in exchange for monetary consideration (ECF Nos. 2659, 2702). The third Stipulation provided for the assumption of a lease termination agreement by a third party in exchange for monetary consideration (ECF No. 2435). Each of the transactions pursuant to the Stipulations have closed, generating approximately $1.2 million for the Debtors’ estates.

2. SRAC Medium Term Notes Sale

On November 9, 2018, the Debtors filed a motion seeking emergency authorization from the Bankruptcy Court to sell their interest in the SRAC Medium Term Notes (the “MTN Motion”) (ECF No. 642). The emergency nature of the MTN Motion stemmed from the little amount of time the Debtors had to maximize the value of the SRAC Medium Term Notes by selling the notes prior to the date on which an auction held by the International Swaps and Derivatives Association (“ISDA,” such auction, the “ISDA Auction”) was scheduled. The Debtors wanted to sell the SRAC Medium Term Notes prior to the ISDA Auction so that the Debtors could take advantage of the increase in the marketability of the MTNs as a result of the upcoming ISDA Auction.

On November 19, 2018, the Bankruptcy Court authorized auction and sale procedures for the sale of the SRAC Medium Term Notes (the “MTN Sale Order”) (ECF No. 826). An auction for the SRAC Medium Term Notes was held on November 20, 2018 (the “MTN Auction”), and nine bids were received. On November 28, 2018, the Debtors filed a notice of the MTN Auction results regarding the sale of the SRAC Medium Term Notes, declaring Cyrus the winning bidder at the MTN Auction for approximately $82.5 million (ECF No. 1019). Pursuant to the agreement with Cyrus, Cyrus purchased approximately $880 million of principal amount of SRAC Medium Term Notes and agreed to waive collections with respect to all but $251 million of principal amount of the SRAC Medium Term Notes. The sale of the SRAC Medium Term Notes to Cyrus was confirmed in the Order Denying Motion to Invalidate the Sale and Lockup of Medium-Term Intercompany Notes and Granting Retroactive Approval of Lockup Provision, dated January 3, 2019 (the “MTN Order”) (ECF No. 1481). Pursuant to the MTN Sale Order, the Debtors preserved any rights, claims, or defenses that SRAC or its estate may have in connection with the sale of the SRAC Medium Term Notes.

3. SHIP Sale

On November 2, 2018, Sears Holdings and Service.com entered into an asset purchase agreement (as amended on November 13, 2018, and together with all related documents, the “SHIP APA”), pursuant to which Service.com agreed to purchase the Debtors’ Sears Home Improvement business (the “SHIP Business”).

On November 3, 2018, the Debtors filed with the Bankruptcy Court the Motion of Debtors for Entry of Order (i)(A) Approving Bidding Procedures for Sale of Sears Home Improvement Business (B) Approving Stalking Horse Bid Protections, (C) Scheduling Auction for and Hearing to Approve Sale of Sears Home Improvement Business, (D) Approving Form and Manner of Notice of Sale, Auction, and Sale Hearing, (E) Approving Assumption and Assignment Procedures, (ii) Approving the Sale of Sears Home Improvement

Business in Accordance with the Stalking Horse Agreement, and (iii) Granting Related Relief (the “SHIP Motion”) (ECF No. 450), seeking, among other things, approval of the bidding procedures for soliciting bids for, conducting an auction of, and consummating the sale of the SHIP Business. On November 16, 2018, the Bankruptcy Court entered an order approving the SHIP Motion (ECF No. 775), and on December 26, 2018, the Bankruptcy Court entered the Order (I) Approving the Sale of the Sears Home Improvement Business and (II) Granting Related Relief (ECF No. 1417) approving the sale of the SHIP Business to Service.com (the “SHIP Transaction”).

On November 5, 2018, a $6 million deposit escrow amount was deposited with the escrow agent on behalf of Service.com (the “Deposit Escrow Amount”). However, Service.com was unable to close the SHIP Transaction, and the Debtors terminated the SHIP APA in accordance with its terms on January 18, 2019.

Following termination of the SHIP APA, the Debtors sold the SHIP Business as part of the Sale Transaction with ESL pursuant to the Asset Purchase Agreement. The Debtors sought to recover the Deposit Escrow Amount under the SHIP APA, and entered into negotiations with Service.com to resolve the parties’ dispute over their respective entitlements to the Deposit Escrow Amount.

On February 22, 2019, the Debtors filed a Stipulation, Agreement and Order Approving Settlement of Dispute with Service.com (the “SHIP Stipulation”) (ECF No. 2675), resolving the dispute with Service.com. The SHIP Stipulation was approved by the Bankruptcy Court on March 4, 2019 (ECF No. 2739). In accordance with the SHIP Stipulation, $4.75 million of the Deposit Escrow Amount was deposited into the Debtors’ Wind Down Account on March 7, 2019.

4. Amerco Sale

Since January 2017, Debtors Sears Roebuck, Kmart Corp., and Kmart Stores of Illinois, together with non-Debtor affiliate SRC Facilities LLC, had been actively seeking to monetize their respective fee interests by selling thirteen parcels of non-residential real property and assigning six unexpired leases. On November 3, 2018, the Debtors filed a motion seeking approval of the sale of such real property to Amerco Real Estate Company (such buyer, “Amerco,” and such motion the “Amerco Motion”) (ECF No. 450).

On December 21, 2018, the Bankruptcy Court approved the Amerco Motion and authorized the sale transaction between the sellers and Amerco (the “Amerco Sale”) (ECF No. 1393), pursuant to which Amerco paid the aggregate purchase price of approximately $62 million.

5. Marketing of Remaining Nonresidential Real Property Leases

Certain of the Debtors’ unexpired leases for nonresidential real property were not transferred to the Buyer pursuant to the Sale Transaction (the “Remaining Leases”). Pursuant to the Order Extending Time to Assume or Reject Unexpired Leases and Subleases of Nonresidential Real Property, dated November 16, 2018 (ECF No. 776), the deadline for the Debtors to assume the Remaining Leases is May 13, 2019. Accordingly, in order to maximize value of the Debtors’ estates, the Debtors have assumed, or have initiated the assumption of, certain Remaining Leases that the Debtors believe will generate value for the Debtors’ estates upon the assignment of such leases to third parties.

On April 3, 2019, the Debtors filed a motion to assume certain unexpired leases and subleases for a warehouse and parking lot in Vernon, California (collectively, the “Vernon Leases” and the motion, the “Vernon Motion”) (ECF No. 3033). On April 17, 2019, the Bankruptcy Court entered the order authorizing the Debtors’ assumption of the Vernon Leases (ECF No. 3313). The Debtors have been marketing the Vernon Leases in order to generate consideration to the Debtors’ estates.

On April 26, 2019, the Debtors filed a motion to assume certain unexpired leases and subleases for nonresidential real property located in Riverside, California (collectively, the “Riverside Leases” and the motion, the “Riverside Motion”) (ECF No. 3376). On May 3, 2019, the landlord to the Riverside Leases (the “Riverside Landlord”) filed an objection to the Riverside Motion (the “Riverside Landlord’s Objection”) (ECF No. 3595). As of the date hereof, the Debtors continue to work with the Riverside Landlord in resolving the Riverside Landlord’s Objection and are in negotiations with both the Riverside Landlord and a third party to assign the Riverside Leases.

S. Canadian Insolvency Proceeding of Sears Canada Inc.

Sears Canada Inc. and certain of its affiliates (“Sears Canada”) are applicants in those certain insolvency proceedings under the Companies’ Creditors Arrangement Act (the “CCAA”), commenced on June 22, 2017 in the Ontario Superior Court of Justice (the “CCAA Proceedings”). Sears Holdings is a creditor of Sears Canada in the CCAA Proceedings.

Sears Canada, at the direction of FTI Consulting Canada Inc., the monitor in the CCAA Proceedings (the “Monitor”), proposed a Joint Plan of Compromise and Arrangement in the CCAA Proceedings on February 15, 2019.

The CCAA Proceedings include litigation against certain parties, including Sears Holdings, relating to the dividends declared and paid by Sears Canada in 2012 and 2013, and efforts by the creditors of Sears Canada to claw back these dividends (the “Dividend Litigation”). Four (4) separate proceedings pertaining to the Dividend Litigation were brought by: (i) the Monitor, (ii) the litigation trustee appointed in the CCAA Proceedings, (iii) Morneau Shepell Ltd. in its capacity as administrator of the Sears Pension Plan, and (iv) a putative class of “Sears Hometown” dealers throughout Canada (the “Canadian Class Action”). The four proceedings are expected to be resolved together. Discovery for the Dividend Litigation is ongoing, and the trial for the Dividend Litigation is currently scheduled to commence in February of 2020.

Currently, Sears Holdings is only a defendant in the Canadian Class Action and a consensual stay is in place for Sears Holdings with regard to that action. Recently, counsel for Sears Canada requested the Debtors’ consent to lift the stay, so that Sears Holdings could be named in the other three actions and the consensual stay with respect to the Canadian Class Action would end. Relief from the stay, whether by Court order or agreement, would permit the Dividend Litigation to proceed as to Sears Holdings. The Debtors, in consultation with the Creditors’ Committee, have decided not to agree to lift the stay. On April 16, 2019, Sears Canada filed a motion with the Bankruptcy Court to lift the automatic stay in these Chapter 11 Cases to allow the Dividend Litigation to proceed against Sears Holdings. On May 14, 2019, the Debtors filed an objection to such motion (ECF No. 3865).

T. Administrative Claims

As of May 11, 2019, the Debtors’ estimate that Administrative Expense Claims, excluding any claim entitled to administrative priority under section 507(b) of the Bankruptcy Code, total approximately $472 million in the aggregate for all of the Debtors, including, but not limited to, $181 million in 503(b)(9) claims, $180 million of Accounts Payable, and $12 million of severance costs. Based on the Debtors’ current estimates, assets available to satisfy such Administrative Expense Claims total approximately $504 million, which are comprised of, among other assets, an agreement by Transform to absorb up to $270 million of these liabilities (subject to reduction in accordance with the Asset Purchase Agreement), $86 million in various cash operating accounts, $54 million in the professional fee Carve Out Account, and $52 million in cash and inventory currently being withheld by Transform. The Debtors’ current analysis does not currently reflect any litigation recoveries, including preference and other avoidance actions, that the Debtors intend to prosecute in the near term. Recoveries from such causes of action could be substantial.

The Plan provides for a toggle mechanism under which, if the Bankruptcy Court does not approve the Substantive Consolidation Settlement (as defined below), the Plan shall revert to a joint plan of liquidation for each Debtor. Accordingly, to the extent a particular Debtor has insufficient Assets to satisfy Allowed Administrative Expense Claims, Allowed ESL 507(b) Claims, Allowed Other 507(b) Claims, Allowed Priority Tax Claims, or Allowed Priority Non-Tax Claims, another Debtor with sufficient Assets may, in consultation with the Creditors’ Committee and the PBGC, make an intercompany loan to the applicable Debtor on or about the Effective Date to allow such Debtor to satisfy such Claims. Such intercompany loan shall be secured by the proceeds of Preserved Causes of Action of the borrowing Debtor. In addition, in accordance with Section 2.1 of the Plan, to the extent that the Debtors determine that there will be an administrative shortfall at a particular Debtor, the Debtors may solicit administrative claimants to receive less than 100% recovery of their administrative claims.

The Debtors’ estimate of Administrative Expense Claims does not include any Administrative Expense Claims that may be asserted by Transform, including those arising from alleged breaches of the Asset Purchase Agreement. Further, Transform has informed the Debtors that it has not agreed to the amounts “absorbed” by Transform or cash and inventory currently being “withheld” by Transform noted above, and that those amounts are subject to further reconciliation and disputes. The Debtors do not believe they are in breach of the Asset Purchase Agreement and, instead, intend to prosecute Transform’s breaches of the Asset Purchase Agreement.

U. PBGC Settlement

On January 26, 2019, the PBGC objected to the Sale Transaction on the basis that (i) the Bankruptcy Court could not approve a “free and clear” sale of any non-debtor assets (including the KCD Notes or the KCD IP), (ii) KCD was not permitted grant to an exclusive license to Buyer to the KCD IP (the “Exclusive License”), and (iii) the Buyer must allocate the consideration associated with each acquired asset (the “PBGC Sale Objection”) (ECF No. 2002).

The PBGC had taken the position that KCD had an Administrative Expense Claim for both the Minimum Royalty and the Actual Royalty an aggregate amount in excess of $146 million, which would have to be paid in full upon confirmation of a plan. Given the Debtors’ limited assets available for payments of Administrative Expense Claims, the Debtors were keenly focused on resolving the dispute surrounding the Royalty Payments to minimize administrative expense.

An additional dispute with PBGC related to the termination of the Pension Plans. In connection with the Chapter 11 Cases, on January 29, 2019, the Board approved the termination of the Pension Plans, effective March 31, 2019, subject to the approval of the PBGC, in a “distress termination” of the Pension Plans under ERISA section 4041(c). Accordingly, on January 29, 2019, the Debtors and other Sears Holdings subsidiaries filed notices of intent to terminate the Plans in a distress termination with PBGC.

The PBGC had previously issued a notice of determination for an “involuntary termination” of the Pension Plans under ERISA section 4042 and on February 1, 2019, filed an action in the United States District Court for the Northern District of Illinois (Case No. 1:19-cv-00669) (the “PBGC Complaint”) against Sears Holdings, as administrator of the Pension Plans, seeking entry of an order, among other things, terminating the Pension Plans effective January 31, 2019, pursuant to ERISA sections 1342 and 1348.

In an effort to reach a settlement with the PBGC on outstanding issues, the Debtors’ professionals and representatives of the PBGC engaged in a number of conferences to attempt to reach a consensual resolution. On February 6, 2019, the second day of the Sale Hearing, the Debtors reached a settlement with the PBGC and executed a settlement term sheet with the PBGC memorialized the same (the “PBGC Term Sheet”) (ECF No. 2529). The Debtors and the PBGC intend to memorialize the terms of the PBGC Settlement in an agreement (the “PBGC Settlement Agreement”).

The PBGC Settlement resolves the Royalty Payments dispute by providing that the PBGC will take all reasonable actions requested by the Debtors to cause KCD to waive any alleged administrative expense claim against the Debtors. Because KCD has very few creditors besides the PBGC and Sears Re, the PBGC Settlement effectively ensures that KCD will not file an Administrative Expense Claim against the Debtors, thereby eliminating a potential $143 million Administrative Expense Claim. The Debtors believe that PBGC Settlement avoids the costly, time consuming and wasteful litigation that could have arose out of the Royalty Payments and KCD’s potential Administrative Expense Claim and increases recoveries to other creditors in these Chapter 11 Cases. In light of the Bankruptcy Code’s requirement that all administrative expense claims be paid in full to confirm a chapter 11 plan, the Debtors believe that the resolution to the Royalty Payments in the PBGC Settlement substantially increases the likelihood that the Debtors’ can satisfy the requirements of section 1129 of the Bankruptcy Code and confirm the Plan.

The key components of the PBGC Settlement are set forth below:

i.	The PBGC withdrew the PBGC Sale Objection.

ii.

The Debtors and the PBGC agreed to consensual termination of the Pension Plans, effective January 31, 2019. Accordingly, on February 11, 2019, the Debtors and the PBGC executed an Agreement for Appointment of Trustee and Termination of the Plan with respect to the Pension Plan and on February 12, 2019, the PBGC withdrew the PBGC Complaint.

iii.	The PBGC will receive an Allowed General Unsecured Claim against each Debtor in the amount of $800 million in satisfaction of the UBL Claim.

iv.

On the effective date of the Plan, the PBGC will receive, in addition to the UBL Claim, a beneficial interest in the Liquidating Trust, which shall entitle PBGC to and be secured by the first $97.5[11] million of Net Proceeds of: (i) Specified Causes of Action, after payment in full satisfaction of all Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Other 507(b) Priority Claims, and Other Secured Claims (or the maintenance of amounts in the Disputed Claim Reserve on account of any of the foregoing Claims that are Disputed); and (ii) Other Causes of Action arising under Chapter 5 of the Bankruptcy Code, after payment in full satisfaction of all Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Other 507(b) Priority Claims, ESL 507(b) Priority Claims, and Other Secured Claims (or the maintenance of amounts in the Disputed Claim Reserve on account of any of the foregoing Claims that are Disputed) (the “PBGC Liquidating Trust Priority Interest”).

v.

Under the Plan, the PBGC will grant a full release of all pension funding and unfunded benefit liability claims against all Debtors, other than the agreed PBGC Claims. All of the PBGC’s pension funding, unfunded benefit liability claims, and claims and rights under the PPPFA and all related agreements (each as amended) against non-Debtor members of the SHC controlled group, including, without limitation, KCD and Sears Re, will remain in full force and effect and not impaired in any respect whatsoever.

[11]

As described below, this amount was originally $80 million, but following discussions with the PBGC and the PBGC’s agreement to the Substantive Consolidation Settlement, this amount has been increased to $97.5 million.

vi.

The PBGC will not assert the Termination Premiums pursuant to ERISA section 4006(a)(7) against any Debtor, including as a claim in bankruptcy. The PBGC will retain its right to assert all such claims against all non-Debtor members of the Sears Holdings controlled group and such claims will remain unimpaired in every respect.

vii.

Subject to court approval of a disclosure statement, the PBGC has agreed to vote in favor of the Plan so long as the terms of the Plan incorporate the terms of the PBGC Term Sheet and are not otherwise adverse to the treatment of the PBGC or the PBGC’s claims or rights as set forth in the PBGC Term Sheet. The Debtors agreed that the Plan will incorporate the terms of the PBGC Term Sheet and not contain additional terms that differ from or are otherwise adverse to the treatment of the PBGC or the PBGC’s claims or rights as set forth in the PBGC Term Sheet. The Debtors initially agreed that they will not propose a chapter 11 plan that seeks to substantially consolidate the Debtors’ estates. This provision has been superseded by the amended PBGC Settlement (the “Substantive Consolidation Settlement”).

viii.

The PBGC agreed to all reasonably requested actions by the Debtors to ensure that any claims of KCD against the Debtors are waived in total. The PBGC agreed to waive the assertion of any administrative or superpriority administrative expense claim in the Debtors’ Chapter 11 Cases.

ix.

Upon Bankruptcy Court approval of the PBGC Settlement, the Debtors and their estates and the PBGC will each fully waive and release any and all claims or causes of action against the PBGC and/or the Pension Plans, and the Debtors, respectively, other than the PBGC’s and the Debtors’ rights to enforce the rights and obligations under the PBGC Settlement.

As discussed below, after filing of the initial Plan and Disclosure Statement on April 17, 2019, the Debtors and the PBGC agreed to certain modifications to the PBGC Settlement terms in exchange for the settlement of disputes and potential litigation regarding whether the Debtors should be substantively consolidated.

The Debtors and their advisors undertook an extensive analysis of the Debtors’ prepetition books and records, in particular their intercompany liabilities, to evaluate whether intercompany liabilities between the Debtor entities would be accurately determined or if substantive consolidation would be appropriate. Specifically, the Debtors and their restructuring professionals conducted an analysis and examination of, among other things, the Debtors’ bookkeeping and record keeping practices, their accounting systems, their corporate structure and its history, their public securities filings, and their major contracts and leases. This analysis demonstrated that determining an accurate accounting of prepetition claims among the Debtors would be extremely challenging, costly, and time consuming, with no guarantee that the analysis, even if completed, would be sufficiently accurate. While the Debtors’ accounting systems identifies the entities to which intercompany payables are due or for which intercompany receivables are due in the ordinary course, the millions of entries are netted automatically by the accounting system and are not summarized by Debtor. The intercompany balances are consolidated for all intercompany transactions recorded for each Debtor entity over time and either reported as a net receivable or payable. Therefore, the Debtors cannot readily identify the particular Debtor entity to which intercompany balances are owed, and vice versa. Effectively, each existing intercompany balance is a consolidated intercompany balance for each Debtor. Aside from the highly intensive forensic accounting analysis required, the Debtors would still be required to resolve the legal implications of among other things, potential claims or causes of actions arising from the intercompany transfers, the potential recharacterization of intercompany accounts, and intercompany asset ownership.

The Debtors believe there would be significant difficulties and enormous costs that would be borne by the Estates in order to disentangle the prepetition Intercompany Claims on a Debtor-by-Debtor basis, which would deplete the recoveries for all creditors and cause unnecessary and costly delays in the confirmation of the Plan and distributions to creditors.    As such, after reaching a consensual agreement with the PBGC, the Debtors engaged in negotiations with the Creditors’ Committee and continued to engage in discussions with the PBGC regarding the terms of the Plan. The PBGC Settlement initially prohibited the Debtors from proposing a substantively consolidated plan.

The PBGC argued that its recovery would be better through a deconsolidated plan of liquidation and requested certain improvements to the terms of the PBGC Settlement in exchange for the modification of the PBGC Settlement to permit the Debtors to pursue the Substantive Consolidation Settlement. After extensive discussions between the Debtors, their advisors, and the PBGC, the PBGC have agreed to amend the PBGC Settlement, as embodied in the Plan. Specifically, in exchange for the PBGC’s support of the Substantive Consolidation Settlement, the Debtors agreed to increase the amount of the PBGC Liquidating Trust Priority Interest from $80 million to $97.5 million. The Plan takes into consideration the risks of substantive consolidation and protracted litigation and incorporates a compromise and settlement of the potential disputes.

Litigation of substantive consolidation would be vigorously and extensively contested at great expense to the Debtors’ Estates and their creditors. Final determinations through such extended litigation would significantly delay distributions to creditors. The proposed resolutions pursuant to the PBGC Settlement will reduce the duration of these Chapter 11 Cases and the expenses attendant to such protracted litigation and accelerate distributions to holders of Allowed Claims. Accordingly, the Debtors believe that the compromise included in the Plan balances the risks and provides an equitable solution that is reasonable, fair and efficient.

The Plan constitutes a motion pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, seeking approval of the PBGC Settlement and the Substantive Consolidation Settlement, and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such motion and each of the compromises or settlements contained in the Plan. Furthermore, the Bankruptcy Court’s findings will constitute its determination that such compromises and settlements are within the range of reasonableness, in the best interests of the Debtors, their Estates, their creditors, and other parties-in-interest, and fair and equitable. In the event that the Bankruptcy Court does not approve substantive consolidation for plan purposes, the Debtors will revert back to the terms of the original PBGC Settlement, namely, a deconsolidated, join plan of liquidation for each Debtor and reduction of the amount of the PBGC Liquidating Trust Priority Interest from $97.5 million to the original $80 million.

Under the Second Circuit’s opinion in Union Savings Bank v. Augie/Restivo Banking Co., 860 F.2d 515 (2d Cir. 1988), substantive consolidation should be specifically ordered where either: (i) the affairs of a corporate parent and its subsidiaries are so “hopelessly entangled” that the time and expense required to unwind the debtors’ books and records could threaten creditor recoveries (the “hopeless entanglement” test); or (ii) creditors did not rely upon the corporate separateness of individual debtors or generally relied on the credit of the debtors’ overall enterprise when extending credit (the “creditor reliance” test). 860 F.2d at 518. The two Augie/Restivo tests are set forth in the disjunctive and therefore satisfaction of either tests justifies substantive consolidation. Although the applicable standard for approval of the Substantive Consolidation Settlement is Bankruptcy Rule 9019, the Debtors considered whether the Augie/Restivo standard could be satisfied to evaluate the merits and risks of substantive consolidation of the Debtors. Under the Second Circuit’s opinion in In re Iridium Operating LLC, 478 F.3d 452 (2d Cir. 2007), courts in the Southern District of New York evaluate settlements using the so-called “Iridium factors”, and in applying such factors, a settlement under Bankruptcy Rule 9019 should be approved so long as it “does not fall below the lowest point in the range of reasonableness.” W.T. Grant Co., 699 F.2d 599, 608 (citing Newman v. Stein, 464 F.2d 689, 693 (2d Cir. 1972) (quotation marks omitted)). Based on the Debtors’ analysis, the Debtors concluded that the Substantive Consolidation Settlement is fair, reasonable, and in the best interest of the Debtors and their Estates.

Transform has informed the Debtors that it believes the proposed PBGC Settlement violates the Asset Purchase Agreement and also questions the validity of KCD’s $143 million Administrative Expense Claim. Transform has also reserved its right to object to the PBGC Settlement (ECF No. 2940) and has identified certain provisions of the PBGC Settlement that it believes contravenes the Asset Purchase Agreement.

The Debtors believe that Sears Re’s position, as a creditor of KCD, is not adversely affected by the waiver of KCD’s Administrative Expense Claim pursuant to the PBGC Settlement. Prior to the Sale Closing, Sears Re was the holder of the KCD Notes, and as part of the Sale Transaction, Sears Re approved the sale of the KCD Notes to the Buyer in consideration for, among other things, the Buyer’s assumption of any liabilities owned by Sears Re in relation to certain warranties and protection agreements.    The result of the Sale Transaction was that Sears Re would not receive any payment on account of KCD’s Administrative Expense Claim against the Debtors, and therefore the waiver of the KCD Administrative Expense Claim pursuant to the PBGC Settlement does not impact Sears Re in any material way.

V.

SUMMARY OF PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A. Administrative Expense and Priority Claims

1. Treatment of Administrative Expense Claims

(a) Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim) shall receive, in final satisfaction, settlement, release, and discharge of such Claim from the respective Debtor or Liquidating Trust, as applicable, Cash in an amount equal to such Allowed Administrative Expense Claim on the latest of (i) the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, and (iii) the next Distribution Date after such Administrative Expense Claim becomes an Allowed Administrative Expense Claim. Administrative Expense Claims shall be paid (x) first out of the Wind Down Account; and (y) if the amount available for Distribution pursuant to the foregoing clause (x) is insufficient to remit all Distributions required to be made to such holders pursuant to this sentence, subject to the payment in full of any Allowed ESL 507(b) Priority Claims, and Other 507(b) Priority Claims in accordance with Sections 2.4 and 2.5 of the Plan, respectively, from the Net Proceeds of Total Assets. For the avoidance of doubt, Section 2.1 of the Plan shall not govern Distributions on Allowed ESL 507(b) Claims, and Other 507(b) Priority Claims, and Distributions on such Claims shall be governed by Sections 2.4 and 2.5 of the Plan, respectively.

(b) In accordance with the Asset Purchase Agreement:

(i) Holders of Allowed Administrative Expense Claims arising under section 503(b)(9) of the Bankruptcy Code shall be paid, (x) first by or on behalf of the Debtors on or after the date that Transform pays amounts owed pursuant to section 2.3(k)(iv) of the Asset Purchase Agreement up to $139 million in the aggregate, as may be reduced, dollar-for-dollar by, as applicable, the Aggregate DIP Shortfall Amount, Specified Receivables Shortfall Amount, Warranty Receivables Shortfall Amount and Prepaid Inventory Shortfall Amount (as those terms are defined in the Asset Purchase Agreement) and less any amounts previously paid by the Buyer, each in accordance with Section 2.3(k) of the Asset Purchase Agreement, and (y) if the amount available for Distribution pursuant to the foregoing clause (x) is insufficient to remit all Distributions required to be made to such holders pursuant to this sentence, in accordance with Section 2.1(a) of the Plan.

(ii) Holders of Allowed Administrative Expense Claims arising under Other Payables (as defined in the Asset Purchase Agreement) shall be paid, (x) first by or on behalf of the Debtors on or after the date that Transform pays amounts owed pursuant to section 2.3(k)(v) of the Asset Purchase Agreement up to $166 million in the aggregate as may be reduced, dollar-for-dollar by, as applicable, the Aggregate DIP Shortfall Amount (as defined in the Asset Purchase Agreement) and less any amounts previously paid by the Buyer, each in accordance with Section 2.3(k) of the Asset Purchase Agreement, and (y) if the amount available for Distribution pursuant to the foregoing clause (x) is insufficient to remit all Distributions required to be made to such holders pursuant to this sentence, in accordance with Section 2.1(a) of the Plan.

(c) Holders of Administrative Expense Claims that are required to file a Claim for payment of such Administrative Expense Claims and that did not file such a Claim by the Administrative Expense Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Expense Claims against the Debtors or their property (including the Liquidating Trust), and such Administrative Expense Claims shall be deemed compromised, settled, and released without consideration as of the Effective Date.

2. Treatment of Fee Claims

(a) All Entities seeking an award by the Bankruptcy Court of Fee Claims shall file and serve on counsel to (i) the Debtors, (ii) the Creditors’ Committee, (iii) the Liquidating Trustee, (iv) the Fee Examiner, and (v) the U.S. Trustee on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Commencement Date through the Effective Date. Objections to any Fee Claims must be filed and served on counsel to the Debtors, the Creditors’ Committee, the Liquidating Trustee, the Fee Examiner, and the U.S. Trustee, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Fee Claim).

(b) Allowed Fee Claims shall be paid in full, in Cash, by the Debtors or Liquidating Trust, as applicable, in such amounts as are Allowed by the Bankruptcy Court (i) on the date upon which an order relating to any such Allowed Fee Claim is entered or as soon as reasonably practicable thereafter; or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim, the Debtors (in consultation with the Creditors’ Committee) or the Liquidating Trustee, as applicable, (x) first out of the Carve Out Account; and (y) if the amount available for Distribution pursuant to the foregoing clause (x) is insufficient to remit all Distributions required to be made to such holders pursuant to this sentence, from the Net Proceeds of Total Assets. Notwithstanding the foregoing, any Fee Claims that are authorized to be paid pursuant to any administrative orders entered by the Bankruptcy Court may be paid at the times and in the amounts authorized pursuant to such orders.

(c) On or about the Effective Date, holders of Fee Claims shall provide a reasonable estimate of unpaid Fee Claims incurred in rendering services five (5) Business Days before the Effective Date to the Debtors, the Creditors’ Committee, and the Liquidating Trustee and the Debtors or Liquidating Trustee, as applicable, shall fund such estimated amounts into the Carve Out Account for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties. If a holder of a Fee Claim does not provide an estimate, the Debtors, in consultation with the Creditors’ Committee, or Liquidating Trustee, as applicable, may estimate the unpaid and unbilled reasonable and necessary fees and out-of-pocket expenses of such holder of a Fee Claim. When all such Allowed Fee Claims have been paid in full, any remaining amount in such Carve Out Account shall promptly be released from such escrow and revert to, and ownership thereof shall vest in, the Debtor(s) that funded such amounts without any further action or order of the Bankruptcy Court.

(d) The Liquidating Trustee is authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

3. Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Allowed Priority Tax Claim from the applicable Debtor(s) or the Liquidating Trust, as applicable, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the latest of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date; (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim; (iii) the next Distribution Date after such Priority Tax Claim becomes an Allowed Priority Tax Claim; and (iv) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due; or (b) equal annual Cash payments in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Commencement Date, paid (x) first out of the Wind Down Account, subject to the payment in full of Administrative Expense Claims, and pro rata with any Priority Non-Tax Claims; and (y) if the amount available for Distribution pursuant to the foregoing clause (x) is insufficient to remit all Distributions required to be made to such holders pursuant to this sentence, from the Net Proceeds of Total Assets; provided, that the Debtor reserves the right to prepay all or a portion of any such amounts at any time under this option without penalty or premium.

In accordance with the Asset Purchase Agreement holders of Allowed Priority Tax Claims that are Assumed Property Tax Liabilities as defined in Section 1.1 of the Asset Purchase Agreement shall be paid, (x) first by or on behalf of the Debtors on or after the date that Transform pays amounts owed pursuant to section 2.3(l) of the Asset Purchase Agreement up to $135 million in the aggregate, and (y) if the amount available for Distribution pursuant to the foregoing clause (x) is insufficient to remit all Distributions required to be made to such holders pursuant to this sentence, in accordance with Section 2.1(a) of the Plan.

4. Treatment of ESL 507(b) Priority Claims

Unless otherwise agreed by the holder of such Claims, to the extent any ESL 507(b) Priority Claims are Allowed, ESL shall receive, from the Debtors or the Liquidating Trust, as applicable, and, in full and final satisfaction, settlement, release, and discharge of such Allowed ESL 507(b) Priority Claims, payment in Cash from Net Proceeds of Other Causes of Action up to the ESL 507(b) Cap, with any remaining Allowed ESL 507(b) Priority Claims that would have resulted in Distributions from the Net Proceeds of Other Causes of Action treated as ESL Unsecured Claims; provided, that, for the avoidance of doubt, any Allowed ESL 507(b) Priority Claim in excess of the ESL 507(b) Cap shall be treated as an ESL Unsecured Claim without duplication in respect of any deficiency claim allocable to the subject debt instrument for which the ESL 507(b) Priority Claim was Allowed.

Holders of Allowed ESL 507(b) Priority Claims, if any, shall be entitled to superpriority administrative expense status (a) on a pro rata basis with Allowed Other 507(b) Priority Claims (solely with respect to the Net Proceeds of General Assets), and (b) senior to all Administrative Expense Claims, and shall be entitled to payment pursuant to the Plan from the Net Proceeds of General Assets, prior to the payment of any other Administrative Expense Claims other than Fee Claims from such Net Proceeds (provided, that, Distributions to administrative and junior Claims may be made if an adequate Disputed Claim Reserve is maintained for Disputed ESL 507(b) Priority Claims).

Notwithstanding the foregoing, in accordance with the DIP Order, the ESL 507(b) Priority Claims, if any, shall not be entitled to any Cash proceeds of the Wind Down Account. For the avoidance of doubt, pursuant to the terms of the Sale Order and the Asset Purchase Agreement, notwithstanding any order of the Bankruptcy Court to the contrary or section 1129 of the Bankruptcy Code, it shall not be a condition to confirmation of the Plan that the ESL 507(b) Priority Claims be paid in full or in part.

5. Treatment of Other 507(b) Priority Claims

Unless otherwise agreed by the holders of such Claims, to the extent any Other 507(b) Priority Claims are Allowed, each holder of such Allowed 507(b) Priority Claim shall receive, from the Debtors or Liquidating Trust, as applicable, and, in full and final satisfaction, settlement, release, and discharge of such Allowed Other 507(b) Priority Claims, payment in full in Cash from the Net Proceeds of Total Assets on the latest of (i) the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Other 507(b) Priority Claim becomes an Allowed Other 507(b) Priority Claim, and (iii) the next Distribution Date after such Other 507(b) Priority Claim becomes an Allowed Other 507(b) Priority Claim.

Holders of Allowed Other 507(b) Priority Claims shall be entitled to superpriority administrative expense priority status (a) on a pro rata basis with Allowed ESL 507(b) Priority Claims (solely with respect to the Net Proceeds of General Assets), (b) otherwise senior to all other Administrative Expense Claims and payment pursuant to the Plan prior to the payment of any other Administrative Expense Claims other than Fee Claims (provided, that, Distributions to administrative and junior Claims may be made if an adequate Disputed Claim Reserve is maintained for disputed Other 507(b) Priority Claims).

Notwithstanding the foregoing, in accordance with the DIP Order, the Other 507(b) Priority Claims shall not be entitled to any Cash proceeds of the Wind Down Account.

B. Classification of Claims and Interests

1. Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and Distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2. Summary of Classification

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan; (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code; and (c) presumed to accept or deemed to reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Other 507(b) Priority Claims, ESL 507(b) Priority Claims, and Priority Tax Claims have not been classified.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to Accept)

2	Other Secured Claims	Unimpaired	No (Presumed to Accept)

3	PBGC Claims	Impaired	Yes

4	General Unsecured Claims	Impaired	Yes

5	ESL Unsecured Claims	Impaired	Yes

6	Intercompany Claims	Impaired	No (Deemed to Reject)

7	Intercompany Interests	Impaired	No (Deemed to Reject)

8	Subordinated Securities Claims	Impaired	No (Deemed to Reject)

9	Existing SHC Equity Interests	Impaired	No (Deemed to Reject)

3. Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the rights of the Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

4. Elimination of Vacant Classes

Any Class of Claims against or Interests in the Debtors that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

5. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court at the Confirmation Hearing to deem the Plan accepted by the holders of such Claims in such Class.

6. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in consultation with the Creditors’ Committee, to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

7. Second Lien Debt Claims

Holders of Claims arising under the Second Lien Debt shall receive (i) the same treatment as holders of Other Secured Claims as set forth in Section 4.2 of the Plan to the extent such Claim is Secured and/or (ii) treatment set forth in Section 4.4 of the Plan for General Unsecured Claims to the extent such Claim is unsecured, as determined in accordance with section 506(a) of the Bankruptcy Code.

C. Treatment of Claims and Interests

1. Priority Non-Tax Claims (Class 1)

(a)	Classification: Class 1 consists of Priority Non-Tax Claims.

(b)

Treatment: Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment of such Claim in full and final satisfaction, settlement, release, and discharge of such Allowed Priority Non-Tax Claim, at the option of the Debtors (in consultation with the Creditors’ Committee) or the Liquidating Trustee, each such holder shall receive from the respective Debtor or the Liquidating Trust, as applicable:

(i)

payment in full in Cash in an amount equal to such Claim, payable on the latest of (A) the Effective Date, (B) the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or (C) the next Distribution Date after such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, paid (x) first out of the Wind Down Account, subject to the payment in full of Administrative Expense Claims, and pro rata with any Priority Tax Claims; and (y) if the amount available for Distribution pursuant to the foregoing clause (x) is insufficient to remit all Distributions required to be made to such holders pursuant to this sentence, from the Net Proceeds of Total Assets; or

(ii)	such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired.

(c)

Voting: Class 1 is Unimpaired, and holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Priority Non-Tax Claims.

2. Other Secured Claims (Class 2)

(a)

Classification: Class 2 consists of the Other Secured Claims. To the extent that Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2 for purposes of voting to accept or reject the Plan and receiving Distributions under the Plan.

(b)

Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the latest of (x) the Effective Date, (y) the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or (z) the next Distribution Date after such Other Secured Claim becomes an Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim will receive, on account of such Allowed Claim, at the option of the Debtors (in consultation with the Creditors’ Committee) or Liquidating Trustee, as applicable:

(i)	Cash in an amount equal to the Allowed amount of such Other Secured Claim;

(ii)	transfer of the collateral securing such Other Secured Claim or the proceeds thereof in satisfaction of the Allowed amount of such Other Secured Claim; or

(iii)	such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired.

(c)

Voting: Class 2 is Unimpaired, and holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Other Secured Claims.

3. PBGC Claims (Class 3)

(a)	Classification: Class 3 consists of the PBGC Claims.

(b)	Allowance: Pursuant to the PBGC Settlement, the PBGC shall have an Allowed unsecured claim in the aggregate amount of $800 million against each Debtor (the “Allowed PBGC Unsecured Claims”).

(c)

Treatment: Confirmation of the Plan shall constitute approval of the PBGC Settlement Agreement. In accordance therewith, PBGC shall receive from the Liquidating Trust, (i) the PBGC Liquidating Trust Priority Interest and (ii) in respect of the Allowed PBGC Unsecured Claims, PBGC’s Pro Rata share of (x) the General Unsecured Liquidating Trust Interests and (y) the Specified Unsecured Liquidating Trust Interests, in full and final satisfaction, settlement, release, and discharge of all PBGC Claims.

(d)	Voting: Class 3 is Impaired and, thus, PBGC, as the holder of the PBGC Claims in Class 3, is entitled to vote to accept or reject the Plan.

4. General Unsecured Claims (Class 4)

(a)	Classification: Class 4 consists of General Unsecured Claims.

(b)

Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed General Unsecured Claim, each such holder thereof shall receive its Pro Rata share of (i) the General Unsecured Liquidating Trust Interests and (ii) the Specified Unsecured Liquidating Trust Interests.

(c)	Voting: Class 4 is Impaired and, thus, holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.

5. ESL Unsecured Claims (Class 5)

(a)	Classification: Class 5 consists of ESL Unsecured Claims.

(b)

Treatment: Except to the extent that a holder of an Allowed ESL Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed ESL Unsecured Claim, each such holder thereof shall receive its Pro Rata share of the General Unsecured Liquidating Trust Interests.

(c)	Voting: Class 5 is Impaired, and, thus, holders of Allowed ESL Unsecured Claims are entitled to vote to accept or reject the Plan.

6. Intercompany Claims (Class 6)

(a)	Classification: Class 6 consists of Intercompany Claims.

(b)

Treatment: On the Effective Date, except as provided in Section 5.1(b)(iii) of the Plan, all Intercompany Claims shall be cancelled and Holders of Intercompany Claims shall not receive any Distributions on account of such Intercompany Claims.

(c)

Voting: Class 6 is Impaired. Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

7. Intercompany Interests (Class 7)

(a)	Classification: Class 7 consists of Intercompany Interests.

(b)

Treatment: On or after the Effective Date, all Intercompany Interests shall be cancelled. Each such holder thereof shall neither receive nor retain any property of the Estate or direct interest in property of the Estate of the Debtors on account of such Intercompany Interest.

(c)

Voting: Class 7 is Impaired. Holders of Intercompany Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Interests.

8. Subordinated Securities Claims (Class 8)

(a)	Classification: Class 8 consists of Subordinated Securities Claims.

(b)

Treatment: Holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Subordinated Securities Claims. On the Effective Date, all Subordinated Securities Claims shall be deemed cancelled without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

(c)

Voting: Class 8 is Impaired. Holders of Subordinated Securities Claims are conclusively deemed to have rejected the Plan. Therefore, holders of Subordinated Securities Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders of Subordinated Securities Claims will not be solicited.

9. Existing SHC Equity Interests (Class 9)

(a)	Classification: Class 9 consists of Existing SHC Equity Interests.

(b)

Treatment: On the Effective Date, all Existing SHC Equity Interests shall be cancelled. Each such holder thereof shall: neither receive nor retain any property of the Estate or direct interest in property of the Estate of SHC on account of such Existing SHC Equity Interest.

(c)

Voting: Class 9 is Impaired. Holders of Existing SHC Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Existing SHC Equity Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing SHC Equity Interests.

D. Means for Implementation

1. Substantive Consolidation Settlement

(a) As a compromise and settlement of issues relating to whether the liabilities and properties of the Debtors should be substantively consolidated for purposes of voting and distributions under the Plan (the “Substantive Consolidation Settlement”), (i) all Assets of the Debtors shall be consolidated and treated as Liquidating Trust Assets irrespective of which Debtors own such Assets, (ii) each holder of a General Unsecured Claim, PBGC Unsecured Claim, and ESL Unsecured Claim shall receive its distribution from the consolidated Liquidating Trust Assets, irrespective of the Debtors against which such Claim was filed or is Allowed, (iii) all guarantee Claims will not be entitled to distribution from the Liquidating Trust, (iv) all Claims against any Debtors on account of joint obligations of two or more Debtors shall be treated as a single Claim entitled to a single recovery against the Liquidating Trust Assets, and (v) pre- and post-petition Intercompany Claims shall be disregarded and not participate in recoveries from the Liquidating Trust.

(b) In the event the Bankruptcy Court does not approve the Substantive Consolidation Settlement, the Plan shall revert to a joint plan of liquidation of the Debtors for administrative purposes only, and constitute a separate chapter 11 plan of liquidation for each Debtor (the “Non-Settlement”). Accordingly, in the Non-Settlement, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, the Debtors may request that the Bankruptcy Court confirm the Plan with respect to any Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code. Further, in the Non-Settlement, (i) the PBGC Liquidating Trust Priority Interest shall be reduced from $97.5 million to $80.0 million, (ii) to the extent a particular Debtor has insufficient Assets to satisfy Allowed Administrative Expense Claims, Allowed ESL 507(b) Claims, Allowed Other 507(b) Claims, Allowed Priority Tax Claims, or Allowed Priority Non-Tax Claims, another Debtor with sufficient Assets may, in consultation with the Creditors’ Committee and PBGC, make an intercompany loan to the applicable Debtor on or about the

Effective Date to allow such Debtor to satisfy such Claims; such intercompany loan shall be secured by the proceeds of Preserved Causes of Action of the borrowing Debtor, and (iii) holders of Intercompany Claims (Class 6) shall receive as treatment in full and final satisfaction, settlement, release, and discharge of an Allowed Intercompany Claim, its Pro Rata share of (1) the General Unsecured Liquidating Trust Interest, and (2) Specified Unsecured Liquidating Trust Interest; in each case, in accordance with section 9.2(a) of the Asset Purchase Agreement.

2. Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Claim or Interest or any Distribution to be made on account of an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

3. Sources of Consideration for Plan Distributions

The Debtors and Liquidating Trust shall fund Distributions and satisfy applicable Allowed Claims under the Plan using: (a) Cash on hand; (b) Cash from Net Proceeds of Total Assets (subject to the limitations set forth in the Plan); (c) Cash from the Wind Down Account (subject to the limitations set forth in the DIP Order and the Plan); provided, that the Cash proceeds of the Wind Down Account shall first be used to pay Administrative Expense Claims; provided, further, that any funds remaining in the Wind Down Account at the Closing Date shall be distributed by the Liquidating Trustee as General Assets in accordance with the Plan and the Liquidating Trust Agreement; and (d) Cash from the Carve Out Account; provided, that the Cash proceeds of the Carve Out Account shall first be used to pay Fee Claims; provided, further, that any funds remaining in the Carve Out Account after the payment in full of Allowed Fee Claims shall be distributed by the Liquidating Trustee as General Assets in accordance with the Plan and the Liquidating Trust Agreement.

4. Preservation of Causes of Action

Other than Causes of Action against an Entity that are waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Bankruptcy Court order, the Debtors reserve any and all Preserved Causes of Action, including for the avoidance of doubt all Specified Causes of Action. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Liquidating Trustee will not pursue any and all available Causes of Action against them. No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation Date or Consummation. Prior to the Effective Date, the Debtors, and after the Effective Date, the Liquidating Trustee shall retain and shall have, including through its authorized agents or representatives, the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court except as provided in Section 6.7 of the Plan.

5. Corporate Governance; Dissolution

On the Effective Date, all Liquidating Trust Assets of the Debtors shall be transferred to the respective Liquidating Trust of such Debtor in accordance with Article VI of the Plan and all Debtors shall be dissolved without the necessity for any other or further actions to be taken by or on behalf of such dissolving Debtor or its shareholder or any payments to be made in connection therewith, other than the filing of a certificate of dissolution with the appropriate governmental authorities. All directors and officers of the dissolved Debtors shall be deemed to have resigned in their capacity as of the Effective Date.

6. Effectuating Documents; Further Transactions

(c) The Debtors or the Liquidating Trustee, as applicable, subject to any approvals or direction of the Liquidating Trust Board as set forth in the Liquidating Trust Agreement, may take all actions to execute, deliver, file, or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the Liquidating Trust Interests to be issued pursuant hereto without the need for any approvals, authorizations, actions or consents except for those expressly required pursuant hereto. The secretary and any assistant secretary of each Plan Debtor or the Liquidating Trustee shall be authorized to certify or attest to any of the foregoing activities.

(d) Before, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors shall be deemed to have been so approved and shall be in effect before, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the shareholders, directors, managers or partners of the Debtors, or the need for any approvals, authorizations, actions or consents.

(e) The restrictions imposed by the NOL Order shall remain effective and binding even after the Effective Date with respect to all SHC Equity Interests.

7. Cancellation of Existing Securities and Agreements

(a) On the Effective Date, all Indentures, and all series of Notes issued thereunder, shall be cancelled and discharged and of no further force and effect, except that each of the Indentures shall continue in effect solely to the extent necessary to (i) allow the holders of such Claims to receive Distributions under the Plan; (ii) allow the Debtors, the Liquidating Trustee, the Second Lien Credit Facility Agent and the Indenture Trustees to make post-Effective Date distributions or take such other action pursuant to the Plan on account of such Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims; (iii) allow holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents; (iv) allow the Second Lien Credit Facility Agent and the Indenture Trustees to enforce their rights, claims, and interests vis-à-vis any party other than the Debtors, including any rights with respect to priority of payment and/or to exercise charging liens; (v) preserve any rights of the Second Lien Credit Facility Agent and the Indenture Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to lenders under the Second Lien Credit Agreement and holders under the Indentures, as applicable, including any rights of enforcement, rights to priority of payment and/or to exercise charging liens; (vi) allow the Second Lien Credit Facility Agent and the Indenture Trustees to enforce any obligations owed to them under the Plan; (vii) permit the Second Lien Credit Facility Agent and the Indenture Trustees to perform any function necessary to effectuate the foregoing; and (viii) allow the Second Lien Credit Facility Agent and the Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court relating to the Second Lien Credit Agreement or the Indentures, as applicable; provided, that nothing in Section 5.7 of the Plan shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Liquidating Trustee.

(b) Except for the foregoing, subsequent to the performance by the Second Lien Credit Facility Agent of its obligations pursuant to the Plan, the Second Lien Credit Facility Agent and its agents shall be relieved of all further duties and responsibilities related to the Second Lien Credit Agreement.

(c) Except for the foregoing, subsequent to the performance by each of the Second Lien Trustees and each of its respective obligations pursuant to the Plan, each of the Second Lien Trustees and each of its respective agents shall be relieved of all further duties, obligations, liability and responsibilities related to each of the respective Second Lien Indentures.

(d) Except for the foregoing, subsequent to the performance by each of the Unsecured Notes Trustees of its respective obligations pursuant to the Plan, each of the Unsecured Notes Trustees. and each of its respective agents, shall be relieved of all further duties, obligations, liability and responsibilities related to each of the respective Unsecured Notes Indentures.

(e) Notwithstanding anything to the contrary herein, all rights under the Indentures, if and to the extent applicable, shall remain subject to the terms of the Intercreditor Agreement.

(f) Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in the Plan shall be deemed null and void and shall be of no force and effect.

(g) Except as otherwise provided in the Plan, on the Effective Date, each of the Indentures shall be deemed cancelled and discharged without any need for any person, including, without limitation, any Indenture Trustee or any holder of the Notes issued thereunder, to take any further action with respect thereto.

E. Liquidating Trust

1. Establishment of the Liquidating Trust

On the Effective Date, the Liquidating Trust shall be established and become effective for the benefit of the Liquidating Trust Beneficiaries. The powers, authority, responsibilities, and duties of the Liquidating Trust and the Liquidating Trustee are set forth in and shall be governed by the Plan and the Liquidating Trust Agreement. The Liquidating Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, any and all provisions necessary to ensure the continued treatment of the Liquidating Trust as a grantor trust and the Liquidating Trust Beneficiaries as the grantors and owners thereof for federal income tax purposes. The Liquidating Trust Agreement may provide powers, duties, and authorities in addition to those explicitly stated in the Plan, but only to the extent that such powers, duties, and authorities do not affect the status of the Liquidating Trust as a “liquidating trust” for United States federal income tax purposes. In the event of any conflict between the terms of this Section 6.1 and the terms of the Liquidating Trust Agreement as such conflicts relate to the establishment of the Liquidating Trust, the terms of this Section 6.1 shall govern.

On the Effective Date, the Liquidating Trustee, on behalf of the Debtors, shall execute the Liquidating Trust Agreement and shall take all other steps necessary to establish the Liquidating Trust pursuant to the Liquidating Trust Agreement and consistent with the Plan.

2. Purpose of the Liquidating Trust

The Liquidating Trust shall be established pursuant to the Liquidating Trust Agreement for the sole purpose of liquidating and administering the Liquidating Trust Assets and making distributions on account thereof as provided for under the Plan in accordance with Treas. Reg. § 301.7701-4(d). The Liquidating Trust is intended to qualify as a liquidating trust pursuant to Treas. Reg. § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. The Liquidating Trust shall not be deemed a successor in interest of the Debtors for any purpose other than as specifically set forth in the Plan or in the Liquidating Trust Agreement.

3. Liquidating Trust Assets

On the Effective Date, and in accordance with sections 1123 and 1141 of the Bankruptcy Code and pursuant to the terms of the Plan, all title and interest in all of the Liquidating Trust Assets, as well as the rights and powers of each Debtor in such Liquidating Trust Assets, shall automatically vest in the Liquidating Trust, free and clear of all Claims and Interests for the benefit of the Liquidating Trust Beneficiaries. Upon the transfer of the Liquidating Trust Assets, the Debtors shall have no interest in or with respect to the Liquidating Trust Assets or the Liquidating Trust. Upon delivery of the Liquidating Trust Assets to the Liquidating Trust, the Debtors and their predecessors, successors and assigns, shall be discharged and released from all liability with respect to the delivery of such distributions and shall have no reversionary or further interest in or with respect to the Liquidating Trust Assets or the Liquidating Trust. Notwithstanding the foregoing, for purposes of section 553 of the Bankruptcy Code, the transfer of the Liquidating Trust Assets to the Liquidating Trust shall not affect the mutuality of obligations which otherwise may have existed prior to the effectuation of such transfer. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use, or other similar tax, pursuant to section 1146(a) of the Bankruptcy Code. In connection with the transfer of such assets, any attorney client privilege, work product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Liquidating Trust shall vest in the Liquidating Trust and its representatives, and the Debtors and the Liquidating Trustee are directed to take all necessary actions to effectuate the transfer of such privileges. The Liquidating Trustee shall agree to accept and hold the Liquidating Trust Assets in the Liquidating Trust for the benefit of the Liquidating Trust Beneficiaries, subject to the terms of the Plan and the Liquidating Trust Agreement.

The Debtors, the Liquidating Trustee, the Liquidating Trust Beneficiaries, and any party under the control of such parties will execute any documents or other instruments and shall take all other steps as necessary to cause title to the Liquidating Trust Assets to be transferred to the Liquidating Trust.

4. Administration of the Liquidating Trust

The Liquidating Trust shall be administered by the Liquidating Trustee pursuant to the Liquidating Trust Agreement and the Plan. Subject to Section 6.1, in the event of any inconsistency between the Plan and the Liquidating Trust Agreement as such conflict relates to anything other than the establishment of a Liquidating Trust, the Liquidating Trust Agreement shall control.

5. Post-Effective Date Liquidating Trust Board Members

(a) Liquidating Trust Board Composition. On the Effective Date, the Liquidating Trust Board will be appointed in accordance with the terms of the Liquidating Trust Agreement. The initial members of the Liquidating Trust Board shall consist of: [•].12

(b) Following the Confirmation Date, the Liquidating Trust Board shall, in addition to its other duties including those listed in Section 6.7 of the Plan be responsible for (v) instructing and supervising the Liquidating Trustee with respect to their responsibilities under the Plan; (w) reviewing and approving the prosecution of adversary and other proceedings, if any, including approving proposed settlements thereof; (x) settling Specified Causes of Action pursuant to Section 6.7 of the Plan; (y) reviewing and approving objections to and proposed settlements of Disputed Claims; and (z) performing such other duties that may be necessary and proper to assist the Debtors and the Liquidating Trustee and their retained professionals as set forth in the Liquidating Trust Agreement. In its discretion, following the Effective Date, the Liquidating Trust Board may delegate any duties assigned to the Liquidating Trustee to any other committee, entity or individual.

(c) The members of the Liquidating Trust Board may be removed in accordance with the terms of the Liquidating Trust Agreement. Any objection to any such notice to remove a member of the Liquidating Trust Board will be determined by the Bankruptcy Court.

(d) Notwithstanding anything in the Plan or Liquidating Trust Agreement to the contrary, the Liquidating Trust Board shall always act consistently with, and not contrary to, the purpose of the Liquidating Trust as set forth in the Plan.

6. Liquidating Trustee

(a) Appointment. The Liquidating Trustee shall be [    ],13 who will serve on and after the Effective Date in accordance with the Liquidating Trust Agreement and the Plan, reporting to, [and seeking approval for all material, non-ordinary course decisions from the Liquidating Trust Board. The Liquidating Trustee shall be appointed as the representative of each of the Debtors’ Estates pursuant to sections 1123(a)(5), (a)(7) and (b)(3)(B) of the Bankruptcy Code, subject to the terms of the Plan, the Confirmation Order, and the Liquidating Trust Agreement.

(b) Authority. The duties and powers of the Liquidating Trustee shall include all powers necessary to implement the Plan and to administer and monetize the Liquidating Trust Assets, including, without limitation, the duties and powers listed in the Plan. The Liquidating Trustee will administer the Liquidating Trust in accordance with the Liquidating Trust Agreement. The Liquidating Trustee, with the approval of the Liquidating Trust Board and in the exercise of their collective reasonable business judgment, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Liquidation Trust, make timely distributions and not unduly prolong the duration of the Liquidation Trust. More specifically, the Liquidating Trustee shall have the authority and the right (subject to approval by the Liquidating Trust Board as set forth in the Liquidating Trust Agreement), without the need for Bankruptcy Court approval (unless otherwise indicated), to carry out and implement all provisions of the Plan, including, without limitation:

[12]	[TBD – Number of board members and composition of board subject to ongoing negotiations and discussions between the Debtors and the Creditors’ Committee].
[13]	[TBD – Selection of Liquidating Trustee subject to ongoing negotiations and discussions between the Debtors and the Creditors’ Committee].

(i) except to the extent Claims have been previously Allowed, control and effectuate the Claims reconciliation process, including to object to, seek to subordinate, compromise or settle any and all Claims; provided, that the settlement of Specified Causes of Action shall be subject to the procedures set forth in Section 6.7 of the Plan;

(ii) make Distributions to Holders of Allowed Claims as set forth in, and implement the Wind Down pursuant to, the Plan;

(iii) determine Distribution Dates, in accordance with the Plan;

(iv) exercise its reasonable business judgment to direct and control the wind down, liquidation, sale and/or abandoning of the remaining Assets of the Debtors under the Plan and in accordance with applicable law as necessary to maximize Distributions to holders of Allowed Claims;

(v) prosecute any remaining Causes of Action, including Preserved Causes of Action, on behalf of the Liquidating Trust, elect not to pursue any Causes of Action, and determine whether and when to compromise, settle, abandon, dismiss, or otherwise dispose of any such Causes of Action, as the Liquidating Trustee may determine, subject to approval by the Liquidating Trust Board, is in the best interests of the Liquidating Trust;

(vi) retain professionals to assist in performing its duties under the Plan, subject to approval of the Liquidating Trust Board;

(vii) maintain the books and records and accounts of the Liquidating Trust;

(viii) invest Cash of the Liquidating Trust, including any Cash from Net Proceeds realized from the liquidation of any Assets of the Liquidating Trust, including any Preserved Causes of Action, and any income earned thereon;

(ix) incur and pay reasonable and necessary expenses in connection with the performance of duties under the Plan, including the reasonable fees and expenses of professionals retained by the Liquidating Trustee, which shall be subject to approval by the Liquidating Trust Board;

(x) subject to the Asset Purchase Agreement, administer each Debtor’s tax obligations, including (a) filing tax returns and paying tax obligations, (b) requesting, if necessary, an expedited determination of any unpaid tax liability of each Debtor or its estate under section 505(b) of the Bankruptcy Code for all taxable periods of such Debtor ending after the Commencement Date through the liquidation of such Debtor as determined under applicable tax laws, and (c) representing the interest and account of each Debtor or its estate before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit;

(xi) administer each Liquidating Trust’s tax obligations, including (a) filing tax returns and paying tax obligations, (b) requesting, if necessary, an expedited determination of any unpaid tax liability of each Liquidating Trust for all taxable periods of such Liquidating Trust through the dissolution of the applicable Liquidating Trust as determined under applicable tax laws, and (c) representing the interest and account of each Liquidating Trust before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit;

(xii) prepare and file any and all returns, reports, statements, or disclosures relating to the Debtors and the Liquidating Trust that are required under the Plan, by any governmental unit or applicable law;

(xiii) prepare and file on behalf of the Debtors and any non-Debtor subsidiaries, certificates of dissolution and any and all other corporate and company documents necessary to effectuate the Wind Down without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, the board of directors, or board of directors or similar governing body of the Debtors;

(xiv) maintain appropriate liability insurance for the Liquidating Trustee and the Liquidating Trust Board;

(xv) pay statutory fees; and

(xvi) perform other duties and functions that are consistent with the implementation of the Plan and the Liquidating Trust Agreement.

Notwithstanding anything in the Plan or Liquidating Trust Agreement to the contrary, the Liquidating Trustee shall always act consistently with, and not contrary to, the purpose of the Liquidating Trust as set forth in Section 6.2 of the Plan. The Liquidating Trustee and the members of the Liquidating Trust Board shall have fiduciary duties to the Liquidating Trust Beneficiaries consistent with the fiduciary duties that a member of an official committee appointed pursuant to section 1102 of the Bankruptcy Code has to the creditor constituents represented by such committee and shall exercise his, her or its responsibilities accordingly; provided, however, that the Liquidating Trustee and the members of the Liquidating Trust Board shall not owe fiduciary obligations to any defendants or potential defendants of Preserved Causes of Action in their capacities as such, it being the intent of such fiduciary duties to ensure that the Liquidating Trustee’s and the members’ of the Liquidating Trust Board obligations are to maximize the value of the Liquidating Trust Assets, including the Preserved Causes of Action.

(c) Indemnification. Each of the Liquidating Trustee and each member of the Liquidating Trust Board (and each of their agents and professionals) shall be indemnified in accordance with the terms of the Liquidating Trust Agreement.

(d) Reporting. The Liquidating Trustee shall file with the Bankruptcy Court and the SEC periodic public reports on the status of claims reconciliation and Distributions, which reports may be included in the quarterly reporting required by the U.S. Trustee.

(e) Payment. Unless an alternate fee arrangement has been agreed to, the fees and expenses of the Liquidating Trustee, including fees and expenses incurred by professionals retained by the Liquidating Trustee shall be paid from the Net Proceeds of Liquidating Trust Assets.

7. Settlement Procedures

The settlement of any (a) Specified Cause of Action, (b) other Claim or Cause of Action against the ESL Parties, (c) Claim or Preserved Cause of Action for which the Net Proceeds from such settlement are equal or greater than $5,000,000.00, or (d) Intercompany Claims shall be subject to the following procedures; provided, however, that notwithstanding the foregoing, no avoidance action arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable non-bankruptcy law shall be subject to the following procedures:

(a) The Liquidating Trust Board first must determine whether the terms of a proposed settlement are in the best interests of the Liquidating Trust Beneficiaries, in the exercise of its reasonable business judgment as determined by majority vote.

(b) Following such a determination by the Liquidating Trust Board, the Liquidating Trustee shall file or cause to be filed on the docket of the Chapter 11 Cases written notice of the material terms of the proposed settlement.

(c) Any parties in interest with standing shall have fourteen (14) days to object to any proposed settlement after the filing of such proposed settlement by the Liquidating Trustee.

(d) If any party in interest with standing imposes an objection to such settlement, a hearing before the Bankruptcy Court shall be scheduled and the Liquidating Trustee shall only be permitted to consummate the settlement by a finding by the Court that the terms of the proposed settlement meet the applicable standards set forth in 11 U.S.C. § 363 and Bankruptcy Rule 9019

(e) If no party in interest with standing objects to the proposed settlement, the Bankruptcy Court shall be deemed to have approved such settlement pursuant to the applicable standards set forth in section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and the Liquidating Trustee shall be permitted to consummate the settlement.

8. Liquidating Trustee’s Tax Power for Debtors

The Liquidating Trustee shall have the same authority in respect of all taxes of the Debtors, and to the same extent, as if the Liquidating Trustee were the Debtor.

9. Non-Transferability of Liquidating Trust Interests

The Liquidating Trust Interests shall be non-transferable other than if transferred by will, intestate succession or otherwise by operation of law.

10. Cash Investments

The Liquidating Trustee may invest Cash (including any earnings thereon or proceeds therefrom); provided, that such investments are investments permitted to be made by a “liquidating trust” within the meaning of Treas. Reg. § 301.7701-4(d), as reflected therein, or under applicable IRS guidelines, rulings or other controlling authorities.

11. Federal Income Tax Treatment of the Liquidating Trust

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt of an adverse determination by the IRS upon audit if not contested by such Liquidating Trustee), for all United States federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee and the Liquidating Trust Beneficiaries) shall treat the transfer of Liquidating Trust Assets to the Liquidating Trust as (1) a transfer of Liquidating Trust Assets (subject to any obligations relating to those assets) directly to Liquidating Trust Beneficiaries (other than to the extent Liquidating Trust Assets are allocable to Disputed Claims), followed by (2) the transfer by such beneficiaries to the Liquidating Trust of

Liquidating Trust Assets in exchange for Liquidating Trust Interests. Accordingly, except in the event of contrary definitive guidance, Liquidating Trust Beneficiaries shall be treated for United States federal income tax purposes as the grantors and owners of their respective share of Liquidating Trust Assets (other than such Liquidating Trust Assets as are allocable to Disputed Claims). The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

12. Tax Reporting

(a) The Liquidating Trustee shall file tax returns for the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to Treas. Reg. § 1.671-4(a) and in accordance with Section 6.12 of the Plan. A Liquidating Trustee also shall annually send to each holder of a Liquidating Trust Interest a separate statement regarding the receipts and expenditures of the Liquidating Trust as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holders’ underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns.

(b) Allocations of Liquidating Trust taxable income among Liquidating Trust Beneficiaries (other than taxable income allocable to any assets allocable to, or retained on account of, Disputed Claims) shall be determined by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed Distribution, the Liquidating Trust had distributed all its assets (valued at their tax book value, other than assets allocable Disputed Claims) to the holders of Liquidating Trust Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent Distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of Liquidating Trust Assets for purpose of this paragraph shall equal their fair market value on the date Liquidating Trust Assets are transferred to the Liquidating Trust, adjusted in accordance with tax accounting principles prescribed by the IRC, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

(c) As soon as reasonably practicable after Liquidating Trust Assets are transferred to the Liquidating Trust, but in no event later than 120 days thereafter, the Liquidating Trustee shall make a good faith valuation of Liquidating Trust Assets and the Liquidating Trustee shall apprise, in writing, the Liquidating Trust Beneficiaries of such valuation. In connection with the preparation of the valuation contemplated hereby and by the Plan, the Liquidating Trust shall be entitled to retain such professionals and advisors as the Liquidating Trust shall determine to be appropriate or necessary, and the Liquidating Trustee shall take such other actions in connection therewith as it determines to be appropriate or necessary. Such valuation shall be used consistently by such parties for all United States federal income tax purposes. The Liquidating Trust shall bear all of the reasonable costs and expenses incurred in connection with determining such value, including the fees and expenses of any professionals retained in connection therewith.

(d) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if such Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by such Liquidating Trustee), such Liquidating Trustee (i) may timely elect to treat any Liquidating Trust Assets allocable to Disputed Claims as a “disputed ownership fund” governed by Treas. Reg. § 1.468B-9, and (ii) to the extent permitted by applicable law, shall report consistently for state and local income tax purposes. If a “disputed ownership fund” election is made, all parties (including such Liquidating Trustee, the Debtors and Liquidating Trust Beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

(e) The Liquidating Trustee shall be responsible for payment, out of Liquidating Trust Assets, of any taxes imposed on the Liquidating Trust (including any Disputed Claim Reserve) or the Liquidating Trust Assets. More particularly, any taxes imposed on any Disputed Claim Reserve or its assets will be paid out of the assets of the Disputed Claim Reserve (including any Liquidating Trust Assets allocable to Disputed Claims), and netted against any subsequent distribution in respect of the allowance or disallowance of such Claims. In the event, and to the extent, any Cash in any Disputed Claim Reserve is insufficient to pay the portion of any taxes attributable to taxable income arising from assets of the Disputed Claim Reserve (including any income that may arise upon an actual or constructive distribution of the assets of the reserve in respect of the resolution of Disputed Claims), assets of the Disputed Claim Reserve (including those otherwise distributable) may be sold to pay such taxes.

(f) The Liquidating Trustee may request an expedited determination of taxes of the Liquidating Trust, including any reserve for Disputed Claims, or of the Debtor as to whom the Liquidating Trust was established, under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, such Liquidating Trust or the Debtor for all taxable periods through the dissolution of such Liquidating Trust.

(g) Dissolution.

(i) The Liquidating Trustee, the Liquidating Trust Board and the Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all of the Liquidating Trust Assets have been distributed pursuant to the Plan and the Liquidating Trust Agreement, (ii) the Liquidating Trustee determines, with the approval of the Liquidating Trust Board, that the administration of any remaining Liquidating Trust Assets is not likely to yield sufficient additional Liquidating Trust proceeds to justify further pursuit, or (iii) all Distributions required to be made by the Liquidating Trustee under the Plan and the Liquidating Trust Agreement have been made; provided, that in no event shall the Liquidating Trust be dissolved later than five (5) years from the creation of such Liquidating Trust pursuant to Section 6.1 of the Plan unless the Bankruptcy Court, upon motion within the six-month period prior to the third (3rd) anniversary (or within the six-month period prior to the end of an extension period), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable private letter ruling from the IRS or an opinion of counsel satisfactory to the Liquidating Trustee that any further extension would not adversely affect the status of the trust as a Liquidating Trust for United States federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets.

(ii) If at any time the Liquidating Trustee determines, with the approval of the Liquidating Trust Board, in reliance upon such professionals as the Liquidating Trustee may retain, that the expense of administering the Liquidating Trust so as to make a final Distribution to Liquidating Trust Beneficiaries is likely to exceed the value of the assets remaining in such Liquidating Trust, such Liquidating Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amount necessary to dissolve such Liquidating Trust, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the IRC, (B) exempt from United States federal income tax under section 501(a) of the IRC, (C) not a “private foundation”, as defined in section 509(a) of the IRC, and (D) that is unrelated to the Debtors, such Liquidating Trust, and any insider of such Liquidating Trustee, and (iii) dissolve such Liquidating Trust.

F. Distributions

1. Distributions Generally

On or after the Effective Date, the Liquidating Trust (with the assistance of the Disbursing Agent as necessary) shall make all Distributions under the Plan to holders of Allowed Claims in accordance with the terms of the Plan. After the Effective Date, the Liquidating Trustee (with the assistance of the Disbursing Agent as necessary) at least annually, shall make all Distributions under the Plan to holders of Allowed Claims from the Liquidating Trust, in accordance with the terms of the Plan.

Notwithstanding any provision of the Plan to the contrary, distributions to holders of any Notes shall be made to or at the direction of each of the applicable Indenture Trustees, each of which will act as Disbursing Agent for distributions to the respective holders of the Notes, as applicable. The Indenture Trustees shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct. The Indenture Trustees may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), and will be entitled to recognize and deal for all purposes under the Plan with the holders of their respective series of Notes, to the extent consistent with the customary practices of DTC. Such distributions shall be subject in all respects to the right of each Indenture Trustee to assert its charging lien against distributions. All distributions to be made to holders of the Notes shall be distributed through the facilities of DTC, to the extent the distributions are “DTC-eligible,” and as provided for under the Indentures, as applicable. Any distributions which are not “DTC-eligible” shall be made by, or at the direction of, the applicable Indenture Trustee.

2. Distribution Record Date

As of the close of business on the Distribution Record Date relating to each Distribution, which Distribution Record Date shall be the date that is thirty (30) calendar days prior to a Distribution Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors, the Liquidating Trustee or their respective agents shall be deemed closed for purposes of determining whether a holder of such a Claim or Interest is a record holder entitled to Distributions under the Plan, and there shall be no further changes in the record holders or the permitted designees of any such Claims for such Distribution. The Debtors or the Liquidating Trustee shall have no obligation to recognize any transfer or designation of such Claims for such Distribution occurring after the close of business on the Distribution Record Date relating to such Distribution. For the avoidance of doubt, the Distribution Record Date shall not apply to the Debtors’ publicly-traded securities including Second Lien Notes, Second Lien PIK Notes, Senior Unsecured Notes, 1995 Unsecured SRAC Notes, 2002 Unsecured SRAC Notes, SRAC Unsecured PIK Notes, and Unsecured PIK Notes, the holders of which shall receive a distribution in accordance with Article IV of the Plan and, as applicable, the customary procedures of the DTC on or as soon as practicable after the Effective Date.

3. Date of Distributions

Except as otherwise provided in the Plan, any Distribution and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including, without limitation, the treatment provisions of Article IV of the Plan, or as soon as practicable thereafter; provided, that the Liquidating Trustee, shall from time to time (and at least annually) determine subsequent Distribution Dates as appropriate. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

4. Reserve on Account of Disputed Claims

(a) From and after the Effective Date, and until such time as all Disputed Claims have been compromised and settled or determined by Final Order pursuant to Article VIII of the Plan, the Liquidating Trustee shall, consistent with and subject to section 1123(a)(4) of the Bankruptcy Code, reserve from Distributions under the Plan (to the extent such Disputed Claim would receive a Distribution under the Plan had it been an Allowed Claim at the time of such Distribution) in the Disputed Claim Reserve of the respective Debtor, any amounts that would otherwise have been received by a holder of a Disputed Claim from the Debtors or the Liquidating Trust, as applicable, had such Disputed Claim been an Allowed Claim on the Effective Date, determined based on the least of: (i) the filed amount of such Disputed Claim, (ii) the amount determined, to the extent permitted by the Bankruptcy Code and Bankruptcy Rules, by the Bankruptcy Court for purposes of fixing the amount to be retained for such Disputed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee. On the date of the first Distribution Date that is at least forty-five (45) days (or such fewer days as may be agreed between the applicable Debtor and the holder of the applicable Disputed Claim) after the date on which a Disputed Claim becomes an Allowed Claim against a Debtor, the Liquidating Trustee shall remit to the holder of such Allowed Claim, Net Proceeds equal to the amount that would have been distributed on account of such Claim under the Plan from the Effective Date through and including the date of such Distribution on account of such Allowed Claim had such Claim been Allowed as of the Effective Date; provided, that (x) such amount shall be paid first out of the Disputed Claim Reserve and (y) if the amount available for Distribution pursuant to the foregoing clause (x) is insufficient to remit all Distributions required to be made to such holder pursuant to this sentence, such holder shall receive the amount of such insufficiency on the next subsequent Distribution Dates before the holders of any other Claims against such Debtor receive any further Distributions out of the available General Assets from such Debtor under the Plan.

(b) Nothing in Section 7.4 of the Plan shall preclude any holder of a Disputed Claim from seeking, on notice to the Liquidating Trustee, an order of the Bankruptcy Court in respect of or relating to the amount retained with respect to such holder’s Disputed Claim.

(c) Unless otherwise ordered by the Bankruptcy Court, the Disputed Claim Reserve shall not be used by, on behalf of or for the benefit of a Debtor or Liquidating Trust for operating expenses, costs or any purpose other than as set forth in this section.

(d) After the resolution of all Disputed Claims, the Liquidating Trustee shall treat any amounts that were reserved for Disputed Claims that do not become Allowed Claims as General Assets in accordance with this Plan and the Liquidating Trust Agreement.

5. Delivery of Distributions

Subject to Bankruptcy Rule 9010, Distribution to any holder or permitted designee of an Allowed Claim shall be made to a Disbursing Agent, as applicable, who shall transmit such Distribution to the applicable holders or permitted designees of Allowed Claims on behalf of the Debtors. In the event that any Distribution to any holder or permitted designee is returned as undeliverable (see Section 7.11 of the Plan), no further Distributions shall be made to such holder or such permitted designee unless and until such Disbursing Agent is notified in writing of such holder’s or permitted designee’s, as applicable, then-current address, at which time all currently-due, missed Distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing in the Plan shall require the Disbursing Agent to attempt to locate holders or permitted designees, as applicable, of undeliverable Distributions and, if located, assist such holders or permitted designees, as applicable, in complying with Section 7.21 of the Plan.

6. Disbursing Agent

Certain Distributions under this Plan shall be made by the applicable Disbursing Agent on and after the Effective Date as provided in the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Liquidating Trustee shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Debtors or Liquidating Trustee) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ books and records. The Liquidating Trustee shall cooperate in good faith with the applicable Disbursing Agent (if other than the Liquidating Trustee) to comply with the reporting and withholding requirements outlined in Section 7.21 of the Plan.

7. Rights and Powers of Disbursing Agent

(a) From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims against the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making Distributions in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b) The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder; (ii) make all Distributions contemplated hereby; and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

8. Expenses of Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable and documented fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Liquidating Trustee in the ordinary course of business.

9. No Postpetition Interest on Claims

Except as otherwise provided in the Plan, the Confirmation Order or another order of the Bankruptcy Court or required by the Bankruptcy Code (including postpetition interest in accordance with sections 506(b) and 726(a)(5) of the Bankruptcy Code), interest shall not accrue or be paid on any Claims on or after the Commencement Date; provided, that if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

10. Distributions after Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

11. Unclaimed Property

Undeliverable Distributions or unclaimed Distributions shall remain in the possession of the Liquidating Trustee until such time as a Distribution becomes deliverable or holder accepts Distribution, or such Distribution reverts back to the Liquidating Trust, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of three hundred and sixty-five (365) days from the date of Distribution. After such date all unclaimed property or interest in property shall revert to the Liquidating Trustee, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

12. Time Bar to Cash Payments

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and twenty (120) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Liquidating Trust, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

13. Manner of Payment under Plan

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Liquidating Trustee, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

14. Satisfaction of Claims

Except as otherwise specifically provided in the Plan, any Distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

15. Minimum Cash Distributions

The Liquidating Trustee shall not be required to make a Distribution pursuant to the Plan if the Liquidating Trustee determines that the expense associated with making the Distribution would likely utilize a substantial portion of the amount to be distributed, thus making the Distribution impractical; provided, that if any Distribution is not made pursuant to Section 7.15 of the Plan, such Distribution shall be added to any subsequent Distribution to be made on behalf of the holder’s Allowed Claim. Cash shall be rounded down to the nearest penny. DTC shall be considered a single holder for rounding and distribution purposes.

16. Setoffs and Recoupments

The Debtors and the Liquidating Trustee, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent) may, but shall not be required to, set off or recoup against any Claim, and any Distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Liquidating Trustee may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or Liquidating Trustee or its successor of any claims, rights, or Causes of Action that a Debtor or Liquidating Trustee or its successor or assign may possess against the holder of such Claim.

17. Allocation of Distributions between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to other such amounts.

18. No Distribution in Excess of Amount of Allowed Claim

Except as provided in Section 7.9 of the Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Distributions in excess of the Allowed amount of such Claim.

19. Distributions Free and Clear

Except as otherwise provided in the Plan, any Distributions under the Plan shall be free and clear of any Liens, Claims and encumbrances, and no other entity, including the Debtors or the Liquidating Trustee shall have any interest, legal, beneficial or otherwise, in Assets transferred pursuant to the Plan.

20. Claims Register

The register of Claims maintained by the Debtors shall remain open after the Effective Date and the Liquidating Trustee shall recognize any transfer of Claims at any time thereafter, provided that for purposes of each Distribution, the Liquidating Trustee will not recognize any transfer of Claims for such Distribution after the Distribution Record Date relating to such Distribution; and, provided, further, for the avoidance of doubt, all Liquidating Trust Interests shall be non-transferable except as provided in Section 6.9 of the Plan. Except as otherwise provided in the Plan, any transfer of a Claim, whether occurring prior to or after the Confirmation Date, shall not affect or alter the classification and treatment of such Claim under the Plan and any such transferred Claim shall be subject to classification and treatment under the Plan as if such Claim was held by the transferor who held such Claim on the Commencement Date.

21. Withholding and Reporting Requirements

(a) Withholding Rights. In connection with the Plan, any party issuing any instrument or making any Distributions described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all Distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash Distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a Distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such Distribution. Any party issuing any instrument or making any Distribution pursuant to the Plan has the right, but not the obligation, not to make a Distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b) Forms. Any party entitled to receive any property as an issuance or Distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Liquidating Trustee (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8. If such request is made by the Liquidating Trustee, the Disbursing Agent, or such other Entity designated by the Liquidating Trustee or Disbursing Agent and the holder fails to comply before the earlier of (i) the date that is one hundred and eighty (180) days after the request is made and (ii) the date that is one hundred and eighty (180) days after the date of Distribution, the amount of such Distribution shall irrevocably revert to the applicable Liquidating Trustee and any Claim in respect of such Distribution shall be discharged and forever barred from assertion against such Liquidating Trustee or its respective property.

G. Procedures for Disputed Claims

1. Claims Reconciliation

(a) Subject to Section 6.7 of the Plan or any order of the Bankruptcy Court, including the Claims Procedures Order and the rights of the Creditors’ Committee set forth therein, the Liquidating Trustee shall be entitled to reconcile, object to, or settle Claims filed against the Debtors. After the Effective Date, the Liquidating Trustee shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim to which they may object, except with respect to any Claim that is Allowed. Any objections to Claims (including any Administrative Expense Claims, Other Secured Claims, ESL 507(b) Priority Claims, Other 507(b) Priority Claims, Priority Tax Claims, Priority Non-Tax Claims, General Unsecured Claims, ESL Unsecured Claims), shall be served and filed on or before the later of (a) one-hundred and eighty (180) days after the Effective Date, and (b) on such later date as ordered by the Bankruptcy Court for cause.

(b) Intercompany Claims shall be determined and Allowed or Disallowed by the Liquidating Trustee subject to approval by the Liquidating Trust Board and compliance with Section 6.7 of the Plan.

2. Resolution of Disputed Claims

Except as provided in the Plan, on and after the Effective Date, the Liquidating Trustee shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court, other than with respect to Fee Claims.

3. Payments and Distributions with Respect to Disputed Claims

Notwithstanding anything in the Plan to the contrary, if any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

4. Estimation of Claims

The Liquidating Trustee may (a) determine, resolve and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (b) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Liquidating Trustee, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim; provided, that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

5. No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or Distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

6. Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

7. Interest

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest that accrued thereon from and after the Effective Date.

H. Executory Contracts and Unexpired Leases

1. Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or Plan Supplement, each Executory Contract and Unexpired Lease not previously rejected, assumed, or assumed and assigned shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) as of the Effective Date is subject to a pending motion to assume such Unexpired Lease or Executory Contract; (2) is a contract, engagement letter that has been approved by an order of the Bankruptcy Court, release, or other agreement or document entered into in connection with the Plan; or (3) is a D&O Policy or an Insurance Contract.

2. Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by an order of the Bankruptcy Court, any Proofs of Claim based on the rejection of the Debtors’ Executory Contracts or Unexpired Leases pursuant to the Plan must be filed with Bankruptcy Court and served on the Liquidating Trustee no later than thirty (30) days after the filing and service of the notice of the occurrence of the Effective Date. In addition, any objection to the rejection of an Executory Contract or Unexpired Lease must be filed with the Bankruptcy Court and served on the Liquidating Trustee, no later than thirty (30) days after the filing and service of the notice of the occurrence of the Effective Date. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims, except as otherwise provided by order of the Bankruptcy Court.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within thirty (30) days after the filing and service of the notice of the occurrence of the Effective Date will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Liquidating Trustee, the Debtors’ Estates, or the property for any of the foregoing without the need for any objection by the Liquidating Trustee or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully compromised, settled, and released, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

3. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

4. Insurance Policies

Notwithstanding anything to the contrary in the Definitive Documents, the Plan (including Sections 6.7, and 11.11 of the Plan), the Plan Supplement, any bar date notice, or claim objection, and any other document related to any of the foregoing, and any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction or release, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases): on the Effective Date (i) all Insurance Contracts issued or providing coverage to the Debtors and/or the Debtors’ directors and officers shall, unless designated by the Debtors as a rejected executory contract (subject to the applicable insurer’s right to object to such designation), be assumed in their entirety by the Debtors, and upon such assumption, the Liquidating Trustee, shall remain liable in full for any and all now existing or hereafter arising obligations, liabilities, terms, provisions and covenants of any of the Debtors under such Insurance Contracts (regardless of when they arise), without the need or requirement for an insurer to file a proof of Claim, Administrative Claim or objection to any cure amount and shall not be subject to any bar date or similar deadline governing Claims or cure amounts; (ii) nothing shall alter or modify the terms and conditions of and/or any rights, obligations, benefits, claims, rights to payments, or recoveries under the Insurance Contracts without the express written consent of the parties (or their successors) thereto; and (iii) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Court, solely to permit: (a) claimants with valid workers’ compensation claims or direct action claims against an insurer under applicable nonbankruptcy law to proceed with their claims; (b) insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of the Bankruptcy Court, (I) workers’ compensation claims, (II) claims where a claimant asserts a direct claim against any insurer under applicable non-bankruptcy law, or an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its claim, and (III) all costs in relation to each of the foregoing; (c) the Insurers to draw against any or all of the collateral or security provided by or on behalf of the Debtors at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and, after the Effective Date, of the Liquidating Trustee as the successor of the Debtors) and/or apply such proceeds to the obligations of the Debtors (and, after the Effective Date, of the Liquidating Trustee as the successor of the Debtors) under the applicable Insurance Contracts, in such order as the applicable Insurer may determine; and (d) the insurers to cancel any Insurance Contracts, and take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Contracts.

5. Indemnification Obligations

Subject to the occurrence of the Effective Date, the obligations of each Debtor to indemnify, defend, reimburse or limit the liability of any Released Parties, against any Claims or Causes of Action as provided in the Debtor’s articles of organization, certificates of incorporation, bylaws, other organizational documents or applicable law, shall survive confirmation of the Plan, and shall be assumed by such Debtor solely to the extent necessary to recover and have access to insurance proceeds. Prepetition indemnification claims shall be treated as General Unsecured Claims against the Debtors to the extent Allowed. Postpetition indemnification claims shall be treated as Administrative Expense Claims to the extent Allowed.

6. Reservation of Rights

(a) Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors or the Debtors’ Estates have any liability thereunder.

(b) Except as otherwise provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors and the Liquidating Trustee under any executory or non-executory contract or any unexpired or expired lease.

(c) Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors, as applicable, under any executory or non-executory contract or any unexpired or expired lease.

I. Conditions Precedent to Confirmation of Plan and Effective Date

1. Conditions Precedent to Effective Date

The following are conditions precedent to the occurrence of the Effective Date of the Plan:

(a) the Disclosure Statement Order shall have been entered;

(b) the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed;

(c) the Confirmation Order shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee, be in full force and effect and not be subject to any stay or injunction;

(d) all Definitive Documents shall be in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee;

(e) KCD IP, LLC shall have waived the assertion of any administrative or superpriority administrative expense claim in these Chapter 11 Cases;

(f) all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected or executed and binding on all parties thereto and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(g) all governmental approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(h) the Carve Out Account as provided for by the Plan shall be fully funded.

2. Waiver of Conditions Precedent

(a) Except as otherwise provided in the Plan, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 10.1 of the Plan may be waived in writing by the Debtors in consultation with the Creditors’ Committee.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

3. Effect of Failure of a Condition

If the conditions listed in Section 10.1 of the Plan are not satisfied or waived in accordance with Section 10.2 of the Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and anything contained in the Plan or the Disclosure Statement shall not (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors or any other Entity.

J. Effect of Confirmation of Plan

1. Vesting of Assets

On and after the Effective Date, the Liquidating Trustee may take any action, including, without limitation, the operation of its businesses; the use, acquisition, sale, lease and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there was no pending case under any chapter or provision of the Bankruptcy Code, except as expressly provided in the Plan. Without limiting the foregoing, the Liquidating Trustee may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

2. Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Liquidating Trustee reserves the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

3. Binding Effect

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan; (b) presumed to accept or deemed to reject the Plan; (c) failed to vote to accept or reject the Plan; (d) voted to reject the Plan; or (e) received any Distribution under the Plan.

4. Sale Order

Nothing contained in the Plan, the Disclosure Statement or the Confirmation Order constitutes or shall be construed to be inconsistent with the terms of the Sale Order or any modification or amendment to the Sale Order.

5. Closing of Chapter 11 Cases

After an Estate has been fully administered, the Liquidating Trustee shall seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case(s) in accordance with the Bankruptcy Code and Bankruptcy Rules.

6. Notice of Effective Date

As soon as practicable, but not later than three (3) Business Days following the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

7. Term of Injunctions or Stays

Unless otherwise provided in the Plan, the Confirmation Order, or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

8. Injunction

(a) Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

(b) Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all Entities who have held, hold, or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, with respect to such Claims and Interests, from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors or the Liquidating Trustee or the property of any of the Debtors or the Liquidating Trustee, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors or the Liquidating Trustee or the property of any of the Debtors or the Liquidating Trustee, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors or the Liquidating Trustee or the property of any of the Debtors or the Liquidating Trustee, (iv) asserting any right of setoff, directly or indirectly, against any obligation due from the Debtors or the Liquidating Trustee or against property or interests in property of any of the Debtors or the Liquidating Trustee; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

(c) By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim extinguished, discharged, or released pursuant to the Plan shall be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in Section 11.8 of the Plan.

(d) The injunctions in Section 11.8 of the Plan shall extend to any successors of the Debtors and their respective property and interests in property.

9. Releases

(a) Debtor Release.

As of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect after the Effective Date, for good and valuable consideration, on and after the Effective Date, the Released Parties shall be deemed released and discharged, by the Debtors, the Liquidating Trustee, and the Estates, and any Entity seeking to exercise the rights of or on behalf of the Estates, and any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, from any and all Causes of Action that the Debtors, the Liquidating Trustee, or the Debtors’ Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ Estates, the conduct of the Debtors’ businesses, the filing and administration of the Chapter 11 Cases, including the Asset Purchase Agreement, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan, and the Definitive Documents, or any related agreements, instruments, or other documents, and the negotiation, formulation, or preparation or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, or other event taking place on or before the Effective Date; provided, that, nothing in Section 11.9(a) of the Plan shall be construed to release the Released Parties from gross negligence, willful misconduct, criminal misconduct or intentional fraud as determined by a Final Order by a court of competent jurisdiction; provided, further, that nothing shall be construed to release the Released Parties from any Canadian Causes of Action. For the avoidance of doubt, nothing in the Plan shall release any Claim or Cause of Action that is expressly preserved and not released pursuant to the terms of the Asset Purchase Agreement. The foregoing releasing parties shall be permanently enjoined from prosecuting any of the foregoing Claims or Causes of Action released under Section 11.9(a) of the Plan against each of the Released Parties.

(b) Third Party Release.

As of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remains in effect after the Effective Date (including the right of the Liquidating Trust Board to prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any Preserved Causes of Action, including the Specified Causes of Action), for good and valuable consideration, on and after the Effective Date, in accordance with section 1141 of the Bankruptcy Code, each of the Released Parties shall be deemed released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, except as otherwise provided in the Plan, by each of the following (all such persons or Entities, the “Releasing Parties”):

(i) the holders of all Claims who vote to accept or are presumed to accept the Plan,

(ii) the holders of Claims who reject the Plan or abstain from voting on the Plan but do not opt out of these releases on the Ballots,

(iii) each of the Released Parties (other than the Debtors), and

(iv) with respect to any entity in the foregoing clauses (i) through (iii), (x) such entity’s predecessors, successors, and assigns, and (y) all persons entitled to assert Claims through or on behalf of such entities with respect to the matters for which the releasing entities are providing releases.

in each case, from any and all Causes of Action that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ Estates, the Plan, the filing and administration of the Chapter 11 Cases, including the Asset Purchase Agreement, the Sale Transaction, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party (other than assumed contracts or leases), the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation or consummation of the Plan (including the Plan Supplement), the Definitive Documents, or any related agreements, instruments or other documents, or the solicitation of votes with respect to the Plan, in all cases based upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that, nothing in Section 11.9(b) of the Plan shall be construed to release the Released Parties from gross negligence, willful misconduct, criminal misconduct or intentional fraud as determined by a Final Order by a court of competent jurisdiction; provided, further, that, nothing in Section 11.9(b) of the Plan shall be construed to release any Claim or Cause of Action relating to or arising from the Sale Transaction following entry of the Sale Order by the Bankruptcy Court; provided, further, that nothing shall be construed to release the Released Parties from any Canadian Causes of Action. The Releasing Parties shall be permanently enjoined from prosecuting any of the foregoing Claims or Causes of Action released under Section 11.9(b) of the Plan against each of the Released Parties. For the avoidance of doubt, notwithstanding anything to the contrary herein, the releases set forth in Section 11.9(b) of the Plan shall not apply to any investor that does not qualify as an “Accredited Investor” (within the meaning of rule 501(a) of Regulation D of the Securities Act of 1933) and that was not solicited.

(c) PBGC Release.

As of the Effective Date, to the maximum extent permitted by applicable law:

(i) other than the Allowed PBGC Unsecured Claims or the PBGC Liquidating Trust Priority Interest, (x) the Debtors, the Liquidating Trustee, the Liquidating Trust, and the Estates, and any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, and (y) solely in their capacity as acting by, through, or in any way on behalf of the any entity listed in the immediately foregoing clause (x), the Debtors’ professionals, employees, officers, directors, attorneys, and financial advisors, for good and valuable consideration, shall be deemed to be absolutely, unconditionally, and irrevocably released and forever discharged by PBGC and the Pension Plans from any Causes of Action based on or relating to the PBGC Agreements, and any and all pension funding Claims, UBL Claims, any PBGC plan termination premium Claims under section 4006 of ERISA, in each case, relating to, or arising from, the Pension Plans; provided, that, notwithstanding the foregoing, or any contrary term in any Definitive Document (including, without limitation, any ballot executed by PBGC in connection with a Chapter 11 Plan), all of PBGC’s Claims, rights, and

Causes of Action under the PBGC Agreements and all related agreements (each as amended), pension funding Claims, UBL Claims, PBGC plan termination premium Claims under section 4006 of ERISA, other claims, and any Causes of Action against non-Debtor parties (including, without limitation, any ESL Party, any other party to any PBGC Agreement, KCD IP, LLC, Sears Reinsurance Company, Ltd., and any other non-Debtor member of the SHC controlled group), shall remain in full force and effect and not impaired in any respect whatsoever; provided, further, for the avoidance of doubt, no Definitive Document shall in any way release, strip, affect, limit, or otherwise impair any lien or security interest granted by any Debtor to PBGC prior to the Petition Date, and to the extent that any term in any Definitive Document conflicts with this prohibition, the terms of this prohibition shall control and override such conflicting provision; and

(ii) the Debtors, the Liquidating Trustee, the Liquidating Trust, the Estates, and any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, for good and valuable consideration, shall be deemed to have absolutely, unconditionally, and irrevocably released and forever discharged the Pension Plans, any of the Pension Plans’ assets, PBGC, and PBGC’s professionals, employees, officers, directors, attorneys, financial advisors, of and from any and all Causes of Action (including, without limitation, all Causes of Action based on or relating to the PBGC Agreements or arising pursuant to 11 U.S.C. §§ 544-550), claims, debts, defenses, set off or recoupment rights, liabilities, costs, attorneys’ fees, actions, suits at law or equity, demands, contracts, expenses, and damages, of any kind or nature whatsoever; provided that nothing contained in Section 11.9(c)(ii) of the Plan releases any claims of any non-Debtors as against PBGC; provided, further, that nothing shall be construed to release any party from any Canadian Causes of Action.

(d) Notwithstanding anything to the contrary in the Plan, nothing in the Plan shall limit the liability of professionals to their clients pursuant to applicable law.

10. Exculpation

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for conduct occurring on or after the Commencement Date in connection with or arising out of the filing and administration of the Chapter 11 Cases, including the Asset Purchase Agreement; the negotiation and pursuit of the Disclosure Statement, the restructuring transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding or consummation of the Plan (including the Plan Supplement), the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes on the Plan, the offer, issuance, and Distribution of any securities issued or to be issued pursuant to the Plan, whether or not such Distributions occur following the Effective Date; the occurrence of the Effective Date, negotiations regarding or concerning any of the foregoing; or the administration of the Plan or property to be distributed under the Plan; the wind down of the businesses of any of the Debtors; or the transactions in furtherance of any of the foregoing; except for acts or omissions of an Exculpated Party arising out of or related to acts or omissions that constitute fraud, gross negligence, criminal misconduct or willful misconduct. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

11. Limitations on Executable Assets with Respect to the D&O Claims

Any recovery by or on behalf of the Liquidating Trust (and the beneficiaries thereof) on account of any Preserved Cause of Action against any of the Specified Directors and Officers, solely in his or her capacity as a director of the Debtors prior to the Effective Date, or officer of the Debtors prior to the closing of the Sale Transaction, as applicable, including in each case by way of settlement or judgment, shall be limited to the Debtors’ available D&O Policies’ combined limits, after payment from such D&O Policies of any and all covered costs and expenses incurred by the covered parties in connection with the defense of any D&O Claim (the “D&O Insurance Coverage”). No party, including the Liquidating Trustee, shall execute, garnish or otherwise attempt to collect on any settlement of or judgment in the D&O Claims upon any assets of the Specified Directors and Officers except to the extent necessary to trigger the D&O Insurance Coverage. In the event D&O Insurance Coverage is denied for any settlement or judgment in the Liquidating Trust’s favor, the Specified Directors and Officers shall assign any claims for coverage or other rights of recovery they may have against the D&O Policy insurers to the Liquidating Trust.

12. Solicitation of Plan

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation; and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

13. Corporate and Limited Liability Company Action

Upon the Effective Date, all actions contemplated by the Plan (including any action to be undertaken by the Liquidating Trustee) shall be deemed authorized and approved in all respects, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by holders of Claims or Interests, the Debtors, or any other Entity or person. All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, directors, members, managers, or officers of the Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board. On or (as applicable) before the Effective Date, the authorized officers of the Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan). The authorizations and approvals contemplated by this Section 11.13 shall be effective notwithstanding any requirements under non-bankruptcy law.

K. Retention of Jurisdiction

1. Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any administrative or priority Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of claims or interests;

(b) to hear and determine settlements and disputes with respect to any Liquidating Trust Asset, including the Preserved Causes of Action;

(c) to decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to professionals authorized pursuant to the Bankruptcy Code or the Plan;

(d) to resolve any matters related to: (1) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any claims arising therefrom, including cure amounts pursuant to section 365 of the Bankruptcy Code, (2) any potential contractual obligation under any executory contract or unexpired lease that is assumed or assumed and assigned, and (3) any dispute regarding whether a contract or lease is or was executory or expired;

(e) to ensure that Distributions to holders of Allowed claims are accomplished pursuant to the provisions of the Plan and the Liquidating Trust Agreement; enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

(f) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns of the Debtors and of any Liquidating Trust for any and all taxable periods ending after the Commencement Date through the dissolution of such Debtor or Liquidating Trust, as applicable);

(g) to issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any entity with consummation or enforcement of the Plan;

(h) to determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

(i) to enter an order or final decree concluding or closing the Chapter 11 Cases;

(j) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(k) to determine requests for the payment of claims and interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed or deemed executed in connection with the Plan;

(m) to hear and determine all disputes involving the existence, nature, scope or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan;

(n) to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(o) to hear and determine all disputes with the respect to the Sale Order and the Asset Purchase Agreement;

(p) to determine disputes with respect to removal of Liquidating Trust Board Members or the Liquidating Trustee;

(q) to enforce the PBGC Settlement and PBGC Settlement Agreement;

(r) to enforce all orders previously entered by the Bankruptcy Court; and

(s) to hear any other matter not inconsistent with the Bankruptcy Code.

2. Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

L. Miscellaneous Provisions

1. Payment of Statutory Fees

On the Effective Date and thereafter as may be required, the Liquidating Trustee shall pay all fees incurred pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for the Debtors’ cases, or until such time as a final decree is entered closing the Debtors’ cases, a Final Order converting the Debtors’ cases to cases under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing the Debtors’ cases is entered.

2. Substantial Consummation of the Plan

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

3. Plan Supplement

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents included in the Plan Supplement will be posted at the website of the Debtors’ notice, claims, and solicitation agent.

4. Amendments

(a) Plan Modifications. The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, and in consultation with the Creditors’ Committee, to amend, modify, or supplement the Plan (i) prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case, without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to this Plan, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b) Other Amendments. Before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan, the documents contained in the Plan Supplement, and the documents prepared in connection herewith without further order or approval of the Bankruptcy Court.

5. Revocation or Withdrawal of Plan

The Debtors reserve the right, in consultation with the Creditors’ Committee to revoke or withdraw the Plan prior to the Effective Date. If the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, the Debtors or any other Entity; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission of any sort by the Debtors or any other Entity.

6. Dissolution of Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve and, on the Effective Date, each member (including each officer, director, employee, or agent thereof) of the Creditors’ Committee and each professional retained by the Creditors’ Committee shall be released and discharged from all rights, duties, responsibilities, and obligations arising from, or related to, the Debtors, their membership on the Creditors’ Committee, the Plan, or the Chapter 11 Cases; provided, however, that the Creditors’ Committee shall stay in existence for the purposes of filing and prosecuting any final fee applications and any other matters concerning any Fee Claims held or asserted by any professional or any appeals of the Confirmation Order. The Debtors or the Liquidating Trust, as applicable, shall not be responsible for paying the fees or expenses incurred by the members of or advisors to the Creditors’ Committee after the Effective Date, except for the fees and expenses incurred by the professionals to the Creditors’ Committee in connection with any matters concerning any Fee Claims or any appeals of the Confirmation Order.

7. Severability of Plan Provisions

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Liquidating Trustee (as the case may be), and (c) nonseverable and mutually dependent.

8. Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, the Liquidating Trustee and all holders of Claims receiving Distributions pursuant to the Plan and all other parties in interest shall, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

9. Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof; provided, that corporate or entity governance matters relating to any Debtors shall be governed by the laws of the state of incorporation or organization of the applicable Debtors.

10. Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

11. Dates of Actions to Implement the Plan

In the event that any payment or act under the Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12. Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including, without limitation, the Liquidating Trustee.

13. Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

14. Successor and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

15. Entire Agreement

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, other than the PBGC Settlement Agreement, all of which have become merged and integrated into the Plan.

16. Exhibits to Plan

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full in the Plan.

17. Notices

All notices, requests, and demands to or upon the Debtors, the Creditors’ Committee, the Liquidating Trustee or the Liquidating Trust Board, as applicable, to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	If to the Debtors:

Sears Holding Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attn: Mohsin Meghji

Email: mmeghji@miiipartners.com

-and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Ray C. Schrock, P.C.

Jacqueline Marcus

Garrett A. Fail

Sunny Singh

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Email: ray.schrock@weil.com

jacqueline.marcus@weil.com

garrett.fail@weil.com

sunny.singh@weil.com

(b)	If to the Creditors’ Committee:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Ira S. Dizengoff

Philip C. Dublin

Sara L. Brauner

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Email: idizengoff@akingump.com

pdublin@akingump.com

sbrauner@akingump.com

(c)	If to the Liquidating Trustee or Liquidating Trust Board:

[•].

After the Effective Date, the Liquidating Trustee has authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Liquidating Trustee is authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

VI.

TRANSFER RESTRICTIONS AND CONSEQUENCES

UNDER FEDERAL SECURITIES LAWS

A. Liquidating Trust Interests

1. Applicability of Section 1145 and Transfer Restrictions

Section 1145 of the Bankruptcy Code genera1ly exempts from registration under the Securities Act the offer or sale, under a chapter 11 plan, of a security of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to a debtor under a plan, if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor or affiliate or principally in such exchange and partly for cash. Because the Liquidating Trust is a successor to the Debtors for purposes of section 1145 of the Bankruptcy Code, the offer and sale of trust interests (to the extent that they are deemed to constitute “securities” within the meaning of the Securities Act) will be exempt from registration under the registration requirements of the Securities Act, all rules and regulations promulgated thereunder, and all applicable state and local securities laws and regulations. Pursuant to the terms of the Liquidating Trust Agreement, however, a Liquidating Trust Interest will not be certificated and is not transferable or assignable except by will, intestate succession or operation of law.

Moreover, to the maximum extent provided by Section 1145 of the Bankruptcy Code and applicable non-bankruptcy laws, rules and regulations, the offer and sale under the Plan of the Liquidating Trust Interests will be exempt from registration under the Securities Act, all rules and regulations promulgated thereunder, and all applicable state and local securities laws and regulations.

2. Listing and SEC Reporting

As noted above, the Liquidating Trust Interests are not transferable or assignable except by will, intestate succession or operation of law. The Liquidating Trust Interests will not be listed for trading on any national securities exchange or other organized trading market and the Liquidating Trustee does not intend to take any action to encourage or otherwise promote the development of an active trading market. It is possible that the Liquidating Trust will make certain filings with the SEC on a voluntary basis, but there is no assurance that the Liquidating Trust will do so or continue to do so.

VII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims. This discussion does not address the U.S. federal income tax consequences to (i) creditors whose Claims are unimpaired or otherwise entitled to payment in full in Cash under the Plan (e.g., Secured Claims and Priority Non-Tax Claims), (ii) the PBGC (including with respect to any PBGC Unsecured Claims), (iii) the ESL Parties, (iv) holders whose Claims were part of the consideration under the Asset Purchase Agreement, or (v) purchasers of Claims following the Effective Date.

The discussion of U.S. federal income tax consequences below is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

The U.S. federal income tax consequences of the Plan are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the Plan. In accordance with the Asset Purchase Agreement, however, the Debtors expect to receive an opinion from counsel to Transform that the Sale Transaction to Transform, together with the subsequent liquidation of the Debtors, more likely than not constitutes a tax reorganization under section 368(a)(1) of the Tax Code of certain of the Debtors. However, no assurance can be given that the IRS will agree with such opinion.

This discussion does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on unearned income, persons who use the accrual method of accounting and report income on an “applicable financial statement,” and persons holding Claims that are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it address the Foreign Account Tax Compliance Act.

The following discussion generally assumes that the Plan implements the liquidation of the Debtors for U.S. federal income tax purposes (including, as applicable, as distributions pursuant to the tax reorganization of the respective Debtors in accordance with the Asset Purchase Agreement) and that all distributions to holders of Claims will be taxed accordingly.

Additionally, this discussion assumes that (i) the various debt and other arrangements to which any of the Debtors is a party will be respected for U.S. federal income tax purposes in accordance with their form and (ii) except where otherwise indicated, the Claims are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code.

The following discussion of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. Each holder of a Claim or Interest is urged to consult its own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A. Consequences to the Debtors

Each of the Debtors is a member of an affiliated group of corporations that files a consolidated federal income tax return with Sears Holdings as the common parent (the “SHC Tax Group”) or an entity disregarded as separate from its owner for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the SHC Tax Group. The Debtors estimate that, as of the Commencement Date, the SHC Tax Group had consolidated net operating losses (“NOLs”) of approximately $6 billion, among other tax attributes (including tax basis in assets). However, in accordance with the Asset Purchase Agreement, a substantial portion of such NOLs and certain of their other tax attributes are expected to be transferred to Transform as a result of the Sale Transaction (in combination with the subsequent liquidation of the Debtors) qualifying as one or more reorganizations for U.S. federal income tax purposes, subject to reduction with respect to any item of cancellation of debt (“COD”) incurred by such Debtors in the taxable year of the Sale Transaction or afterwards. The Debtors expect to incur certain additional losses in connection with the implementation of the Plan.

The SHC Tax Group’s ability to utilize its NOLs and certain other tax attributes could be subject to limitation if the SHC Tax Group underwent or were to undergo an ownership change within the meaning of section 382 of the Tax Code after the Commencement Date. Accordingly, the Debtors obtained a Bankruptcy Court order, effective as of the Commencement Date, imposing certain restrictions with respect to trading in Sears Holdings stock (and the claiming of a worthless stock deduction by any 50-percent shareholder of Sears Holdings, within the meaning of section 382) so as to avoid such an ownership change. The Debtors believe that no ownership change of the SHC Tax Group for section 382 purposes has occurred to date and expect that no such ownership change will occur prior to the liquidation of the Debtors as of the Effective Date.

The amount of any NOLs and other tax attributes, as well as the application of any limitations, remain subject to review and adjustment by the IRS.

1. Transfer of Assets to a Liquidating Trust; Dissolution of the Debtors

Pursuant to the Plan, on or before the Effective Date, a single Liquidating Trust will be established for all Debtors for which there are remaining assets (including reserves) as of the end of the Effective Date, and on the Effective Date, all of the Liquidating Trust Assets of each Debtor will be transferred to the Liquidating Trust. The Debtors will thereafter be dissolved. Accordingly, as of the end of the Effective Date, all of the Debtors should be treated as having completely liquidated for U.S. federal income tax purposes. For U.S. federal income tax purposes, the transfer of the Liquidating Trust Assets to the Liquidating Trust generally is treated as equivalent to a sale of the assets at then fair market value. See Section C.—“Tax Treatment of the Liquidating Trusts and Holders of Beneficial Interests Therein,” below.

Although the Debtors may recognize taxable income in connection with the transfer of the Liquidating Trust Assets to the Liquidating Trust and their liquidation (which is intended to occur prior to December 31, 2019), the Debtors expect to have sufficient available NOLs and/or other tax attributes to avoid any meaningful U.S. federal, state, local or foreign income tax liability. In addition, if as expected, a substantial portion of the Debtors’ NOLs or certain of their other tax attributes are transferred to Transform as a result of the Sale Transaction qualifying as one or more reorganizations for U.S. federal income tax purposes, Transform has under the Asset Purchase Agreement indemnified the Debtors for any incremental tax liability incurred by reason of the Sale Transaction qualifying for tax reorganization treatment in contrast to taxable sale treatment (including any tax liability incurred in connection with the liquidation of the Debtors, other than with respect to any earnings on the Cash proceeds from the Sale Transaction).

2. Cancellation of Debt

The Tax Code provides that a debtor must recognize COD income upon the elimination or reduction of debt for insufficient consideration. The Tax Code provides an exception to such income recognition treatment for any COD arising by reason of the discharge of the debtor’s indebtedness in the bankruptcy case or to the extent of the debtor’s insolvency immediately before the cancellation of the debt, but generally requires the debtor to reduce certain of its tax attributes – such as current year NOLs, NOL carryforwards, tax credits, capital losses and tax basis in assets – by the amount of any such excluded COD income. Under applicable Treasury Regulations, the reduction in certain tax attributes (such as NOL carryforwards) occurs under consolidated return principles, as in the case of the Debtors who are members of the SHC Tax Group. COD is generally the amount by which the adjusted issue price of cancelled debt exceeds the sum of the amount of Cash and the fair market value of any other property given in exchange therefor. In general, any reduction in tax attributes under the COD rules does not occur until the end of the tax year after such attributes have been applied to determine the tax for the year or, in the case of asset basis reduction, the first day of the taxable year following the tax year in which the COD occurs. Under applicable Treasury Regulations, if a debtor corporation incurs excluded COD income either during or after a taxable year in which its tax attributes are transferred in a tax reorganization, all tax attributes of such debtor in existence immediately prior to the tax reorganization (but after the determination of tax for such taxable year) are subject to reduction with respect to such excluded COD income. Accordingly, any tax attributes transferred to Transform in a tax reorganization of a Debtor are subject to potential reduction with respect to any COD incurred in connection with the liquidation of the Debtors. Also, where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced. Although the Debtors expect that substantially all of the NOLs of the SHC Tax Group as of the Sale Transaction will be transferred to Transform as a result of tax reorganizations of certain of the Debtors or reduced as a result of the COD rules applicable to such transactions, the Debtors expect to incur losses or otherwise have remaining sufficient tax attributes to offset any income or gain incurred in connection with the implementation of the Plan.

B. Consequences to Holders of Certain Claims

Pursuant to the Plan, each holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction of its applicable claim, a Liquidating Trust Interest representing such holder’s right to receive its pro rata share of certain Cash proceeds. As discussed below (see Section C.—“Tax Treatment of the Liquidating Trust and Holders of Beneficial Interests Therein”), each holder of an Allowed General Unsecured Claim that receives a beneficial interest in the Liquidating Trust will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, an undivided interest in the Liquidating Trust Assets consistent with its economic rights in the trust. In addition, if, as expected, the sale of Sears Holdings’ assets under the Asset Purchase Agreement is classified as a tax reorganization, holders of Second Lien Debt Claims will also take into account the receipt of any Securities Consideration in determining their U.S. federal income tax consequences under the Plan.

The following discussion does not necessarily apply to holders who have Claims in more than one class relating to the same underlying obligation (such as where the underlying obligation is classified as partially secured and partially unsecured). Such holders should consult their tax advisor regarding the effect of such dual status obligations on the U.S. federal income tax consequences of the Plan to them.

1. Recognition of Gain or Loss

In general, a holder of an Allowed General Unsecured Claim (other than a holder of a Second Lien Debt Claim, as discussed below) will recognize gain or loss with respect to its Allowed General Unsecured Claim in an amount equal to the difference between (i) the sum of the amount of any Cash and the fair market value of its undivided interest in the Liquidating Trust Assets consistent with its economic rights in the trust received in respect of its Claim (other than any consideration attributable to a Claim for accrued but unpaid interest or original issue discount (“OID”)) and (ii) the adjusted tax basis of the Claim exchanged therefor (other than any tax basis attributable to accrued but unpaid interest or accrued OID previously included in the holder’s taxable income). Pursuant to the Plan, the Liquidating Trustee will in good faith value the assets transferred to the Liquidating Trust, and all parties to the Liquidating Trusts (including holders of Allowed General Unsecured Claims receiving Liquidating Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes. As discussed below, the amount of Cash or other property received in respect of an Allowed General Unsecured Claim for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting. See Section B.2. below—“Distributions in Respect of Accrued But Unpaid Interest or OID.”

Consistent with the treatment of distributions under the Plan as amounts received in respect of the liquidation of the Debtors, any loss realized by a holder of an Allowed General Unsecured Claim may not be recognizable until all of the distributions to such holder are received. In the event of the subsequent disallowance of any Disputed General Unsecured Claim or the reallocation of undeliverable distributions, it is possible that a holder of a previously Allowed Claim may receive additional distributions in respect of its Claim. Accordingly, it is possible that the recognition of any loss realized by a holder with respect to an Allowed General Unsecured Claim may be deferred until all General Unsecured Claims are Allowed or Disallowed. Alternatively, it is possible that a holder will have additional gain in respect of any additional distributions received. See also Section C.3.—“Tax Treatment of the Liquidating Trust and Holders of Beneficial Interests Therein – Tax Reporting for Assets Allocable to Disputed Claims,” below.

After the Effective Date, a holder’s share of any collections received on the assets of the Liquidating Trust (other than as a result of the subsequent disallowance of Disputed Claims or the reallocation of undeliverable distributions) should not be included, for federal income tax purposes, in the holder’s amount realized in respect of its Allowed Claim but should be separately treated as amounts realized in respect of such holder’s ownership interest in the underlying assets of the Liquidating Trust.

If gain or loss is recognized, such gain or loss may be long-term capital gain or loss if the Allowed General Unsecured Claim disposed of is a capital asset in the hands of the holder and has been held for more than one year. Each holder of an Allowed General Unsecured Claim should consult its tax advisor to determine whether gain or loss recognized by such holder will be long-term capital gain or loss and the specific tax effect thereof on such holder. The character of any gain or loss depends on, among other things, the origin of the holder’s Allowed General Unsecured Claim, when the holder receives payment in respect of such Allowed General Unsecured Claim, whether the holder reports income using the accrual or cash method of tax accounting, whether the holder acquired its Allowed General Unsecured Claim at a discount, whether the holder has taken a bad debt deduction with respect to such Allowed General Unsecured Claim, and/or whether (as intended and herein assumed) the Plan implements the liquidation of the Debtors for U.S. federal income tax purposes.

A holder’s aggregate tax basis in its undivided interest in the Liquidating Trust Assets will equal the fair market value of such interest increased by its share of the Debtors’ liabilities to which such assets remain subject upon transfer to the Liquidating Trust, and a holder’s holding period generally will begin the day following establishment of the Liquidating Trust.

Pursuant to the Asset Purchase Agreement, holders of Second Lien Debt Claims received a distribution of Securities Consideration (as such term is defined in the Asset Purchase Agreement), namely, preferred equity interests in Transform. The Securities Consideration was received by certain of the Debtors (including Sears Holdings) in partial consideration for the sale of their assets, and distributed (directly or indirectly) to holders of the Second Lien Debt. The U.S. federal income tax consequences to a holder of a Second Lien Debt Claim receiving Securities Consideration depends, in part, on whether the Second Lien Debt Claims constitute “securities” of Sears Holdings for U.S. federal income tax purposes. If, as expected, the sale of Sears Holdings’ assets under the Asset Purchase Agreement qualifies as a tax reorganization, the Debtors expect to treat the Second Lien Debt Claims as “securities” of Sears Holdings. Assuming the sale so qualifies, a holder of Second Lien Debt Claims generally would recognize any gain realized (taking into account the Securities Consideration as additional consideration received) to the extent of the amount of Cash and the fair market value of all consideration received other than the portion of the Securities Consideration that was received by Sears Holdings directly from Transform in partial consideration for its assets. However, a holder would not be able to recognize any loss. Holders of Second Lien Debt Claims are urged to consult their tax advisor regarding the tax treatment of the Securities Consideration and the Sale Transaction.

2. Distributions in Respect of Accrued Interest or OID

In general, to the extent any amount received (whether stock, Cash, or other property) by a holder of a debt instrument is received in satisfaction of accrued interest or OID accrued during its holding period, such amount will be taxable to the holder as ordinary interest income (if not previously included in the holder’s gross income under the holder’s normal method of accounting). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest or OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled, in the case of a tax-free exchange, that a holder could not claim an ordinary deduction with respect to any accrued OID. It is unclear whether the same result would obtain in the case of a taxable transaction.

Pursuant to section 7.17 of the Plan, except as otherwise required by law (as reasonably determined by the Liquidating Trustee), distributions with respect to an Allowed Claim will be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any. However, there is no assurance that such allocation would be respected by the IRS for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

C. Tax Treatment of The Liquidating Trust and Holders of Beneficial Interests Therein

As indicated above, the Liquidating Trustee will transfer the Liquidating Trust Assets to the Liquidating Trust on behalf of all of the claimants and/or holders of Interests of the Debtors.

1. Classification of the Liquidating Trust

The Liquidating Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes (other than in respect of any portion of the Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims, as discussed below). In general, a liquidating trust is not a separate taxable entity but rather is treated for U.S. federal income tax purposes as a “grantor” trust (i.e., a pass-through entity). The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Liquidating Trusts will be structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45 all parties (including, without limitation, the Debtors, the Liquidating Trustee and Liquidating Trust Beneficiaries) shall treat the transfer of Liquidating Trust Assets to the Liquidating Trust as (1) a transfer of the Liquidating Trust Assets (subject to any obligations relating to those assets) directly to Liquidating Trust Beneficiaries (other than to the extent Liquidating Trust Assets are allocable to Disputed Claims), followed by (2) the transfer by such beneficiaries to the Liquidating Trust of Liquidating Trust Assets in exchange for Liquidating Trust Interests. Accordingly, except in the event of contrary definitive guidance, Liquidating Trust Beneficiaries shall be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of Liquidating Trust Assets (other than such Liquidating Trust Assets as are allocable to Disputed Claims).

While the following discussion assumes that the Liquidating Trust would be so treated for U.S. federal income tax purposes, no ruling will be requested from the IRS concerning the tax status of the Liquidating Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Liquidating Trust as a grantor trust. If the IRS were to challenge successfully such classification, the U.S. federal income tax consequences to the Liquidating Trusts and the holders of Claims could vary from those discussed herein.

2. General Tax Reporting by the Liquidating Trust and Liquidating Trust Beneficiaries

For all U.S. federal income tax purposes, all parties must treat the Liquidating Trust as a grantor trust of which the holders of Liquidating Trust Interests are the owners and grantors, and treat the Liquidating Trust Beneficiaries as the direct owners of an undivided interest in the Liquidating Trust Assets (other than any assets allocable to Disputed Claims), consistent with their economic interests therein. The Liquidating Trustee will file tax returns for the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to section 1.671-4(a) of the Treasury Regulations. The Liquidating Trustee also shall annually send to each holder of a Liquidating Trust Interest a separate statement regarding the receipts and expenditures of the Liquidating Trusts as relevant for U.S. federal income tax purposes.

Allocations of taxable income of the Liquidating Trust (other than taxable income allocable to any assets allocable to, or retained on account of, Disputed Claims, if such income is otherwise taxable at the Liquidated Trust) among the Liquidating Trust Beneficiaries will be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all its assets (valued at their tax book value, and, if applicable, other than assets allocable to Disputed Claims) to the Liquidating Trust Beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for purposes of allocating taxable income and loss shall equal their fair market value on the date of the transfer of the Liquidating Trust Assets to the Liquidating Trust, adjusted in accordance with tax accounting principles prescribed by the Tax Code, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

As soon as reasonably practicable after the transfer of the Liquidating Trust Assets to the Liquidating Trust, the Liquidating Trustee shall make a good faith valuation of the Liquidating Trust Assets. All parties to the Liquidating Trust (including, without limitation, the Debtors, holders of Allowed General Unsecured Claims, and the Liquidating Trust Beneficiaries) must consistently use such valuation for all U.S. federal income tax purposes. The valuation will be made available, from time to time, as relevant for tax reporting purposes.

Taxable income or loss allocated to a Liquidating Trust Beneficiary will be treated as income or loss with respect to such Liquidating Trust Beneficiary’s undivided interest in the Liquidating Trust Assets, and not as income or loss with respect to its prior Allowed General Unsecured Claim. The character of any income and the character and ability to use any loss will depend on the particular situation of the Liquidating Trust Beneficiary.

The U.S. federal income tax obligations of a holder with respect to its Liquidating Trust Interest are not dependent on the Liquidating Trust distributing any Cash or other proceeds. Thus, a holder may incur a U.S. federal income tax liability with respect to its allocable share of the Liquidating Trust’s income even if the Liquidating Trust does not make a concurrent distribution to the holder. In general, other than in respect of Cash retained on account of Disputed Claims and distributions resulting from undeliverable distributions (the subsequent distribution of which still relates to a holder’s Allowed General Unsecured Claim), a distribution of Cash by the Liquidating Trust will not be separately taxable to a Liquidating Trust Beneficiary since the beneficiary is already regarded for U.S. federal income tax purposes as owning the underlying assets (and was taxed at the time the Cash was earned or received by the Liquidating Trust). Holders are urged to consult their tax advisors regarding the appropriate U.S. federal income tax treatment of any subsequent distributions of Cash originally retained by the Liquidating Trust on account of Disputed Claims.

The Liquidating Trustee will comply with all applicable governmental withholding requirements (see section 7.21 the Plan). Thus, in the case of any Liquidating Trust Beneficiaries that are not U.S. persons, the Liquidating Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate). As indicated above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to non-U.S. holders; accordingly, such holders should consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including owning an interest in the Liquidating Trust.

3. Tax Reporting for Assets Allocable to Disputed Claims

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of an IRS private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee (A) may elect to treat any Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims (i.e., a Disputed Claim Reserve) as a “disputed ownership fund” governed by section 1.468B-9 of the Treasury Regulations, if applicable, and (B) to the extent permitted by applicable law, will report consistently for state and local income tax purposes.

Accordingly, if a “disputed ownership fund” election is made with respect to a Disputed Claim Reserve, such reserve will be subject to tax annually on a separate entity basis on any net income earned with respect to the Liquidating Trust Assets (including any gain recognized upon the disposition of such assets). All distributions from such reserves (which distributions will be net of the expenses, including taxes, relating to the retention or disposition of such assets) will be treated as received by holders in respect of their Claims as if distributed by the Debtors. All parties (including, without limitation, the Debtors, the Liquidating Trustee and the Liquidating Trust Beneficiaries) will be required to report for tax purposes consistently with the foregoing.

A Disputed Claim Reserve will be responsible for payment, out of the assets of the Disputed Claim Reserve, of any taxes imposed on the Disputed Claim Reserve or its assets. In the event, and to the extent, any Cash in the Disputed Claim Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of such reserve (including any income that may arise upon the distribution of the assets in such reserve), assets of the Disputed Claim Reserve may be sold to pay such taxes.

D. Withholding on Distributions and Information Reporting

All distributions to holders of Allowed General Unsecured Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number, (b) furnishes an incorrect taxpayer identification number, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Holders of Allowed General Unsecured Claims are urged to consult their tax advisors regarding the Treasury Regulations governing backup withholding and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations.

In addition, a holder of an Allowed General Unsecured Claim or a Liquidating Trust Beneficiary that is a not a U.S. person may be subject to up to 30% withholding, depending on, among other things, the particular type of income and whether the type of income is subject to a lower treaty rate. As to certain Claims, it is possible that withholding may be required with respect to Distributions by the Debtors even if no withholding would have been required if payment was made prior to the Chapter 11 Cases. A non-U.S. holder may also be subject to other adverse consequences in connection with the implementation of the Plan. As discussed above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to non-U.S. holders. Non-U.S. holders are urged to consult their tax advisors regarding potential withholding on Distributions by the Debtors or payments from the Liquidating Trust.

In addition, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these Treasury Regulations and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations and require disclosure on the holder’s tax returns.

VIII.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims entitled to vote should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation.

A. Certain Bankruptcy Law Considerations

1. Risk of Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization or otherwise.

2. Risk of Failing to Satisfy the Vote Requirement

In the event that the Debtors are unable to obtain sufficient votes from the Voting Classes, the Debtors may seek to accomplish an alternative chapter 11 plan or seek to cram down the Plan on non-accepting Classes. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to holders of Allowed Claims as those proposed in the Plan.

3. Non-Consensual Confirmation

If any impaired class of Claims or Interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements.

4. Risk Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

5. Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

6. Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Sections 11.8, 11.9, and 11.10 of the Plan provides for certain releases, injunctions, and exculpations, respectively, for claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties.

7. Risk of Non-Occurrence of Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article X of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

8. Risk that PBGC Settlement May Not Be Approved

The PBGC Settlement Agreement provides for the resolution of the Royalty Payments dispute, pursuant to which the PBGC will take all reasonable actions requested by the Debtors to cause KCD to waive any alleged administrative expense claim against the Debtors, which is estimated to be approximately $143 million, and also provides for the reduction of the PBGC’s General Unsecured Claim from approximately $1.4 billion to $800 million. This settlement’s implementation remains subject to the Bankruptcy Court’s approval and certain prerequisites, and is expected to avoid the costly, time consuming litigation that could have resulted from the Royalty Payments and KCD’s potential Administrative Expense Claim. However, there is a risk that the PBGC Settlement may not be approved by the Bankruptcy Court, in which case KCD’s Administrative Expense Claim of approximately $143 may be asserted against the Debtors and the full amount of the PBGC’s General Unsecured Claim would be asserted against the Debtors, reducing recovery for other creditors.

9. Risk that Substantive Consolidation Settlement May Not Be Approved

The Substantive Consolidation Settlement provides for the substantive consolidation of the Debtors’ liabilities and properties for purposes of voting and distributions under the Plan. This Substantive Consolidation Settlement is subject to Bankruptcy Court approval and, in the event the Bankruptcy Court does not approve this settlement, the Plan shall revert to a joint plan of liquidation of the Debtors for administrative purposes only, and shall constitute a separate chapter 11 plan of liquidation for each Debtor. The Debtors will also need to conduct the timely and costly process to disentangle the Debtors’ prepetition Intercompany Claims on a Debtor-by-Debtor basis, which may prolong these Chapter 11 Cases and reduce recovery for other creditors.

10. Failure to Satisfy Administrative Claims or Otherwise Agree to Alternative Treatment

To confirm a chapter 11 plan, section 1129(a)(9) of the Bankruptcy Code requires, among other things, that “except to the extent that the holder of a particular claim has agreed to a different treatment of such claim,” claims entitled to administrative priority under 507(a)(2) or 507(a)(3) must be paid in full in order for a debtor to confirm a chapter 11 plan. To the extent that a Debtor is unable to pay such claims in full or otherwise agree to treatment with the applicable holder, such Debtor may be unable to confirm a chapter 11 plan.

11. Conversion to Chapter 7 Cases

If no chapter 11 plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Section XI.B hereof, as well as the Liquidation Analysis attached hereto as Exhibit C, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B. Additional Factors Affecting Value of Reorganized Debtors

1. Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from the Debtors’ feasibility analysis, and the variation may be material.

C. Risks Related to the Causes of Action

There is no guarantee that the Debtors or the Liquidating Trustee will choose to prosecute any of the Causes of Action, including the Specified Causes of Action and Preserved Causes of Action, as applicable. Furthermore, to the extent the Debtors or Liquidating Trustee determine to prosecute a potential Cause of Action, there is no guarantee as to the success of pursuing the Causes of Action. The success of the Debtors or Liquidating Trustee in pursuing any Cause of Action, as well as the expenses incurred in investigating and prosecuting the Causes of Action, may materially affect the recoveries for the holders of Allowed Claims.

D. Risks Related to Labor

There is a risk that the Bankruptcy Court may not approve the PBGC Settlement or the Plan as a result of the PBGC Settlement.

E. Additional Factors

1. Debtors Could Withdraw Plan

The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2. Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to correct or update this Disclosure Statement unless ordered to do so by the Bankruptcy Court.

3. No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4. No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5. No Admission Made

Nothing contained herein or in the Plan shall constitute an admission of, or shall be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6. Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation claim or a projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and Interests and may object to Claims or Interests after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or Interests or objections to such Claims or Interests.

7. Certain Tax Consequences

For a discussion of certain U.S. Federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Interests, see Section VII hereof.

IX.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each holder of a Claim entitled to vote (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and provisions of the Plan.

This section is qualified in its entirety by the Debtors’ Motion for an Order (I) Approving Notice of Disclosure Statement Hearing; (II) Approving Disclosure Statement; (III) Establishing a Record Date; (IV) Establishing Notice and Objection Procedures for Confirmation of the Plan; (V) Approving Solicitation Packages and Procedures for Distribution Thereof; (VI) Approving the Forms of Ballots and Establishing Procedures for Voting on the Plan; and (VII) Approving the Form of Notice to Non-Voting Classes Under the Plan and Related Matters, filed on April 17, 2019 the (“Solicitation Motion”) (ECF No. 3277).

A. Voting Deadline

All Eligible Holders have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote. Special procedures are set forth below for holders of securities through a broker, dealer, commercial bank, trust company, or other agent or nominee (“Nominee”).

Please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return the completed Ballot in accordance with the instructions provided on the Ballot. Note that only a Master Ballot (as defined in the Solicitation Motion) may be transmitted via email. Only holders of Class 4 – General Unsecured Claims who receive a General Ballot (as defined in the Solicitation Motion), may vote through the E-Ballot platform on the Voting Agent’s website. Any other Ballot transmitted to the Voting Agent by facsimile, electronic transmission, or other electronic means will NOT be counted.

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN JULY 9, 2019, 5:00 P.M. (PREVAILING EASTERN TIME) (THE “VOTING DEADLINE”), UNLESS EXTENDED BY THE DEBTORS.

ELIGIBLE HOLDERS HOLDING SECOND LIEN PIK NOTES, SECOND LIEN NOTES, UNSECURED PIK NOTES, HOLDINGS UNSECURED NOTES, SRAC UNSECURED PIK NOTES, OR SRAC UNSECURED NOTES IN “STREET NAME” THROUGH A NOMINEE MAY VOTE AS FURTHER DESCRIBED BELOW.

IF YOU MUST RETURN YOUR BALLOT TO YOUR NOMINEE, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN THE MASTER BALLOT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT (A) DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) PARTIALLY ACCEPTS AND PARTIALLY REJECTS THE PLAN, OR (C) INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT: (844) 384-4460 (domestic toll-free) or (929) 955-2419 (international).

ALTERNATIVELY, YOU CAN EMAIL THE VOTING AGENT AT searsballots@primeclerk.com WITH A REFERENCE TO “SEARS” IN THE SUBJECT LINE.

B. Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to Eligible Holders. Record holders of certain Claims may include Nominees. If such Nominees do not hold Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Record Date. Any Eligible Holder that has not received a Ballot should contact its Nominee, or the Voting Agent.

Each Ballot sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballot. The record date for determining which holders are entitled to vote on the Plan is [    ], 2019. The applicable administrative agent or indenture trustee under any debt documents will not vote on behalf of its respective holders. Such holders must submit their own Ballot.

C. Parties Entitled to Vote

Under the Bankruptcy Code, only holders of Claims or Interests in “impaired” classes are entitled to vote on the Plan. Under section 1124 of the Bankruptcy Code, a class of Claims or Interests is “impaired” under the Plan unless (1) the Plan leaves unaltered the legal, equitable, and contractual rights to which such Claim or Interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such Claim or Interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired Claim or Interest will not receive or retain any distribution under the Plan on account of such Claim or Interest, the Bankruptcy Code deems such holder to have rejected the Plan, and, accordingly, holders of such Claims and Interests do not actually vote on the Plan and will not receive a Ballot. If a Claim or Interest is not impaired by the Plan, the Bankruptcy Code presumes the holder of such Claim or Interest to have accepted the Plan and, accordingly, holders of such Claims and Interests are not entitled to vote on the Plan, and also will not receive a Ballot.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (1) claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan; and (2) interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in amount of the interests that cast ballots for acceptance or rejection of the plan.

The Claims in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 3 – PBGC Claims

•	Class 4 – General Unsecured Claims

•	Class 5 – ESL Unsecured Claims

Claims in all other Classes are either unimpaired and deemed to accept or impaired and deemed to reject the Plan and are not entitled to vote. For a detailed description of the treatment of Claims and Interests under the Plan, see Section I.C of this Disclosure Statement.

The Debtors will request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code over the deemed rejection of the Plan by all Class 6 – Intercompany Claims, Class 7 – Intercompany Interest, Class 8 – Subordinated Securities Claims, and Class 9 – Existing SHC Equity Interests. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of Claims or Interests. Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section X.C of this Disclosure Statement.

1. Beneficial Holders

An Eligible Holder that holds a Claim as a record holder in its own name should vote on the Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

An Eligible Holder holding a Claim in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•

Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed “master” Ballot (each, a “Master Ballot”) to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•

Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.

If any Eligible Holder owns a Claim through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballot. The Eligible Holder should execute a separate Beneficial Holder Ballot for each block of a Claim that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith. Eligible Holders that execute multiple Beneficial Holder Ballots with respect to a Claim in a single Class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Claims so held and voted.

2. Nominees

A Nominee that, on the Record Date, is the record holder of Claims for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a) Pre-Validated Ballot

The Nominee may “pre-validate” a Beneficial Holder Ballot by indicating thereon the record holder of the Claim, the amount of the Claim held by the beneficial owner, the appropriate account numbers through which the beneficial owner’s holdings are derived, and the applicable CUSIP number, executing the Beneficial Holder Ballot and forwarding such Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting. The Eligible Holder must then complete the information requested in the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballot were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b) Master Ballot

If the Nominee elects not to pre-validate Beneficial Holder Ballot, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballot, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballot, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. All Beneficial Holder Ballot returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOT TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3. Miscellaneous

All Ballots must be signed by the Eligible Holder, or any person who has obtained a properly completed Ballot proxy from the Eligible Holder by the Record Date. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but that (a) do not indicate an acceptance or rejection of the Plan, (b) partially accept and partially reject the Plan, or (c) indicate both an acceptance and rejection of the Plan, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballot. If you return more than one Ballot voting different Claims, and the Ballots are not voted in the same manner, those Ballots will not be counted.

When tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only Eligible Holders that actually vote will be counted. The failure of a holder to deliver a duly executed Ballot to the Voting Agent or its Nominee will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

4. Fiduciaries and Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5. Agreements upon Furnishing Ballot

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the voter with respect to such Ballot to accept (a) all of the terms of, and conditions to, this solicitation; and (b) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 11.8, 11.9, and 11.10 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

6. Change of Vote

Any party that has previously submitted a properly completed Ballot to the Voting Agent before the Voting Deadline may revoke such Ballot and change its vote by submitting to the Voting Agent a subsequent, properly completed Ballot for acceptance or rejection of the Plan before the Voting Deadline in which case the last properly completed Ballot or Master Ballot will be counted unless the holder of the Claim received Court approval otherwise.

D. Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballot will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E. Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claim, or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

X.

CONFIRMATION OF PLAN

A. Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. The Confirmation Hearing is scheduled for [•], 2019 at _0:00 _.m. (Prevailing Eastern Time). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B. Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of Judge Robert D. Drain, together with proof of service thereof, and served upon all of the below parties.

To the Debtors, at:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Ray C. Schrock, P.C., Jacqueline Marcus, Esq.,

Garrett A. Fail, Esq., and Sunny Singh, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

E-mail: ray.schrock@weil.com

     jacqueline.marcus@weil.com

     garrett.fail@weil.com

     sunny.singh@weil.com

To the U.S. Trustee, at 201 Varick Street, Suite 1006, New York, New York 10014 Attn: Paul Schwartzberg, Esq. Telephone: (212) 515-0500 Facsimile: (212) 668-2255 E-mail: paul.schwartzberg@usdoj.gov

To the Creditors’ Committee, at:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Philip C. Dublin, Esq., Ira Dizengoff, Esq., and Sara Lynne Brauner, Esq.

Telephone: (212) 468-8000

Facsimile: (212) 468-7900

E-mail: pdublin@akingump.com

     idizengoff@akingump.com

     sbrauner@akingump.com

To the PBGC, at: Locke Lord LLP 111 South Wacker Drive Chicago, Illinois 60606 Attn: Brian A. Raynor, Esq. Telephone: (312) 443-0700 Facsimile: (312) 443-0336 E-mail: braynor@lockelord.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY

NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C. Requirements for Confirmation of Plan

1. Requirements of Section 1129(a) of the Bankruptcy Code

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)

any payment made or promised by the Debtors or by a person acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)

the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Liquidating Trust Board, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Liquidating Trust, and the nature of any compensation for such insider;

(vi)

with respect to each Class of Claims or Interests, each holder of an impaired Claim has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)

except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)

except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and Priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred Cash payments over a period not exceeding five years after the Commencement Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)

all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

As provided above, among the requirements for confirmation are that the Plan is (A) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the holders of Claims and Interests impaired under the Plan; and (C) feasible.

(a) Acceptance of the Plan

Under the Bankruptcy Code, a Class accepts a chapter 11 plan if (1) holders of two-thirds (2/3) in amount and (2) with respect to holders of Claims, more than a majority in number of the allowed claims in such class (other than those designated under section 1126(e) of the Bankruptcy Code) vote to accept the Plan. Holders of Claims or Interests that fail to vote are not counted in determining the thresholds for acceptance of the Plan.

If any impaired Class of Claims or Interests does not accept the Plan (or is deemed to reject the Plan), the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan (or is deemed to reject the Plan), the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cram down” provisions set forth in section 1129(b) of the Bankruptcy Code. The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards that must be satisfied in order for the Plan to be confirmed, depending on the type of claims or interests in such class. The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the Plan:

•

Secured Creditors. Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred Cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

•

Unsecured Creditors. Either (a) each holder of an impaired unsecured claim receives or retains under the plan, property of a value, as of the effective date of the plan, equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•

Interests. Either (a) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such equity interest and (ii) the value of the equity interest or (b) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

(b) Best Interests Test

As noted above, with respect to each impaired class of Claims and Interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a Bankruptcy Court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of Claims and Interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit C is solely for the purpose of disclosing the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a Bankruptcy Court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c) Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization, unless the Plan provides for the liquidation of the Debtors. Since the Plan provides for the liquidation of the Debtors, the Bankruptcy Court will find that the Plan is feasible if it determines that the Debtors will be able to satisfy the conditions precedent to the Effective Date and otherwise have sufficient funds to meet their post-Confirmation Date obligations to pay for the costs of administering and fully consummating the Plan, including sufficient funds for the Plan Administrator to liquidate the Debtors’ remaining assets. Accordingly, the Debtors believe the Plan satisfies the financial feasibility requirement imposed by the Bankruptcy Code.

2. The Debtor Releases, Third-Party Releases, and Exculpation Provisions

(a) Debtor Releases

Section 11.9 of the Plan provides a release of certain claims and Causes of Action of the Debtors and the Estates against the Released Parties in exchange for good and valuable consideration and valuable compromises made by the Released Parties. The Debtor Releases do not release any claims or Causes of Action arising after the Effective Date against any party or affect the rights of the Debtors, Liquidating Trustee or Liquidating Trust to enforce the terms of the Plan or any right or obligation arising under the Definitive Documents that remain in effect after the Effective Date.

The Debtors believe that the Debtor Releases constitute a sound exercise of the Debtors’ business judgment and are an essential component of the Plan. It is well-settled that debtors are authorized to settle or release their claims in a chapter 11 plan. See 11 U.S.C. § 1123(b)(3)(A) (permitting a plan to provide for the “settlement or adjustment of any claim or interest belonging to the debtor or to the estate”); see also In re Adelphia Commc’ns Corp., 368 B.R. 140, 263 n.289 (Bankr. S.D.N.Y. 2007) (debtor has “considerable leeway” in releasing its own claims). Debtor releases are granted by courts in the Second Circuit where the Debtors establish that such releases are a valid exercise of the Debtors’ business judgment and in the best interests of the estate. See JP Morgan Chase Bank, N.A. v. Charter Commc’ns Operating, LLC (In re Charter Commc’ns), 419 B.R. 221, 257-61 (Bankr. S.D.N.Y. 2009) (“When reviewing releases in a debtor’s plan, courts consider whether such releases are in the best interest of the estate.”).

(b) Third-Party Releases

The Third-Party Releases in Section 11.9(b) of the Plan provide for the release of claims and Causes of Action held by the Releasing Parties against the Released Parties in exchange for good and valuable consideration and the valuable compromises made by the Released Parties.

The Plan provides that all holders of Claims who are entitled to vote on the Plan who (a) vote to accept or are presumed to accept the Plan, or (b) abstain from voting or vote to reject the Plan and do not check the box on the ballot to opt out of the Third-Party Releases, will grant a release of any claims or rights they have or may have as against the Released Parties. In addition, parties that are deemed to have accepted the Plan will be found to have released the Released Parties. The Third-Party Releases include, among other things, any and all claims that such holders may have against the Released Parties, which in any way relate to the Debtors, including any securities of the Debtors, whether purchased or sold, including sales or purchases which have been rescinded, and any transaction that the Released Parties had with the Debtors that gave rise to a Claim or Interest treated under the Plan.

(i) Subject Matter Jurisdiction

The Debtors will be prepared to demonstrate at confirmation that the Bankruptcy Court has subject matter jurisdiction to grant the Third-Party Releases.

A Bankruptcy Court has subject matter jurisdiction over “all civil proceedings arising under title 11, or arising in or related to cases under title 11.” 28 U.S.C. § 1334(b) (emphasis added). “Related to” jurisdiction is extremely broad, encompassing any action that might have any conceivable effect on the debtor’s estate. SPV Osus Ltd. v. UBS AG, 882 F.3d 333, (339-40) (2d Cir. 2018) (“a civil proceeding is related to a title 11 case if the action’s outcome might have any conceivable effect on the bankrupt estate.”). See also In re SunEdison, Inc., 576 B.R. 453, 461 (Bankr. S.D.N.Y. 2017) (“[T]he touchstone for bankruptcy jurisdiction over a non-debtor’s claim remains whether its outcome might have any ‘conceivable effect’ on the bankruptcy estate.”); In re Sabine Oil & Gas Corp., 555 B.R. 180, 288 (Bankr. S.D.N.Y. 2016)(citing In re Quigley Co., Inc., 676 F.3d 45, 57 (2d Cir. 2012)). In fact, “related to” jurisdiction can be exercised even when the debtor’s liability has not yet ripened. See In re Masterwear Corp., 241 B.R. 511, 516–17 (Bankr. S.D.N.Y. 1999) (finding that a “debtor’s liability need not . . . be definite” for there to be “related to” subject matter jurisdiction and that there is subject matter jurisdiction where third-party defendants articulated a “reasonable legal basis” to recover indemnification from the debtor); In re Chateaugay Corp., 213 B.R. 633, 639–40 (S.D.N.Y. 1997). See also In re Kirwan Offices S.À R.L., 17 Civ. 4339 (CM), 2018 WL 5095675, at *8–9 (S.D.N.Y. Oct. 10, 2018).

The Debtors believe that the Bankruptcy Court has “related to” subject matter jurisdiction to consider the Third-Party Releases, including because certain of the Released Parties have, among other things, indemnification rights against the Debtors. See, e.g., In re Sabine Oil & Gas Corp., 555 B.R. at 290 (citing In re Quigley, 676 F. 3d at 57 (concluding there was jurisdiction to grant third-party releases where debtors had contingent indemnification obligations to creditors); In re Adelphia Commcn’s Corp., 368 B.R. at 268; see also, e.g. Hr’g Tr. 31:17-18, 33:12-15, In re Walter Inv. Mgmt. Corp., Case No. 17-13446 (JLG) (ECF No. 178) (Bankr. S.D.N.Y. Jan. 17, 2018). But see In re Johns-Manville Corp., 517 F.3d 52, 65 (2d Cir. 2008) (finding that “related to” subject matter jurisdiction did not extend to the third party claims to be enjoined). But cf SPV Osus Ltd. v. UBS AG, 882 F.3d at 339–40 (noting broad subject matter jurisdiction in the Second Circuit to issue injunctions of third party claims, particularly with respect to “related to” jurisdiction).

The Debtors believe that the Bankruptcy Court also has constitutional authority to enter a final judgment approving the Third-Party Releases given that the operative proceeding before the Court is plan confirmation. See, e.g., In re MPM Silicones, LLC, 2014 WL 4436335 at *34, rev’d on other grounds, 874 F.3d 787 (2d Cir. 2017) (“I firmly believe that I have jurisdiction over [the releases] . . . and that I can issue a final order on it . . . given that this is in the context of the confirmation of the plan . . . That would hold true, even post-confirmation or with regard to a post-confirmation effect on the estate”); In re Kirwan Offices S.À R.L., 2018 WL 5095675, at *14 (finding constitutional authority to approve injunction and exculpation provisions in plan where such “clauses ‘deriv[] from bankruptcy law’ – they are embedded within a confirmed reorganization plan, the ‘operative proceeding’ for constitutional purposes).

(ii) Consensual and Appropriate Third-Party Releases

In the Second Circuit, third-party releases are permissible where “unusual circumstances” render the release terms integral to the success of the plan. In re Metromedia Fiber Network, Inc., 416 F.3d 136, 143 (2d Cir. 2005). “Unusual circumstances” include instances in which: (a) the estate received a substantial contribution; (b) the enjoined claims were “channeled” to a settlement fund rather than extinguished; (c) the enjoined claims would indirectly impact the debtors’ reorganization “by way of indemnity or contribution”; (d) the plan otherwise provided for the full payment of the enjoined claims; and (e) the affected creditors consent. Id. at 142 (emphasis added).

Pursuant to Section 11.9(b)(ii) of the Plan, holders of Impaired Claims who abstain from voting on the Plan or vote to reject the Plan but do not opt out of the Third-Party Releases on the ballots, and those who vote to accept the Plan, or are deemed to accept the Plan, will release and discharge the Released Parties.

For those who vote to accept the Plan, it is well-established that as to those voting to accept a plan that provides for third-party releases, that vote constitutes consent. See, e.g., In re Adelphia Commc’ns Corp., 368 B.R. at 268 (if, as here, third-party release is appropriately disclosed, consent is established by a vote to accept the plan); In re Lear Corp., Case No. 09-14326 (ALG), 2009 WL 6677955, at *2 (Bankr. S.D.N.Y. Nov. 5, 2009) (finding that non-debtor releases for creditors who voted to accept plan were permissible).

For parties who are deemed to accept the Plan because they are unimpaired, this Court and other courts in the Second Circuit have approved chapter 11 plans of reorganization where unimpaired classes deemed to accept the plan are bound by releases. See Hr’g Tr. 140:17-18, In re BCBG Max Azria Glob. Holdings, LLC, et al., Case No. 17-10466 (SCC) (ECF No. 624) (Bankr. S.D.N.Y. July 26, 2017); In re Nautilus Holdings Ltd., et al., Case No. 14-22885 (RDD) (Bankr. S.D.N.Y. Jan. 30, 2015) (ECF No. 318); but see In re Chassix Holdings, Inc., 533 B.R. 64, 81 (Bankr. S.D.N.Y. 2015) (concluding that the “unimpaired creditors should not be deemed to have consented to the third party releases set forth in the Plan.”).

For those who abstain from voting or vote to reject the Plan but do not opt out of the Third-Party Releases on the ballots, the Debtors will demonstrate at confirmation that such releases are an integral part of the Plan and can be approved on a consensual basis or on a nonconsensual basis under the Metromedia standard. The Debtors believe such releases are consensual because voting creditors will be given the opportunity to “opt out” of the releases on their ballots. Several courts in the Second Circuit have explicitly held that providing rejecting or abstaining parties with an “opt out” mechanism that includes clear and appropriate notice of the consequences of not opting out constitutes consent. See, e.g., Hr’g Tr. 36:24-56:17, 59:11-67:11, In re Tops Holding II Corporation, Case No. 18-22279 (RDD) (Bankr. S.D.N.Y. Nov. 8, 2018) (ECF No. 783); Hr’g Tr. 94:13-17, 140:20-22, In re Cenveo, Inc., Case No. 18-22178 (RDD) (Bankr. S.D.N.Y. Aug. 22, 2018) (ECF No. 687); Hr’g Tr. 43:6-11, In re 21st Century Oncology Holdings, Inc., Case No.

17-22770 (RDD) (Bankr. S.D.N.Y. Jan. 9, 2018) (ECF No. 926); Hr’g Tr. 139:20-140:18, In re Genco Shipping & Trading Ltd., 513 B.R. at 271. See also In re MPM Silicones, LLC, 2014 WL 4436335, at *34. But see In re SunEdison, Inc., 576 B.R. at 461 (finding that failure to object to or reject the plan is insufficient to constitute consent to third-party releases for abstaining creditors); In re Chassix Holdings, Inc., 533 B.R. 64, 81 (Bankr. S.D.N.Y. 2015) (holding that “inaction” by abstaining creditors was insufficient to constitute consent to third-party releases).

THE DEADLINE TO OPT OUT OF THE THIRD-PARTY RELEASES IS [            ], 2019 AT 5:00 P.M. (PREVAILING EASTERN TIME).

(iii) Section 1141(a) of the Bankruptcy Code

Even if the Court were to determine that (i) the opt-out mechanism is insufficient to render the Third-Party Releases consensual as to those creditors abstaining or those rejecting and not opting out, and/or (ii) that it is inappropriate to deem consent for unimpaired creditors who are deemed to accept the plan, if no such creditors object to confirmation of the Plan, the Plan, including the Third-Party Releases, nevertheless should be binding under section 1141(a) of the Bankruptcy Code. Section 1141(a) of the Bankruptcy Code provides that “[e]xcept as provided in subsections (d)(2) and (d)(3) of this section, the provisions of a confirmed plan bind the debtor . . . and any creditor . . . whether or not the claim or interest of such creditor . . . is impaired under the plan and whether or not such creditor . . . has accepted the plan.” 11 U.S.C. §1141(a). Even if a creditor is not deemed to have consented to plan releases as a matter of contract law, section 1141(a) of the Bankruptcy Code binds creditors to a plan’s provisions – including third-party releases contained therein – if creditors receive proper notice but fail to object to confirmation of the plan. See, e.g., Hr’g Tr. 33:25-34:8, 34:9-24, 35:6-13, In re Tops Holding II Corp., Case No. 18-22279 (RDD) (Bankr. S.D.N.Y. Nov. 8, 2018) (ECF No. 783). See also Lawski v. Frontier Ins. Grp., LLC (In re Frontier Ins. Grp., Inc.), 585 B.R. 685, 693 (Bankr. S.D.N.Y. 2018).

(iv) If Non-Consensual, Third-Party Releases Satisfy Metromedia Requirements

Assuming the Third-Party Releases are neither consensual nor binding by reason of section 1141(a) of the Bankruptcy Code, they nevertheless are entirely consistent with the requirements for the approval of non-consensual releases articulated by the Second Circuit. The Third-Party Releases are an important and integral part of the Plan and the Released Parties have made substantial contributions to these Chapter 11 Cases. As noted by the Second Circuit in the Drexel case, although limited, third-party releases are appropriate where the releases play an important part in the debtor’s chapter 11 plan. SEC v. Drexel Burnham Lambert Grp., Inc. (In re Drexel Burnham Lambert Grp., Inc.), 960 F.2d 285, 293 (2d Cir. 1992). Similarly, a non-consensual third-party release “can be appropriate where a party provides a substantial contribution to the estates,” including by making substantial concessions in plan negotiations, providing exit financing, forgoing distributions to which they would otherwise be entitled to, and settling adequate protection claims. In re Sabine Oil & Gas Corp., 555 B.R. at 291. See also In re Genco Shipping & Trading Ltd., 513 B.R. at 269; Rosenberg v. XO Commc’ns, Inc. (In re XO Commc’ns, Inc.), 330 B.R. 394, 440 (Bankr. S.D.N.Y. 2005).

(c) Exculpation

Section 11.10 of the Plan provides for the exculpation of each Exculpated Party for acts and omissions taken in connection with the Chapter 11 Cases.

The Debtors believe that the exculpation provision in Section 11.10 of the Plan is an integral part of the Plan and otherwise satisfies the governing standards in the Second Circuit. This provision provides customary protections to those parties in interest (whether estate fiduciaries or otherwise) whose efforts were instrumental in achieving the confirmation of the Plan and the conclusion of these Chapter 11 Cases. In light of the record of these Chapter 11 Cases, the protections afforded by the exculpation provisions are reasonable and appropriate.

XI.

ALTERNATIVES TO CONFIRMATION AND

CONSUMMATION OF THE PLAN

The Debtors have evaluated alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization or (ii) a liquidation under chapter 7 of the Bankruptcy Code.

A. Alternative Chapter 11 Plan

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a compromise and settlement that differs from the economic proposal embodied by the Plan or an orderly liquidation of its assets in a different manner than as proposed herein. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B. Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit C.

XII.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of the PBGC Claims in Class 3, General Unsecured Claims in Class 4, and ESL Unsecured Claims in Class 5 to vote in favor thereof.

Dated: May 16, 2019

Respectfully submitted,

By:	/s/ Mohsin Meghji
Name:	Mohsin Meghji
Title:	Chief Restructuring Officer

On Behalf of the Debtors and

Debtors in Possession

Exhibit A

Plan

Exhibit B

Corporate Organizational Chart

sears

1L Credit Agreement	Outstanding	ESL %	Cyrus %	Collateral
1L RCF	$836.0mm	-	-	· credit card receivables · pharmacy assets · inventory · cash
RCF Letters of Credit	$123.8mm	-	-	
2013 1L Term Loan ("A")	$0mm	-	-	
2016 1L Term Loan ("B")	$570.8mm	-	-	
FILO Term Loan	$125.0mm	56%	-	
TOTAL	**$1,656mm**	**4%**	**-**	

Standalone L/C	Outstanding	ESL %	Cyrus %	Collateral
1.5L L/C Facility	$271.1mm	39%	60%	substantially same as 1L

2L Credit Agreement	Outstanding	ESL %	Cyrus %	Collateral
2L PIK Term Loan	$317.1mm	99%	-	substantially same as 1L; no pharmacy assets or cash
2L Line of Credit Loans	$570.0mm	89%	-	
TOTAL	**$887.1mm**	**92%**	**-**	

2L Notes	Outstanding	ESL %	Cyrus %	Collateral
6.625% 2L PIK Toggle Notes	$175.4mm	12%	86%	substantially same as 1L; no pharmacy assets or cash
6.625% 2L Notes	$89.0mm	-	-	
TOTAL	**$264.4mm**	**8%**	**57%**	

Real Estate Loan	Outstanding	ESL %	Cyrus %	Collateral
Note A (Cascade)	$108.1mm	-	-	88 properties
Note B (JPP)	$723.3mm	100%	-	
TOTAL	**$831.4mm**	**87%**	**-**	

Sparrow (former REMIC)	Outstanding	ESL %	Cyrus %	Collateral
2018 Term Loan (UBS)	$111.0mm	-	-	138 properties

Sparrow Mezzanine	Outstanding	ESL %	Cyrus %	Collateral
Mezzanine Term Loan	$513.2mm	100%	-	equity of SRC O.P. LLC

IP / Ground Lease	Outstanding	ESL %	Cyrus %	Collateral
IP / Ground Lease Term Loan	$231.2mm	66%	20%	non-KCD IP; ground leases

Unsecured Notes	Outstanding	ESL %	Cyrus %	Collateral
8.00% PIK Toggle Notes	$222.6mm	88%	-	[unsecured]
8.00% Notes	$411.0mm	-	-	
TOTAL	**$633.6mm**	**31%**	**-**	

SRAC Notes	Outstanding	ESL %	Cyrus %	Collateral
SRAC Unsecured PIK Notes	$107.9mm	-	94%	[unsecured]
SRAC Unsecured Notes	$185.6mm	-	0.2%	
TOTAL	**$293.5mm**	**-**	**35%**	

SRAC Intercompany Notes	Outstanding	ESL %	Cyrus %	Collateral
SRAC Medium Term Notes	$2,312mm	-	-	[unsecured]

KCD Notes	Outstanding	ESL %	Cyrus %	Collateral
KCD Asset-Backed Notes	$900.0mm	-	-	IP (Kenmore®, DieHard®)

Sears Holdings Corporation ("HoldCo") (DE)
Kmart Operations LLC (DE)
Sears Operations LLC (DE)
Kmart Holding Corporation (DE)
Sears, Roebuck and Co. ("Roebuck") (NY)
ServiceLive, Inc. (DE)
SHC Licensed Business LLC (DE)
Other Direct HoldCo Subs
SRe Holding Corporation (DE)
Kmart Corporation ("Kmart") (MI)
20%
80%
Sears Holdings Management Corporation (DE)
MaxServ, Inc. (DE)
Innovel Solutions, Inc. (DE)
Sears Development Co. (DE)
Sears Roebuck Acceptance Corp. ("SRAC") (DE)
SR – Rover de Puerto Rico, LLC (f/k/a Sears, Roebuck de Puerto Rico, Inc.) (DE)
SRC Sparrow 1 LLC (DE)
Sears Reinsurance Company Ltd. ("Sears Re") (Bermuda)
HOLDER
HOLDER
Sears Brands Business Unit Corporation (IL)
SRC Sparrow 2 LLC (DE)
SRC O.P. LLC (DE)
Sears Brands, L.L.C. (IL)
Sears Buying Services, Inc. (DE)
Sears Home Improvement Products, Inc. (PA)
Sears Protection Company (IL)
HOLDER
FBA Holdings, Inc. (DE)
Other Roebuck Sub Guarantors[1]
Other Roebuck Subs
SRC Facilities LLC (DE)
KCD IP, LLC (DE)
PBGC Springing Lien
Sears Brands Management Corporation (DE)
Sears Protection Company (Florida) LLC (FL)
HOLDER
Other FBA Sub Guarantors[2]
Other Roebuck Debtor Subs
Sears Home & Business Franchises, Inc. (DE)
Sears Protection Company (PR) Inc. (PR)
SYW Relay LLC (DE)
Sears Insurance Services, L.L.C. (IL)
Sears Promotions LLC (VA)
Wally Labs LLC (DE)
Sears Procurement Services, Inc. (IL)
Sears Holdings Publishing Company, LLC (IL)
SRC Real Estate (TX) LLC (DE)
Kmart of Washington LLC (WA)
Kmart of Stores of Illinois LLC (IL)
Troy Coolidge No. 13 LLC (MI)
SHC Desert Springs LLC (DE)
Big Beaver of Florida Development LLC (FL)
STI Merchandising, Inc. (MI)
Other Kmart Sub Guarantors[3]
Other Kmart Subs
Other Sub Guarantors
[1] Private Brands, Ltd. (DE); A&E Factory Services, LLC (DE); A&E Home Delivery, LLC (DE); A&E Lawn & Garden, LLC (DE); A&E Signature Service, LLC (DE)
[2] Florida Builder Appliances, Inc (DE); Starwest, LLC (DE); California Builder Appliances, Inc. (DE); SOE, Inc. (DE)
[3] KLC, Inc. (TX); Kmart.com LLC (DE); Kmart Stores of Texas LLC (TX); Kmart of Michigan, Inc. (MI); MyGofer LLC (DE)
Note: KBL Holding Inc. (DE) and BlueLight.com, Inc. (DE) are intermediate parents of Kmart.com LLC (DE).
Legend
Each entity shaded in a solid color is a borrower under the corresponding debt facility at the top of this page.
Each entity featuring a [G] shaded in a particular color is a guarantor under the corresponding debt facility at the top of this page.
G - guarantor of SRAC Unsecured PIK Notes only

Exhibit C

Liquidation Analysis

LIQUIDATION ANALYSIS FOR SEARS HOLDINGS CORPORATION, ET AL.

I.	Best Interests Test

Under the “best interests” of creditors test set forth by section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a chapter 11 plan unless each holder of a claim or interest either (i) accepts the Plan1 or (ii) receives or retains under the Plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date. See 11 U.S.C. § 1129(a)(7). Accordingly, to demonstrate that the Plan satisfies the “best interests” of creditors test, the Debtors have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”) based upon certain assumptions discussed in the Disclosure Statement and in the accompanying notes to the Liquidation Analysis.

The Liquidation Analysis estimates potential cash distributions to holders of Allowed Claims in a hypothetical chapter 7 liquidation of the Debtors’ assets (the “Assets”) on a consolidated basis. Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement. The Debtors prepared the Liquidation Analysis with the assistance of their financial and legal advisors.

The Debtors believe that each class of creditors will receive not less than the value that they would receive in a chapter 7 liquidation of the Assets because of, among other reasons, the fees payable to a chapter 7 trustee and chapter 7 estate professionals.

II.	Approach and Purpose of the Liquidation Analysis

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Assets in a chapter 7 case is an uncertain process involving significant estimates and assumptions that, although considered reasonable by the Debtors and their advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. The Liquidation Analysis is also based on the Debtors’ and their advisors’ best judgment of how numerous issues in the liquidation process would be resolved. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual chapter 7 liquidation. In addition, the Debtors’ management and their advisors cannot judge with any degree of certainty the recovery that may result from litigation claims in a chapter 7 liquidation. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose.

All of the limitations and risk factors set forth in the Disclosure Statement are applicable to this Liquidation Analysis and are incorporated by reference herein. In particular, the underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants in accordance with the standards promulgated by the American Institute of Certified Public Accountants. No independent appraisals were conducted in preparing the Liquidation Analysis. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATIONS OR WARRANTIES THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

[1]

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Plan or the Disclosure Statement, to which this Liquidation Analysis is attached as Exhibit C.

The Liquidation Analysis reflects the estimated Cash proceeds, net of liquidation-related costs that would be available if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The Debtors’ liquidation proceeds would be distributed in accordance with sections 726 and 1129(b) of the Bankruptcy Code.

The Liquidation Analysis includes estimates for costs and Claims that could be asserted and Allowed in a chapter 7 liquidation, including Administrative Expense Claims, wind down costs, trustee and professional fees required to facilitate the wind down of the Debtors’ Estates in a value maximizing manner that otherwise would not exist in a chapter 11. The Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THE LIQUIDATION ANALYSIS.

III.	Global Assumptions

The Liquidation Analysis should be read in conjunction with the following global assumptions:

1. Conversion Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes conversion of the Debtors’ Chapter 11 Cases to chapter 7 liquidation cases on or about July 31, 2019 (the “Conversion Date”). On the Conversion Date, it is assumed that the Bankruptcy Court would appoint one chapter 7 trustee (the “Trustee”) to oversee the wind down of all of the Estates on a consolidated basis. Should multiple Trustees be appointed to administer the Estates, lower recoveries and higher administrative costs could result from a large duplication of effort by each trustee and their professionals and distributions to creditors would be further reduced and delayed. The basis of the Liquidation Analysis is the Debtors’ estimated cash balance and Assets as of the Conversion Date and the net costs to execute the administration of the wind down of the Estates on a consolidated basis. The Liquidation Analysis reflects the wind down and liquidation of substantially all of the Debtors’ remaining Assets and the distribution of available proceeds to holders of allowed Claims during the period after the Conversion Date.

2. Trustee Fees

The Trustee would be compensated in accordance with section 326 of the Bankruptcy Code. The Liquidation Analysis estimates the Trustee’s fees based on 3% of all distributed proceeds (excluding professional fees). However, the arrangements with the Trustee may result in a different percentage.

3. Chapter 7 Trustee Professionals

The Liquidation Analysis assumes that the Trustee would retain its own professionals to assist in the liquidation and wind down of the Debtors’ Estates. Although the Trustee may retain certain of the Debtors’ existing professionals for discrete projects, it is assumed that the trustee’s primary legal, accounting, consulting and other support would be provided by new professionals. Nevertheless, given that the Debtors existing professionals have been managing the orderly wind down of their Estates, and have stayed current on tax filings, regulatory and judicial inquiries, and financial records for all of the Debtors’ entities and bank accounts, it is reasonable to expect that the Trustee will require the assistance of some portion of the Debtors’ professionals and/or their employees to assist during the transition period while the Trustee gets up to speed on the Debtors and their Estates, including on the various litigation claims, due to their institutional knowledge. Given that the Trustee and, to the extent applicable, the Trustee’s professionals must familiarize themselves with the Debtors, their Estates, their Assets and the Claims asserted against them, it is anticipated that the Debtors’ Estates would incur significant incremental professionals’ fees in the context of a chapter 7 liquidation.

The Liquidation Analysis assumes the Debtors’ estates are consolidated for voting and distribution purposes in both the chapter 11 and chapter 7 scenarios. The Liquidation Analysis assumes that the Trustee would execute the same settlement of disputes relating to whether the Debtors should be substantively consolidated, for the same reasons why such settlement is proposed in the chapter 11 scenario. As described in further detail in the Disclosure Statement, the Debtors believe there would be significant difficulties and costs that would be borne by the Estates in order to disentangle the prepetition Intercompany Claims on a debtor-by-debtor basis, with no guarantee of success. However, in a chapter 7, the Trustee may have to investigate and potentially litigate whether the Debtors’ Estates should be wound down on a deconsolidated basis in a chapter 7 liquidation, an investigation the Debtors’ chapter 11 professionals have already undertaken. In particular, the Debtors’ chapter 11 professionals have spent a significant amount of time analyzing and understanding Intercompany Claims, which may have to be repeated by The Trustee and its professionals.

This Liquidation Analysis assumes an incremental $30 million of professional fees will be required for these reasons under a chapter 7 liquidation.

4. Start-Up Time

Given the complexity of the Chapter 11 Cases and the underlying assets and Claims, it is anticipated that the Trustee and any newly retained professionals may require up to three (3) to six (6) months to familiarize themselves with the Debtors’ Estates, the assets, the Claims and related matters before they begin pursuing remaining assets, if any, or litigating Claims.

5. Chapter 7 Process

On the Conversion Date, it is assumed that the Trustee would conduct the liquidation of the Estates, during which time all of the Debtors’ remaining Assets would be sold or monetized, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with the priority scheme under section 726 of the Bankruptcy Code. Under section 704 of the Bankruptcy Code, a Trustee must, among other duties, collect and convert property of the Estates as expeditiously as is compatible with the best interests of parties in interest, which could result in potentially distressed recoveries.

The Liquidation Analysis assumes that the actual liquidation of Assets of the Debtors is predominately completed as of the Conversion Date, excluding Avoidance and Litigation Action (defined below) proceeds, which are expected to be prosecuted over approximately the following 12 to 24 months.

Approximately 18,380 Claims were filed against the Debtors as of the Bar Date, in amounts totaling approximately $80 billion (including duplicate Claims and estimated amounts for certain unliquidated claims). The Debtors estimate that a Trustee will require at least an additional 12 to 18 months to reconcile Claims and initiate litigation. Therefore, a large number of the Claims in these cases will be reconciled, valued, negotiated and settled, and/or litigated to conclusion only after the Asset recovery work is mostly complete. It is possible that some Distributions could be made prior to such period, but Claims would be subject to reserves. It is not uncommon in large cases for liquidations to last many years while chapter 7 trustees prosecute difficult Claims-related and other litigation.

6. Total Assets

The Debtors’ total Assets available for distribution consist of expected cash proceeds from the sale of almost all of their material Assets, plus unrealized value from future and ongoing avoidance and litigation actions (the “Avoidance and Litigation Actions”). The gross recoveries on Avoidance and Litigation Actions are presumed to be 25% less in a chapter 7 scenario as compared to the chapter 11 scenario because the Debtors assume that there is a higher likelihood of settlement and pressure to expedite recoveries in a chapter 7 scenario. The amount assumed for such gross recoveries and distributions in this Liquidation Analysis is for illustrative purposes only and realized recoveries may be materially higher or lower in amount. Total Assets available for distribution (the “Distributable Proceeds”) across all entities is estimated to be approximately $334 million in the chapter 11 scenario and $276 million in the chapter 7 scenario. Professional fees relating to recovery of the proceeds of Avoidance and Litigation Actions are netted out of the value of such proceeds in the Liquidation Analysis based upon the assumption that such fees will be invoiced on a rolling basis as such Avoidance and Litigation Actions are prosecuted.

The Professional Fee Carve-out Account cash balance of $48 million at the Conversion Date is excluded from Distributable Proceeds.

The Liquidation Analysis assumes that proceeds from any Avoidance and Litigation Actions will be the last dollars received post-Conversion Date.2

7. Claims Estimates

In preparing the Liquidation Analysis, the Debtors have preliminarily estimated an amount of Allowed Claims for each class based upon a review of the Debtors’ filed claims and estimated balance sheet.

a. Section 507(b) Claims

For purposes of the Liquidation Analysis, 507(b) Claims are assumed to be zero in both a chapter 7 and chapter 11 scenario. However, 507(b) Claims may be materially higher in a chapter 7 scenario, thereby reducing recoveries for all junior claimholders in the chapter 7 scenario. The existence and value of such Claims is subject to litigation and the determination of the Bankruptcy Court on the allowance and value, if any, may impact the recoveries in both chapter 7 and 11 scenarios.3

b. Priority Non-Tax Claims

Priority Non-Tax Claims represent the Debtors’ best estimate of these claims at the time of this filing before claim reconciliation has been completed.

[2]

The estimate of total Assets provided in the Liquidation Analysis is for illustrative purposes only, and should not be deemed to reflect the Debtors’ view as to the value of Avoidance and Litigation Actions.

[3]

Under the Plan, ESL 507(b) Priority Claims are subject to the ESL 507(b) Cap as described in the Plan and Disclosure Statement. The Debtors believe that the ESL 507(b) Cap would continue to apply to any ESL 507(b) Priority Claims in a chapter 7 liquidation scenario.

c. Administrative Expense Claims

Administrative Expense Claims include 503(b)(9) Claims and U.S. Trustee fees. The approximately $77 million of estimated 503(b)(9) Claims represents $181 million of total estimated 503(b)(9) Claims reduced by $139 million of liabilities assumed by ESL pursuant to the Asset Purchase Agreement and increased by the net remaining Prepaid Inventory Shortfall Amount (as defined in the Asset Purchase Agreement) of $35 million.

d. PBGC Claims

The Liquidation Analysis assumes that the PBGC Settlement would be effectuated in both the chapter 11 and chapter 7 scenarios. The PBGC Claims in both scenarios therefore reflect the amounts agreed pursuant to the PBGC Settlement. The PBGC Liquidating Trust Priority Interest is a $97.5 million beneficial interest in the Liquidating Trust granted to the PBGC, which entitles the PBGC to and is secured by the first $97.5 million of Net Proceeds of (i) Specified Causes of Action and (ii) Other Causes of Action arising under Chapter 5 of the Bankruptcy Code, in each case after payment in full of senior claims. In addition, the PBGC has an Allowed General Unsecured Claim in the aggregate amount of $800 million.

e. General Unsecured Claims

General Unsecured Claims are estimated based on the Debtors’ book value of liabilities adjusted for certain filed Claims. These claims could vary materially from the estimate used in the Liquidation Analysis after claims reconciliation is completed.

f. ESL Unsecured Claims

The Liquidation Analysis assumes ESL Claims, including ESL Unsecured Claims, are not entitled to any recovery of proceeds from the Specified Causes of Action in accordance with the Asset Purchase Agreement. The ESL claims shown could vary materially from the estimate used in the Liquidation Analysis after claims reconciliation is completed.

g. Intercompany Interests, Subordinated Securities Claims, and Existing SHC Interests

Intercompany Interests, Subordinated Securities Claims, and Existing SHC Equity Interests are excluded from the Liquidation Analysis. Given estimated total Assets available for distribution are approximately $334 million in a chapter 11 scenario and $276 in a chapter 7 scenario, and total claims senior to these interests are estimated to be greater than $6.5 billion, these classes are highly unlikely to receive any recovery.

Conclusion

The Debtors have determined that confirmation of the Plan will provide all creditor classes and interest holders with a recovery that is not less than what they would otherwise receive in connection with a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

The Liquidation Analysis is attached below.

Liquidation Analysis: Substantive Consolidation
($ in millions)
		Chapter 7 Scenario			Chapter 11 Scenario
			Recovery			Recovery
	Class	Value ($)	($)	(%)	Value ($)	($)	(%)
Distributable Proceeds (1)		$276			$334
Post-Conversion Professional Fees	N/A	$40	$40	100.0%	$10	$10	100.0%

Distributable Proceeds after Professional Fees		$236			$324
Chapter 7 Trustee Fees	N/A	$7	$7	100.0%	$0	$0	N/A

Net Distributable Proceeds		$229			$324
Other Secured Claims	Class 2	$0	$0	N/A	$0	$0	N/A

Proceeds Available after Other Secured Claims		$229			$324
507(b) Claims (2)	N/A	$0	$0	N/A	$0	$0	N/A
Proceeds Available after 507(b) Claim		$229			$324
503(b)(9) Claims	N/A	77	77	100.0%	77	77	100.0%
US Trustee Fees	N/A	1	1	100.0%	1	1	100.0%

Total Administrative Claims		$78	$78	100.0%	$78	$78	100.0%

Proceeds Available after Administrative Claims		$151			$247
Priority Tax Claims	N/A	$15	$15	100.0%	$15	$15	100.0%

Proceeds Available after Priority Tax Claims		$136			$232
Priority Non-Tax Claims	Class 1	$2	$2	100.0%	$2	$2	100.0%

Proceeds Available after Priority Non-Tax Claims		$134			$230
PBGC Liquidating Trust Priority Interest (3)	Class 3	$98	$98	100.0%	$98	$98	100.0%

Proceeds Available after PBGC Priority Interests		$37			$132
PBGC Unsecured Claims	Class 3	$800	$6	0.7%	$800	$20	2.5%
General Unsecured Claims	Class 4	3,940	27	0.7%	3,940	98	2.5%
ESL Unsecured Claims (4)	Class 5	1,761	4	0.2%	1,761	14	0.8%

Total Unsecured Claims		$6,502	$37	0.6%	$6,502	$132	2.0%

Proceeds Available after Unsecured Claims		$0			$0
Recovery by Class
Class 1: Priority Non-Tax Claims		$2	$2	100.0%	$2	$2	100.0%
Class 2: Other Secured Claims		N/A	N/A	N/A	N/A	N/A	N/A
Class 3: PBGC Claims		800	103	12.9%	800	117	14.7%
Class 4: General Unsecured Claims		3,940	27	0.7%	3,940	98	2.5%
Class 5: ESL Unsecured Claims (4)		1,761	4	0.2%	1,761	14	0.8%
Class 6: Intercompany Claims		N/A	N/A	N/A	N/A	N/A	N/A
Class 7: Intercompany Interests		N/A	N/A	N/A	N/A	N/A	N/A
Class 8: Subordinated Securities Claims (5)		N/A	N/A	0.0%	N/A	N/A	0.0%
Class 9: Existing SHC Equity Interests (5)		N/A	N/A	0.0%	N/A	N/A	0.0%

Note: All values that are exactly zero appear as “0”. Percentage recoveries are approximate. “N/A” means the amount is not calculable or excluded from analysis.

(1)	See section 6 in the Global Assumptions for further detail.
(2)	See section 8(a) in the Global Assumptions for further detail.
(3)	See section 8(d) in the Global Assumptions for further detail.
(4)	See section 8(f) in the Global Assumptions for further detail.
(5)	See section 8(g) in the Global Assumptions for further detail.